UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

FOGO DE CHÃO, INC.

(Name of Registrant As Specified In Its Charter)

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FOGO DE CHÃO, INC.

5908 Headquarters Drive, Suite K200

Plano, Texas 75024

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

March 16, 2018

Dear Stockholder:

This notice of action by written consent and appraisal rights and the accompanying information statement (the “Information Statement”) are being furnished to holders of common stock of Fogo De Chão, Inc., a Delaware corporation (“Fogo de Chão”, the “Company”, “we”, “us” or “our”).

On February 20, 2018, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) among Prime Cut Intermediate Holdings Inc., a Delaware corporation (“Parent”), and Prime Cut Merger Sub Inc., a Delaware corporation (“Merger Subsidiary”) and a wholly owned subsidiary of Parent, providing for, subject to the satisfaction or waiver (if permissible) of specified conditions, the acquisition of the Company by Parent at a price of $15.75 in cash per share of the Company’s common stock, par value $0.01 per share (“Company common stock”). Subject to the terms and conditions of the merger agreement, Merger Subsidiary will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. A copy of the merger agreement is included as Annex A to the Information Statement.

At the effective time of the merger (the “effective time”), each share of Company common stock issued and outstanding immediately prior to the effective time (other than shares owned by the Company, any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent or shares with respect to which a demand for appraisal has been perfected and not withdrawn in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be converted into the right to receive $15.75 in cash, without interest and less any applicable withholding taxes (the “per share merger consideration”). All shares of Company common stock so converted will, at the effective time, be canceled, and each holder of such converted Company common stock will cease to have any rights with respect to such Company common stock, except for the right to receive the merger consideration.

If the merger is completed, you will be entitled to receive $15.75 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock owned by you (unless you have perfected and not withdrawn a demand for appraisal in accordance with Section 262 of the DGCL (“Section 262”) with respect to such shares).

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board (i)(A) determined that the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, are fair to, and in the best interests of, the Company and its stockholders, (B) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, and (C) subject to certain provisions of the merger agreement described under “The Merger Agreement—No Solicitation; Board Recommendation” in the Information Statement, recommended that the holders of Company common stock vote in favor of adopting the merger agreement, (ii) directed that the merger agreement be submitted to the holders of Company common stock for their adoption, and (iii) approved the approval of the merger agreement by the holders of Company common stock by written consent.

Under the DGCL and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (as amended), the adoption of the merger agreement by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the voting power of all outstanding shares of Company common stock. On February 20, 2018, following the execution of the merger agreement, Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Coinvestment Partners, L.P., THL Operating Partners, L.P., Great-West Investors, LP, Putnam Investments Employees’ Securities Company III, LLC, THL Equity Fund VI Investors (FOGO), LLC, THL Equity Fund VI Investors (FOGO) II, LLC, Lawrence J. Johnson, George B. McGowan, Selma Oliveira, Gerald W. Deitchle, Douglas R. Pendergast and Neil Moses (together, the “Principal Stockholders”) delivered to the Company an irrevocable written consent pursuant to Section 228 of the DGCL adopting the merger agreement. As of February 20, 2018, the Principal Stockholders held shares of Company common stock representing approximately 62% of the voting power all outstanding shares of Company common stock. Accordingly, the adoption of the merger agreement by the Company’s stockholders was effected in accordance with Sections 228 and 251 of the DGCL on February 20, 2018. No further approval of the stockholders of the Company is required to adopt the merger agreement or to approve the merger or the other transactions contemplated by the merger agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the merger agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the merger agreement.

This notice of action by written consent and the Information Statement shall constitute notice to you from the Company that the merger agreement, the merger and the other transactions contemplated by the merger agreement have been adopted and approved by the holders of a majority of the voting power of Company common stock by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

Under Section 262, if the merger is completed, subject to compliance with the requirements of Section 262, holders of shares of Company common stock (other than the Principal Stockholders) are entitled to an appraisal for, and to be paid the “fair value” of, each of their shares of Company common stock (as determined by the Court of Chancery of the State of Delaware (the “Court”)), together with interest, if any, as determined by the Court, instead of receiving the per share merger consideration. In order to exercise your appraisal rights, you must demand in writing an appraisal of your shares no later than 20 days after the mailing of this notice and Information Statement, which 20th day is April 5, 2018, and comply precisely with other procedures set forth in Section 262, which are summarized in the accompanying Information Statement. A copy of Section 262 is included as Annex C to the Information Statement.

This notice and the Information Statement shall constitute notice to you from the Company of the approval of the merger and the availability of appraisal rights under Section 262.

The Information Statement accompanying this letter provides you with more specific information concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the Information Statement and the copy of the merger agreement included as Annex A to the Information Statement. Please do not send in your Company common stock at this time. If the merger is completed, you will receive instructions regarding the surrender of your Company common stock and payment in respect thereof.

By order of the Board of Directors

Very truly yours,

Lawrence Johnson Chief Executive Officer

The merger has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities or other regulatory agency. Neither the U.S. Securities and Exchange Commission nor any state securities or other regulatory agency has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the Information Statement. Any representation to the contrary is a criminal offense.

The Information Statement is dated March 16, 2018, and is first being mailed to our stockholders on or about March 16, 2018.

i

ii

FOGO DE CHÃO, INC.

5908 Headquarters Drive, Suite K200

Plano, Texas 75024

INFORMATION STATEMENT

This information statement and notice of action by written consent and availability of appraisal rights (collectively, this “Information Statement”) contains information relating to the Agreement and Plan of Merger, dated February 20, 2018 (the “merger agreement”), entered into among Prime Cut Intermediate Holdings Inc., a Delaware corporation (“Parent”), Prime Cut Merger Sub Inc., a Delaware corporation (“Merger Subsidiary”) and Fogo De Chão, Inc. (“Fogo De Chão”, the “Company”, “we”, “us” or “our”). We are furnishing this Information Statement to stockholders of the Company pursuant to applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and U.S. federal securities laws. This Information Statement is dated March 16, 2018 and is first being mailed to our stockholders on or about March 16, 2018.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this Information Statement and may not contain all of the information about the merger (as defined below under “The Merger”) that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this Information Statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the merger. You may obtain, without charge, copies of documents incorporated by reference into this Information Statement by following the instructions under the section of this Information Statement entitled “Where You Can Find Additional Information” beginning on page 79.

The Parties

(page 17)

The Company

Fogo de Chão (fogo-dee-shown) is a leading Brazilian steakhouse, or churrascaria, which has specialized for nearly 40 years in fireroasting high-quality meats utilizing the centuries-old Southern Brazilian cooking technique of churrasco. The Company delivers a distinctive and authentic Brazilian dining experience through the combination of high-quality Brazilian cuisine and a differentiated service model known as espeto corrido (Portuguese for “continuous service”) delivered by gaucho chefs. The Company offers its guests a tasting menu of a variety of meats including beef, lamb, pork and chicken, simply seasoned and carefully fire-roasted to expose their natural flavors, a gourmet Market Table with seasonal salads, soup and fresh vegetables, seafood, desserts, signature cocktails and an award-winning wine list. The first restaurant of the Company opened in Brazil in 1979. The Company currently operates 38 restaurants in the United States, 9 in Brazil, two joint venture restaurants in Mexico, and two joint venture restaurants in the Middle East (Jeddah, Saudi Arabia and Dubai). The Company’s common stock, par value $0.01 per share (“Company common stock”), is listed on Nasdaq Global Select Market, which we refer to as “Nasdaq”, under the trading symbol “FOGO”. The Company’s principal executive office is located at 5908 Headquarters Drive, Suite K200, Plano, Texas 75024 and its phone number is (972) 361-6225.

Parent

Parent is a Delaware corporation that is currently wholly owned by Rhône Partners V L.P. and Rhône Offshore Partners V L.P., which we refer to collectively as “Rhône Fund V”, an investment fund affiliated with Rhône Capital V L.P. (“Rhône”). Parent’s sole purpose is to enter into the merger agreement and to complete the merger with the Company. Parent has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the merger and the other transactions contemplated by the merger agreement.

Parent’s principal executive office is located at c/o Rhône Capital V L.P., 630 Fifth Avenue, Suite 2710, New York, NY 10111 and its phone number is (212) 218-6700.

Merger Subsidiary

Merger Subsidiary is a Delaware corporation formed for the sole purpose of completing the merger with the Company. Merger Subsidiary is a wholly-owned subsidiary of Parent. Merger Subsidiary has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the merger and the other transactions contemplated by the merger agreement. Both Parent and Merger Subsidiary are investment affiliates of Rhône Capital L.L.C.

Merger Subsidiary’s principal executive office is located at c/o Rhône Capital V L.P., 630 Fifth Avenue, Suite 2710, New York, NY 10111 and its phone number is (212) 218-6700.

Please see the section of this Information Statement entitled “The Parties” beginning on page 17.

The Merger

(page 18)

The Company, Parent and Merger Subsidiary entered into the merger agreement on February 20, 2018. A copy of the merger agreement is included as Annex A to this Information Statement. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible) of specified conditions, Merger Subsidiary will be merged with and into the Company, which we refer to as the “merger”. The Company will survive the merger as a wholly owned subsidiary of Parent (the “surviving corporation”).

Upon the consummation of the merger, each share of Company common stock that is issued and outstanding immediately prior to the effective time of the merger (as defined below under “The Merger Agreement—Closing and Effective Time of the Merger”, the “effective time”), other than shares owned by the Company, any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of the Parent or shares with respect to which a demand for appraisal has been perfected and not withdrawn in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), will be converted into the right to receive $15.75 in cash, without interest and less any applicable withholding taxes (the “per share merger consideration”).

Please see the section of this Information Statement entitled “The Merger” beginning on page 18.

Recommendation of the Board; Reasons for the Merger

(page 25)

After careful consideration, the board of directors of the Company (the “Board”) unanimously determined to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended the adoption of the merger agreement by the Company’s stockholders.

The Board believes that the merger agreement and the merger are advisable, fair and in the best interests of the Company and its stockholders. For a discussion of the material factors that the Board considered in determining to approve the merger agreement, please see the section of this Information Statement entitled “The Merger—Reasons for the Merger” beginning on page 25.

Required Approval of the Merger; Record Date; Action by Stockholder Consent

(page 24)

Under Delaware law and the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (as amended) (the “Bylaws”), the adoption of the merger agreement by the Company’s stockholders required the affirmative vote or written consent of the stockholders holding a majority of the voting power of the outstanding shares of Company common stock.

On February 20, 2018, the record date for determining stockholders of the Company entitled to provide written stockholder consent to the adoption of the merger agreement, in lieu of a meeting thereof, (the “record date”), there were 28,381,822 shares of Company common stock outstanding and entitled to vote, held by 32 stockholders of record.

On February 20, 2018, Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Coinvestment Partners, L.P., THL Operating Partners, L.P., Great-West Investors, LP, Putnam Investments Employees’ Securities Company III, LLC, THL Equity Fund VI Investors (FOGO), LLC, THL Equity Fund VI Investors (FOGO) II, LLC (together, the “THL Stockholders”), Lawrence J. Johnson, George B. McGowan, Selma Oliveira, Gerald W. Deitchle, Douglas R. Pendergast and Neil Moses (together, with the THL Stockholders, the “Principal Stockholders”) delivered to the Company an irrevocable written consent (the “stockholder consent”) adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement. As of February 20, 2018, the Principal Stockholders held shares of Company common stock representing approximately 62% of the voting power of the shares of stock of the Company entitled to vote on the adoption of the merger agreement. Accordingly, the adoption of the merger agreement by the Company’s stockholders was effected in accordance with Sections 228 and 251 of the DGCL on February 20, 2018. No further approval of the stockholders of the Company is required to adopt the merger agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the merger agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the merger agreement.

We are not asking you for a proxy and you are requested not to send us a proxy.

U.S. federal securities laws state that the merger may not be completed until 20 days after the date of mailing of this Information Statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the stockholder consent (which was obtained shortly after the execution of the merger agreement), the merger will not occur until that time has elapsed. We currently expect the merger to be completed early during the second calendar quarter of 2018, subject to certain government regulatory reviews and approvals and the satisfaction of the other conditions to closing set forth in the merger agreement. However, there can be no assurance that the merger will be completed on or prior to that time, or at all.

This Information Statement shall constitute notice to you from the Company that the merger agreement, the merger and the other transactions contemplated by the merger agreement have been adopted and approved by the holders of a majority of the voting power of Company common stock by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

Please see the section of this Information Statement entitled “The Merger—Required Approval of the Merger; Record Date; Action by Stockholder Consent” beginning on page 24.

Opinion of the Company’s Financial Advisor

(page 30)

In connection with the merger, the Company’s financial advisor, Jefferies LLC, referred to as Jefferies, delivered a written opinion, dated February 20, 2018, to the Board as to the fairness, from a financial point of view and as of such date, of the per share merger consideration to be received by holders of Company common stock (other than Rhône Capital L.L.C., Parent, Merger Subsidiary, Thomas H. Lee Partners, L.P. (“THL”), funds of or other entities related to THL that are holders of or beneficially own Company common stock, and their respective affiliates) pursuant to the merger agreement. The full text of Jefferies’ opinion, which is attached as Annex B to this information statement and is incorporated herein by reference, describes the various assumptions made, procedures followed, matters considered and limitations and qualifications to the review undertaken by Jefferies. Jefferies’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the per share merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. The opinion did not address the relative merits of the merger as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger. Jefferies’ opinion does not constitute a recommendation as to how any stockholder should act with respect to the merger or any other matter. The summary of Jefferies’ opinion set forth below is qualified in its entirety by reference to the full text of Jefferies’ opinion.

Please see the section of this Information Statement entitled “The Merger—Opinion of the Company’s Financial Advisor” beginning on page 30.

Appraisal Rights

(page 49)

The Company’s stockholders (other than the Principal Stockholders) did not vote to approve the adoption of the merger agreement and, under the DGCL, will have the right to demand appraisal and receive the “fair value” of each of their shares of Company common stock as determined by the Court of Chancery of the State of Delaware (the “Court”) in lieu of receiving the per share merger consideration if the merger is completed, but only if they strictly comply with the procedures and requirements set forth in Section 262 of the DGCL (“Section 262”). In order to exercise your appraisal rights, you must demand in writing an appraisal of your shares no later than 20 days after the mailing of this Information Statement, which 20th day is April 5, 2018, and comply precisely with other procedures set forth in Section 262.

A copy of Section 262 is included as Annex C to this Information Statement. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 may result in loss of the right of appraisal. You should be aware that the “fair value” of your shares of Company common stock as determined by the Court could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Please see the section of this Information Statement entitled “Appraisal Rights” beginning on page 49.

Certain Effects of the Merger

(page 36)

Upon the consummation of the merger, Merger Subsidiary will be merged with and into the Company, and the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the consummation of the merger, shares of Company common stock will no longer be traded on Nasdaq or any other public market, and the registration of shares of Company common stock under the Securities Exchange Act of 1934 (the “Exchange Act”), will be terminated.

Please see the section of this Information Statement entitled “The Merger—Certain Effects of the Merger” beginning on page 36.

Effects on the Company if the Merger is not Completed

(page 37)

If the merger is not completed for any reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and stockholders will continue to own their shares of Company common stock.

Under certain circumstances, if the merger agreement is terminated, a termination fee or parent termination fee may be payable by the Company or Parent, respectively.

Please see the section of this Information Statement entitled “The Merger Agreement—Termination Fee” beginning on page 66.

Treatment of Equity-Based Awards

(page 49)

Immediately prior to the effective time:

•	each outstanding Company stock option, whether or not exercisable or vested, will be canceled, with the holder of such stock option becoming entitled to receive an amount in cash, less applicable tax withholding, equal to (i) the excess, if any, of (a) the per share merger consideration minus (b) the exercise price per share of Company common stock subject to such stock option, multiplied by (ii) the number of shares of Company common stock subject to such stock option immediately prior to the effective time;

•	the restrictions on each outstanding share of restricted Company common stock (excluding shares of performance-based restricted Company common stock discussed below) will lapse, with the holder of such share of restricted Company common stock becoming entitled to receive, in respect of such share, an amount in cash, less applicable tax withholding, equal to the per share merger consideration; and

•	the restrictions on each outstanding share of restricted Company common stock subject to performance-based vesting conditions will lapse, with the holder of each award of performance-based restricted stock becoming entitled to receive an amount in cash, less applicable tax withholding, equal to (i) the per share merger consideration multiplied by (ii) the number of shares of Company common stock subject to such award of performance-based restricted stock (assuming that the performance conditions on such restricted stock are deemed to be achieved at the target performance level).

Please see the section of this Information Statement entitled “The Merger Agreement—Treatment of Equity-Based Awards” beginning on page 49.

Interests of the Company’s Directors and Officers in the Merger

(page 39)

Certain of the Company’s directors and officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of, and considered, these interests and the fact that the size of the THL Stockholders’ ownership stake in the Company and THL’s status as a financial sponsor could influence the THL Stockholders’ views on the attractiveness and/or timing of the merger in (i)(A) reaching the determination that the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, are fair to, and in the best interests of, the Company and its stockholders, (B) approving and declaring advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, and (C) subject to certain provisions of the merger agreement described below under “The Merger Agreement—No Solicitation; Board Recommendation”, recommending that the holders of Company common stock vote in favor of adopting the merger agreement, (ii) directing that the merger agreement be submitted to the holders of Company common stock for their adoption and (iii) approving the adoption of the merger agreement by the holders of Company common stock by written consent.

Please see the section of this Information Statement entitled “The Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 39.

Financing of the Merger

(page 37)

Parent and Merger Subsidiary estimate that the total amount of funds required to complete the merger, pay related fees and expenses and repay certain outstanding indebtedness of the Company will be approximately $578 million. Parent expects this amount to be funded through a combination of the following:

•	debt financing in an aggregate principal amount of approximately $340 million, which we refer to as the “debt financing”, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $300 million, which we refer to as the “term loan facility” and (ii) a senior secured revolving credit facility in an aggregate principal amount of $40 million (only a portion of which, if any, is expected to be drawn or used at the closing of the merger); and

•	a cash equity investment by Rhône Fund V of up to $278 million.

The obligation of the parties to consummate the merger is not subject to a financing condition (although the funding of the debt financing and the cash equity investment is subject to the satisfaction of the conditions set forth in the debt commitment letter and equity commitment letter under which the debt financing and the cash equity investment will be provided, respectively). Please see the section of this Information Statement entitled “The Merger—Financing of the Merger” beginning on page 37.

Conditions to the Merger

(page 64)

The respective obligations of the Company, Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including receipt of certain regulatory approvals, the absence of any legal prohibitions, the absence of a Company material adverse effect since the date of the merger agreement, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

Please see the section of this Information Statement entitled “The Merger Agreement—Conditions to the Merger” beginning on page 64.

Governmental Authorizations

(page 47)

The consummation of the merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). As described above in the section entitled “The Merger Agreement—Conditions to the Merger”, the obligations of the Company, Parent and Merger Subsidiary to effect the merger are subject to the expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act. The Company and Parent have jointly determined that there are no non-U.S. competition approvals required to complete the merger.

The merger agreement generally requires each party to take any and all steps, and to make any and all undertakings, necessary to resolve objections that may be asserted under any antitrust law with respect to the transactions contemplated by the merger agreement, subject to certain exceptions (as described under “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations”).

Please see the section of this Information Statement entitled “The Merger—Governmental Authorizations Required for the Merger” on page 47.

No Solicitation; Board Recommendation

(page 57)

The merger agreement generally restricts the Company’s ability to solicit acquisition proposals (as defined below under “The Merger Agreement—No Solicitation; Board Recommendation”) from (including by furnishing non-public information to) third parties, or participate in discussions or negotiations with third parties regarding any acquisition proposal. Under certain circumstances, prior to obtaining stockholder approval (which has now been obtained), and in compliance with certain obligations contained in the merger agreement, the merger agreement would have permitted the Company to engage in negotiations with, and provide information to, third parties that made an unsolicited acquisition proposal that the Board reasonably believed could have been expected to lead to a superior proposal (as defined below under “The Merger Agreement—No Solicitation; Board Recommendation”) and terminate the merger agreement in order to accept an unsolicited acquisition proposal that constituted a superior proposal, subject to payment by the Company of a $17,874,215.69 termination fee to Parent.

These rights to engage in negotiations and terminate the merger agreement lapsed upon the receipt by the Company of the stockholder approval on February 20, 2018.

Please see the section of this Information Statement entitled “The Merger Agreement—No Solicitation; Board Recommendation” beginning on page 57.

Termination

(page 65)

As of the date hereof, the merger agreement may be terminated at any time prior to the closing of the merger in the following circumstances:

•	by mutual written agreement of Parent and the Company;

•	by either Parent or the Company:

•	if the merger is not consummated on or before June 19, 2018 (the “end date”); provided that if all conditions to the consummation of the merger other than expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act have been satisfied or waived (other than those conditions that by their nature are to be satisfied at effective time, but subject to those conditions being capable of being satisfied), then, at the election of either Parent or the Company, the end date may be extended to August 17, 2018; and provided further that such right of the Parent or the Company terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement has been a substantial cause of the failure of the merger to be consummated by such time;

•	if any restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger is in effect, and such injunction, order or other legal restraint has become final, binding and non-appealable; provided that the party seeking to so terminate the merger agreement has not been in material breach of its obligations under the merger agreement to avoid such legal restraint; or

•	by Parent:

•	if the Company breaches (other than immaterial breaches) its non-solicitation obligations; or

•

if the Parent is not in material breach of its obligations under the merger agreement, upon written notice to the Company if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure to satisfy the conditions to Parent’s obligations to consummate the merger and (ii) is not cured, or is incapable of being cured, by the Company within the earlier of (x) 45 calendar days following receipt of written notice of such breach or failure to perform from Parent or (y) the end date.

•	by the Company:

•	if all of the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), the Company has given written notice to Parent and Merger Subsidiary that it is prepared to consummate the closing and Parent and Merger Subsidiary fail to consummate the transactions contemplated by the merger agreement on the date that the closing should have occurred under the terms of the merger agreement; or

•	if the Company is not in material breach of its obligations under the merger agreement, upon written notice to Parent if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure to satisfy the conditions to the Company’s obligations to consummate the merger and (ii) is not cured, or is incapable of being cured, by Parent within the earlier of (x) 45 calendar days following receipt of written notice of such breach or failure to perform from the Company or (y) the end date.

Please see the section of this Information Statement entitled “The Merger Agreement—Termination” beginning on page 65.

Termination Fee

(page 66)

Parent will be required to pay the Company a parent termination fee of $29,790,359.49 (the “parent termination fee”), if the merger agreement is terminated by the Company because (i) Parent and Merger Subsidiary fail to consummate the merger if all of the closing conditions have been satisfied or (ii) Parent breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement.

The Company will be required to pay Parent a termination fee of to $17,874,215.69 (the “termination fee”), if the merger agreement is terminated by Parent or the Company after the end date, subject to certain conditions, and after the date of the merger agreement and prior to such termination, either (i) the Company enters into an agreement with respect to, or consummates a transaction contemplated by, an acquisition proposal, or (ii) (A) an acquisition proposal has been publicly announced or otherwise been communicated to the Board or its stockholders, and (B) within 12 months following the date of such termination, the Company or any of its subsidiaries enters into an agreement with respect to, or consummates a transaction contemplated by, an acquisition proposal (provided that for purposes of this scenario, each reference to “25%” in the definition of “acquisition proposal” described above is deemed to be a reference to “50%”).

Please see the section of this Information Statement entitled “The Merger Agreement—Termination Fee” beginning on page 66.

Material U.S. Federal Income Tax Consequences

(page 45)

The receipt of cash pursuant to the merger will be a taxable transaction to stockholders of the Company for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, if you are a U.S. holder (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 45), you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the shares of Company common stock converted into cash in the merger. If you are a non-U.S. holder (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), you will generally not be subject to tax under U.S. federal income tax laws unless you have certain connections to the United States, but you may be subject to tax under non-U.S. federal income tax laws, and you are encouraged to seek tax advice regarding such matters. Because individual circumstances may differ, we recommend that you consult your tax advisor to determine the particular tax effects to you.

Please see the section of this Information Statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 45 for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Additional Information

(page 79)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549 and at the website maintained by the SEC at www.sec.gov.

Please see the section of this Information Statement entitled “Where You Can Find Additional Information” beginning on page 79.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement.

Q:	Why am I receiving this Information Statement?

A:	On February 20, 2018, the Company entered into the merger agreement with Parent and Merger Subsidiary, and immediately thereafter the Principal Stockholders adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement. Applicable provisions of the DGCL and the U.S. federal securities laws require us to provide you with information regarding the merger, even though your vote or consent is neither required nor requested to adopt the merger agreement or complete the merger. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:	As a stockholder of the Company, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $15.75 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that you own immediately prior to the effective time. However, stockholders of the Company who perfect a demand for appraisal under the DGCL and comply precisely with the procedures and requirements set forth in Section 262 will not receive the per share merger consideration, but will instead be paid the “fair value” of their shares, together with interest, if any, as determined by the Court, unless such holder subsequently withdraws or otherwise loses such holder’s appraisal rights.

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction to stockholders of the Company for U.S. federal income tax purposes. Please see the section of this Information Statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	What was the market price of Company common stock at the time the Company entered into the merger agreement as compared to the per share merger consideration?

A:	On February 16, 2018, the last trading day prior to the Board’s adoption of the merger agreement, the reported closing price for Company common stock was $12.55 per share. The $15.75 per share to be paid for each share of Company common stock in the merger represents a premium of approximately 25.5% over the closing price of Company common stock on February 16, 2018. For more information, please see the section of this Information Statement entitled “Market Price and Dividend Information”.

Q:	Why did the Board approve the merger and the merger agreement?

A:	After careful consideration and evaluation of the merger, our Board approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

For a discussion of the factors that the Board considered in determining to approve the merger agreement, please see the section of this Information Statement entitled “The Merger—Reasons for the Merger”. In addition, in deciding to approve the merger agreement, the Board was aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s stockholders generally. Please see the section of this Information Statement entitled “The Merger—Interests of the Company’s Directors and Officers in the Merger”.

Q:	What factors did the Board consider in evaluating the merger agreement and the merger?

A:	In evaluating the merger agreement and the merger, the Board consulted with the senior management of the Company, as well as representatives of Jefferies, Davis Polk & Wardwell LLP (“Davis Polk”) and Weil, Gotshal & Manges LLP (“Weil”). In the course of making the determination that the merger is fair to, and in the best interests of, the Company and its stockholders, approving and declaring advisable the merger agreement and the merger and recommending that the holders of Company common stock vote in favor of adopting the merger agreement, the Board considered numerous factors, including the following material factors and benefits of the merger:

•	Merger Consideration; Premium to the Trading Price of Company Common Stock. The Board considered the fact that the merger consideration represented a 25.5% premium to the trading price at which Company common stock closed on February 16, 2018, the last trading day prior to the announcement of the merger.

•	Strategic Alternatives. The Board considered other potential strategic alternatives, including continuing as a public company to execute on its business plan and initiatives, follow-on equity offerings, possible recapitalization transactions and possible business combinations with potential strategic or financial partners and, having actively solicited or responded to inquiries from 25 parties regarding a possible transaction with the Company, ultimately determined that the acquisition by Parent is more favorable to the Company’s stockholders than other alternatives reasonably available to the Company.

•	Cash Consideration; Certainty of Value. The Board considered the fact that the form of consideration payable to the Company’s stockholders will be cash, which will provide the Company’s stockholders with certainty of value and immediate liquidity, while eliminating the market and long-term business risks related to the Company’s future growth prospects.

•	No Financing Condition; Likelihood of Closing the Merger. The Board considered the fact that the merger is not subject to a financing condition and that Parent has secured equity and debt financing commitments to pay the amounts required to be paid under the merger agreement.

•	Jefferies’ Financial Presentation and Opinion. The Board considered the financial presentation and opinion, dated February 20, 2018, of Jefferies to the Board as to the fairness, from a financial point of view and as of such date, of the per share merger consideration to be received by holders of Company common stock (other than Rhône Capital L.L.C., Parent, Merger Subsidiary, THL, funds of or other entities related to THL that are holders of or beneficially own Company common stock, and their respective affiliates) pursuant to the merger agreement, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications to the review undertaken as further described in the section entitled “The Merger—Opinion of the Company’s Financial Advisor”.

•	Negotiation Process. The Board considered its belief that, after extensive negotiations, the Company obtained the best terms and highest price that Parent is willing to pay for the Company.

•	Terms of the Merger Agreement. The Board considered the terms and conditions of the merger agreement.

•	Appraisal Rights. The Board considered the availability of rights under the DGCL to all holders of Company common stock (other than the Principal Stockholders) who comply with all of the required procedures for perfecting appraisal rights under the DGCL to demand appraisal and receive payment of the fair value of their shares of Company common stock as determined by the Delaware Court of Chancery. See “Appraisal Rights” for more information.

In reaching its determinations and recommendations described above, the Board also considered the following potentially negative factors:

•	Historical Trading Price of Company’s Common Stock. The Board considered the fact that merger consideration is approximately 7.6% lower than the highest closing price of the Company’s common stock over the 52-week period ending on February 16, 2018, the last trading day prior to the announcement of the merger.

•	No Participation in the Company’s Future Growth or Earnings. The Board considered that, if the merger is consummated, stockholders of the Company will receive the merger consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or the surviving company in the merger or benefit from any potential future appreciation in the value of the shares of Company common stock, including any value that could be achieved if the Company engages in future transactions.

•	Disruption of the Company’s Business. The Board considered the effect of the public announcement and pendency of the merger on the Company’s business and operations, stock price, relationships with third parties and employees and ability to attract key management and other personnel while the merger is pending, as well as the potential adverse effects on the financial results of the Company.

•	Non-Solicitation Covenant and Stockholder Consent. The Board considered that, as a condition to entering into the merger agreement at the $15.75 per share price achieved, Parent required that the merger agreement include a provision permitting Parent to terminate the merger agreement if the Principal Stockholders failed to execute and deliver to the Company the written consent to the merger shortly following the execution of the merger agreement and that, under the terms of the merger agreement insisted upon by Parent, following the execution of the written consent by the Principal Stockholders, the stockholder approval necessary to consummate the merger would be obtained and the Board would no longer be able to engage in discussions regarding unsolicited alternative transactions or to terminate the merger agreement in connection with an unsolicited transaction that is more favorable to the Company’s stockholders. The Board considered the possible alternatives to the acquisition by Parent, including, in particular, Company A’s indications of interest in an all-cash acquisition of the Company for $17.50 per share, and the potential risks of those alternatives, the range of potential benefits to shareholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, as well as the Board’s assessment that none of these alternatives were reasonably likely to create greater value for shareholders.

•	Interim Operating Covenants. The Board considered that the merger agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the merger, requiring that the Company conduct its and its subsidiaries’ business in the ordinary course of business and that such restrictions may delay or prevent the Company from undertaking business opportunities.

•	Risks the Merger May Not Be Completed. The Board considered the possibility that, while the merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied or waived and that as a result the merger might not be consummated. The Board considered that a failure to consummate the merger could have adverse effects on the Company’s business, the market price for Company common stock and the Company’s relationships with third parties and employees.

•	Regulatory Matters. The Board considered the regulatory approvals that would be required to consummate the merger and the risks of not receiving any such approvals, taking into account the limitations on the remedial actions that Parent is required to take under the merger agreement in order to obtain the foregoing approvals.

•	Tax Treatment. The Board considered that the receipt of the merger consideration will generally be a taxable transaction to stockholders of the Company for U.S. federal income tax purposes. The Board believed that this was mitigated by the fact that the entire merger consideration would be payable in cash, providing adequate cash for the payment of any taxes due.

The foregoing factors are some of the principal factors considered by the Board. The Board did not assign relative weights to the factors it considered or determine that any factor was of particular importance. For a discussion of the factors that the Board considered in determining to approve the merger agreement, please see the section of this Information Statement entitled “The Merger—Reasons for the Merger”.

Q:	Is the approval of stockholders necessary to adopt the merger agreement? Why am I not being asked to vote on the merger agreement?

A:	The adoption of the merger agreement by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the voting power of all outstanding shares of Company common stock. The stockholder approval was obtained on February 20, 2018, the date on which the Principal Stockholders delivered to the Company the stockholder consent adopting the merger agreement. As of February 20, 2018, the Principal Stockholders held approximately 62% of the voting power of all outstanding shares of Company common stock. Accordingly, the adoption of the merger agreement by the Company’s stockholders was effected in accordance with Sections 228 and 251 of the DGCL on February 20, 2018. No further approval of the stockholders of the Company is required to adopt the merger agreement or to approve the merger or the other transactions contemplated by the merger agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the merger agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the merger agreement.

Q:	What will happen to outstanding Company equity-based awards in the merger?

A:	For information regarding the treatment of the Company’s equity-based awards, please see the section of this Information Statement entitled “The Merger Agreement—Treatment of Equity-Based Awards”.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a stockholder?

A:	Certain of the Company’s directors and officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of, and considered, these interests and the fact that the size of the THL Stockholders’ ownership stake in the Company and THL’s status as a financial sponsor could influence the THL Stockholders’ views on the attractiveness and/or timing of the merger in (i)(A) reaching the determination that the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, are fair to, and in the best interests of, the Company and its stockholders, (B) approving and declaring advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, and (C) subject to certain provisions of the merger agreement described below under “The Merger Agreement—No Solicitation; Board Recommendation”, recommending that the holders of Company common stock vote in favor of adopting the merger agreement, (ii) directing that the merger agreement be submitted to the holders of the Company common stock for their adoption and (iii) approving the adoption of the merger agreement by the holders of Company common stock by written consent. These interests include:

•	the accelerated vesting and cash-out of equity-based awards held by directors and officers in connection with the merger in accordance with the terms of the merger agreement, the aggregate value of which was $2,806,445 as of February 20, 2018, based on a per share price of $15.75, which is the per share merger consideration (as described below in “The Merger Agreement—Treatment of Equity-Based Awards” and “The Merger—Interests of the Company’s Directors and Officers in the Merger”); and

•	certain contractual severance payments and benefits in the event an officer experiences a termination without cause or for good reason, in each case, within two years following the effective time of the merger, which we refer to as a “qualifying termination of employment”, the aggregate value of which was $4,960,885 plus the value of any benefits continuation as of February 20, 2018.

The Company’s directors and officers also have the right to indemnification following the closing of the merger. For more information, including the potential amount payable to each individual director and officer and the assumptions used in quantifying the interests described above, please see the section of this Information Statement entitled “The Merger—Interests of the Company’s Directors and Officers in the Merger”.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. As soon as reasonably practicable after the effective time, each holder of record of a certificate representing shares of Company common stock which were converted into the right to receive the merger consideration will be sent a letter of transmittal and instructions describing the procedure for surrendering such certificate in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment after the exchange agent or other person specified in the instructions receives your stock certificate, the executed letter of transmittal and any other documents requested in the instructions. You should not forward your stock certificates to the exchange agent or other person specified in the instructions without a letter of transmittal.

Q:	What should I do if I hold my shares in uncertificated book-entry form?

A:	If you hold shares of Company common stock in uncertificated book-entry form, you will not be required to deliver a stock certificate. You will receive your cash payment of the aggregate amount of merger consideration to which you are entitled following the effective time.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Stockholders (other than the Principal Stockholders) are entitled to appraisal rights under Section 262 so long as they follow the procedures precisely and satisfy the conditions set forth in Section 262. For more information regarding appraisal rights, please see the section of this Information Statement entitled “The Merger Agreement—Appraisal Rights”. In addition, a copy of Section 262 is included as Annex C to this Information Statement. Failure to strictly comply with Section 262 may result in your waiver of, or inability to exercise, appraisal rights.

Q:	What happens if a third party makes an offer to acquire the Company before the merger is completed?

A:	Prior to obtaining the stockholder approval, our Board could have, subject to certain requirements and rights of Parent, terminated the merger agreement in connection with the Company’s receipt of an unsolicited superior proposal. This termination right lapsed upon the receipt by the Company of the stockholder approval on February 20, 2018.

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as promptly as possible. We currently expect the merger to be completed early in the second calendar quarter of 2018, subject to certain government regulatory reviews and approvals and the satisfaction of the other conditions to closing in the merger agreement. However, there can be no assurance that the merger will be completed on or prior to that time, or at all.

Q:	What effect will the merger have on the Company?

A:	If the merger is consummated, Merger Subsidiary will be merged with and into the Company, and the Company will continue to exist immediately following the merger as a wholly owned subsidiary of Parent. Following such consummation of the merger, shares of Company common stock will no longer be traded on Nasdaq or any other public market, and the registration of shares of Company common stock under the Exchange Act will be terminated.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, our stockholders will not receive any payment for their Company common stock pursuant to the merger agreement. Instead, we will remain as a public company and shares of Company common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq.

Under certain circumstances, if the merger agreement is terminated, a termination fee may be payable by the Company or a parent termination fee may be payable by the Parent. Please see the section of this Information Statement entitled “The Merger Agreement—Termination Fee”.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate set of disclosure documents. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this Information Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by phone at (972) 361-6225 or by mail to 5908 Headquarters Drive, Suite K200, Plano, Texas 75024, Attention: Investor Relations. We will promptly send additional copies of this Information Statement upon receipt of such request.

Q:	Who can help answer my questions?

A:	If you have questions about the merger after reading this Information Statement, please contact the Company by phone at (972) 361-6225 or by mail to 5908 Headquarters Drive, Suite K200, Plano, Texas 75024, Attention: Investor Relations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this Information Statement regarding the proposed merger, the expected timetable for completing the proposed merger, future financial and operating results, future capital structure and liquidity, benefits and synergies of the proposed merger, future opportunities for the combined company, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the Board or management of the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets,” and their variants and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction in the time frame expected by the parties or at all; the ability to obtain the required regulatory approvals without conditions, and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with current and prospective employees, suppliers, distributors, customers and competitors; the ability of third parties to fulfill their obligations relating to the proposed transaction; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including its Annual Report on Form 10-K for the year ended January 1, 2017 and subsequent reports on Form 10-Q and 8-K filed with the SEC, all of which are or may in the future be incorporated by reference into this Information Statement. The Company disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

THE PARTIES

Fogo De Chão, Inc.

Fogo de Chão (fogo-dee-shown) is a leading Brazilian steakhouse, or churrascaria, which has specialized for nearly 40 years in fireroasting high-quality meats utilizing the centuries-old Southern Brazilian cooking technique of churrasco. The Company delivers a distinctive and authentic Brazilian dining experience through the combination of high-quality Brazilian cuisine and a differentiated service model known as espeto corrido (Portuguese for “continuous service”) delivered by gaucho chefs. The Company offers its guests a tasting menu of a variety of meats including beef, lamb, pork and chicken, simply seasoned and carefully fire-roasted to expose their natural flavors, a gourmet Market Table with seasonal salads, soup and fresh vegetables, seafood, desserts, signature cocktails and an award-winning wine list. The first restaurant of the Company opened in Brazil in 1979. The Company currently operates 38 restaurants in the United States, 9 in Brazil, two joint venture restaurants in Mexico, and two joint venture restaurants in the Middle East (Jeddah, Saudi Arabia and Dubai). Company common stock is listed on Nasdaq under the trading symbol “FOGO”. The Company’s principal executive office is located at 5908 Headquarters Drive, Suite K200, Plano, Texas 75024 and its phone number is (972) 361-6225.

Parent

Parent is a Delaware corporation that is currently wholly owned by Rhône Fund V, an investment fund affiliated with Rhône. Parent’s sole purpose is to enter into the merger agreement and to complete the merger with the Company. Parent has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the merger and the other transactions contemplated by the merger agreement.

Parent’s principal executive office is located at c/o Rhône Capital V L.P., 630 Fifth Avenue, Suite 2710, and its phone number is (212)-218-6700.

Merger Subsidiary

Merger Subsidiary is a Delaware corporation formed for the sole purpose of completing the merger with the Company. Merger Subsidiary is a wholly-owned subsidiary of Parent. Merger Subsidiary has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in connection with the merger and the other transactions contemplated by the merger agreement.

Merger Subsidiary’s principal executive office is located at c/o Rhône Capital V L.P., 630 Fifth Avenue, Suite 2710, and its phone number is (212)-218-6700.

THE MERGER

Overview

Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible) of specified conditions, Merger Subsidiary will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Board approved the merger agreement and recommended that the Company’s stockholders vote to adopt the merger agreement on February 20, 2018. Immediately following the execution of the merger agreement, the stockholder approval was obtained pursuant to the delivery of the written consent by the Principal Stockholders in accordance with Sections 228 and 251 of the DGCL.

Upon the consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time (other than shares owned by the Company, any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent or shares with respect to which a demand for appraisal has been perfected and not withdrawn in accordance with Section  262 of the DGCL) will be converted into the right to receive $15.75 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

The Board and the Company’s senior management annually review management’s budget and developments plans for the upcoming year. They also periodically review the Company’s long-term business plans in light of the Company’s business and prospects in the restaurant industry. Subsequent to the Company’s initial public offering in 2015, the Board and the Company’s senior management repeatedly discussed various strategic alternatives and plans in an effort to enhance stockholder value.

On July 24, 2017, the Company received a non-binding indication of interest from a financial sponsor (“PE Firm 1”) for a potential acquisition of the Company. PE Firm 1 proposed, based on its analysis to date and subject to confirmatory due diligence, acquiring all of the Company’s outstanding equity securities for $15.00 per share in cash.

On July 31, 2017, the Company received a non-binding indication of interest from another public company in the Company’s industry (“Company A”) communicating an interest in a potential merger with the Company. Company A indicated that, based on publicly available information and its internal analysis, its preliminary valuation range for the Company was $15.00 to $16.00 per share. Company A proposed to pay a mutually agreed upon mix of cash and Company A common stock and assumed the incurrence of what it stated would be modest, incremental leverage.

On August 4, 2017, the Board held a regularly scheduled meeting in Boston, Massachusetts, with members of the Company’s management, and given, among other things, Davis Polk’s and Jefferies’ familiarity with the Company and its business through prior engagements, invited representatives of Davis Polk and Jefferies to join telephonically. At this meeting, Jefferies discussed with the Board the Company’s business model and potential growth, the current state of the restaurant industry and potential strategic alternatives for the Company. The Board discussed the non-binding indications of interest that had been received and the Company’s long-term goals and strategy. The Board directed management to update its multi-year business model to facilitate a long-term strategic review by the Board of the Company and its business and authorized specific responses to PE Firm 1 and Company A.

On August 11, 2017, the Board held a telephonic meeting, with members of the Company’s management and representatives of Davis Polk and Jefferies, to discuss the Company’s business prospects and strategic alternatives and plans, including, among other things, a discussion of management’s ongoing efforts to update its multi-year business model. Representatives of Davis Polk provided an overview of various legal considerations involved. Representatives of Jefferies were then excused from the meeting and the Board also discussed the retention of one or more financial advisors to assist with a strategic review of the Company and its business. The Board determined to request that Jefferies serve as the Company’s financial advisor and authorized management to negotiate the terms of Jefferies’ engagement, subject to Board approval.

On September 29, 2017, the Board held a telephonic meeting with members of the Company’s management for the purpose of management providing the Board with an update with respect to management’s update of its multi-year business model and strategic review of the Company and its business.

On October 4, 2017, the Board held a meeting, with members of the Company’s management and representatives of Davis Polk and Jefferies. Jefferies updated the Board regarding the ongoing strategic review of the Company, the challenges and opportunities facing the Company and its industry, the Company’s historical and, based on management’s projections, projected operational and financial performance and potential strategic alternatives to enhance stockholder value. Among the alternatives discussed were the continued execution by the Company of its business plan and initiatives, follow-on equity securities offerings, possible recapitalization transactions and business combinations with potential acquirors.

On October 9, 2017, the Board held a telephonic meeting, with members of the Company’s management and representatives of Davis Polk and Jefferies. Jefferies discussed with the Board certain financial and strategic parties identified as potential candidates for discussion regarding a possible transaction involving the Company, noting the industry participation, financial profile, key contacts, notable investments and potential interest of such potential candidates. Jefferies also outlined an illustrative timeline for a strategic transaction process and certain other potential corporate actions, including a potential special dividend. The Board authorized a working group of directors, composed of Jeff Swenson, Lawrence Johnson and Neil Moses, to work with Jefferies in identifying potential candidates for Jefferies to contact for the purpose of discussing a possible strategic transaction with the Company.

On October 24, 2017, in accordance with the Board’s directive, Jefferies contacted selected third parties to solicit interest in a strategic transaction with the Company and, over the next several months, after receiving feedback from the initial group contacted, further discussed with the Board broadening the group to include additional parties. A total of 25 parties, consisting of 22 financial sponsors and three strategic parties, were contacted and/or had their inbound inquiries responded to on behalf of the Company.

Commencing in early to mid-November 2017 and continuing through early to mid-December 2017, seven financial sponsors and one strategic party entered into confidentiality agreements with the Company, including PE Firm 1, Company A and Rhône. During that same period, management presentations were delivered to, and due diligence calls were held with, six parties, including PE Firm 1, Rhône and Company A.

On December 4, 2017, in accordance with the Board’s directive, Jefferies sent a process letter on behalf of the Company to potential bidders describing the Company’s process and requesting initial written proposals by December 18, 2017. In response to the Company’s process letter, two indications of interest were received by December 20, 2017—one from Company A, which proposed a cash and stock transaction which it indicated had a value of $15.00 to $16.00 per share, and the other from Rhône, which proposed an all-cash transaction at a value of $12.00 to $13.00 per share.

On December 21, 2017, the Board held a telephonic meeting, with members of the Company’s management and representatives of Davis Polk and Jefferies. Jefferies updated the Board regarding the process undertaken by the Company, relayed the feedback received from potential bidders that had not submitted proposals and reviewed with the Board the financial terms of the two indications of interest that had been received. Company A’s indication of interest proposed a purchase price of $15.00 to $16.00 per share, payable in a combination of cash (50%) and Company A shares (50%), but noted that Company A continued to refine its view of the proposed capital structure and would require third-party financing for the cash portion of the consideration. Company A estimated that the timeframe to complete its due diligence, confirm structural considerations, obtain third-party confirmation of brand value, quality of earnings and various analyses and to execute an agreement would be approximately 45 to 60 days. Company A confirmed that it expected the transaction would require it to solicit a vote of its stockholders. Rhône stated that it would fund its proposed purchase price with equity and third-party debt and that additional due diligence would be required with respect to specified matters. The Board discussed with members of management and the Company’s advisors whether to seek to re-engage with potential bidders that had not submitted proposals and/or contact additional potential counterparties, and determined, taking into account, among other things, the proposals received, the feedback from other potential bidders and Jefferies’ view that the most likely credible counterparties had been contacted, to focus on Company A and Rhône and directed Jefferies to pursue negotiations on behalf of the Company with Company A and Rhône.

On January 10, 2018, members of management, together with representatives of Jefferies, met with representatives of Rhône in Orlando, Florida for additional management presentations and to respond to Rhône’s additional due diligence questions.

On January 19, 2018, members of management, together with representatives of Jefferies, met with Company A and its representatives in Plano, Texas for management presentations by the Company and Company A. During the meeting, Company A and the Company each conducted additional due diligence as to their respective businesses and the Company discussed Company A’s transaction proposal. Company A’s management stated that Company A had limited flexibility to improve the proposed price reflected in its proposal given the parameters specified by Company A’s board regarding the debt leverage and stock ownership percentages resulting from the mix of cash and stock in its indication of interest. Following the meeting, Company A provided the Company’s representatives with a list of critical due diligence items and the Company’s representatives provided to Company A a list of reverse due diligence topics with respect to Company A’s business to be addressed.

On January 22, 2018, in accordance with the Board’s directives, Jefferies sent an updated process letter to Company A and Rhône requesting updated indications of interest by January 26, 2018. Rhône subsequently communicated to Jefferies that it would be unable to meet the stated deadline and anticipated providing an updated indication of interest on February 6, 2018.

On January 25, 2018, representatives of the Company and Rhône met in Plano, Texas in connection with Rhône’s continuing due diligence review of the Company.

On January 26, 2018, Company A delivered an updated indication of interest for a cash and stock merger transaction with the Company. Company A indicated it was prepared to offer consideration which it indicated was valued at $16.00 per share, comprised of $8.00 in cash and the balance in a fixed number of shares of Company A’s common stock. The indication of interest was not accompanied by any financing commitments but was accompanied by a form of proposed exclusivity agreement providing for exclusivity through March 6, 2018, with a targeted date for signing a definitive agreement of March 5, 2018. Company A also described its intentions with respect to its due diligence process that included significant business and confirmatory due diligence. The indication of interest did not address the Company’s reverse due diligence requests.

On February 1, 2018, the Board held a telephonic meeting with members of the Company’s management and representatives of Davis Polk, Weil and Jefferies. Jefferies provided the Board with an update regarding the process to date, an overview of Company A’s proposal and a summary of the status of Company A’s due diligence on the Company and the Company’s reverse due diligence on Company A and discussed with the Board certain preliminary financial matters. The Board also discussed with management and the advisors the potential for Rhône to submit an updated proposal and instructed management and Jefferies to indicate to Company A that the Company would consider further exploring a cash and stock merger with Company A on an exclusive basis if Company A increased its proposed purchase price to $17.00 per share.

On February 2, 2018, as instructed by the Board, representatives of Jefferies informed Company A’s financial advisor that the Company would be willing to consider further exploring a cash and stock merger with

Company A on an exclusive basis if Company A increased its proposed purchase price to $17.00 per share. After several rounds of conversations, later that day, Company A’s financial advisor indicated that Company A was willing to pursue such a transaction and re-sent Company A’s proposed form of exclusivity agreement. Over the next several days, representatives of Davis Polk and Company A’s legal advisors exchanged drafts of an exclusivity agreement. The Company ultimately did not enter into an exclusivity agreement with Company A.

On February 6, 2018, following several weeks of due diligence review of the Company by Rhône and its representatives, Rhône delivered a revised non-binding indication of interest to acquire the Company for $15.00 per share in cash. Rhône’s proposal indicated that Rhône had completed its business due diligence and that its proposal was subject to confirmatory technical due diligence. Rhône also indicated that it was in the advanced stages of finalizing its debt commitments and included with its proposal highly confident letters from two potential lead arrangers of debt financing for its proposed transaction. Rhône’s proposal also requested exclusivity for an initial 10-day period following execution of an exclusivity agreement, subject to an additional 10-day extension if, subject to certain conditions, such extension was necessary to enable Rhône’s financing sources to finalize their commitments.

Later that day, the Board held a telephonic meeting, with members of the Company’s management and representatives of Davis Polk, Weil and Jefferies. Jefferies updated the Board regarding the process to date and the proposals received from each of Rhône and Company A and discussed certain preliminary financial aspects of each proposal. The Board discussed with management and the Company’s advisors the potential benefits and risks of each of the proposals and instructed management and Jefferies to seek an improved price of $16.00 per share from Rhône in exchange for exclusivity.

On February 7, 2018, following further discussion between Jefferies and Rhône, Rhône delivered a further revised non-binding indication of interest to acquire 100% of the Company’s outstanding shares at a proposed purchase price of $15.75 per share in cash. Rhône’s proposal included a requirement that the THL Stockholders deliver a written stockholder consent to the transaction shortly after signing. By reference to the February 6 letter, Rhône’s indication of interest renewed Rhône’s request for a short period of exclusivity in order to finalize its financing commitments and complete confirmatory technical due diligence.

Later that day, the Board held a telephonic meeting, with members of the Company’s management and representatives of Davis Polk, Weil and Jefferies. The Board discussed with management and the Company’s advisors the proposals from each of Rhône and Company A, and determined that pursuing Rhône’s proposal on an exclusive basis for a limited period was reasonably likely to maximize value for the Company’s stockholders due to the continuing uncertainty regarding certain aspects of Company A’s proposal, including issues related to financing risk and outstanding diligence. During this telephonic meeting, members of the Board, following further consultation with representatives of Davis Polk and Weil, determined to move forward with Rhône’s proposal on the basis that the THL Stockholders would not be required to deliver a written stockholder consent to the transaction shortly after signing a definitive agreement with Rhône, which was contrary to Rhône’s proposal.

On February 8, 2018, representatives of the Company and Rhône negotiated and signed an exclusivity agreement. On the same day, Company A’s financial advisor informed Jefferies that Company A was stopping its pursuit of the transaction.

On February 9, 2018, Davis Polk sent an initial draft of the merger agreement to Rhône’s counsel, Sullivan & Cromwell LLP (“Sullivan”). Among other things, contrary to Rhône’s requirement in its proposal that the THL Stockholders adopt the merger agreement by written consent shortly following the execution of the merger agreement, this draft provided for the THL Stockholders to enter into a support agreement to vote in favor of the transaction and provided the Board with the ability to exercise its “fiduciary out” to terminate the merger agreement in the event that a third party submitted an unsolicited superior proposal until stockholder approval was obtained at a meeting of the Company’s stockholders duly called for such purpose.

Later that day, and continuing up until the signing of the merger agreement, Davis Polk, Weil and Sullivan negotiated the terms of the merger agreement and the Company responded to Rhône’s confirmatory due diligence requests. Throughout these negotiations, the Company, Davis Polk and Weil continued to propose that the merger agreement provide for stockholder approval to be sought at a meeting of the Company’s stockholders duly called for such purpose and continued to propose that Rhône seek to enter a voting support agreement with the THL Stockholders. Rhône and Sullivan, on the other hand, continued to impress upon the Company that its offer was based on the THL Stockholders adopting the merger agreement by written consent shortly following the execution of the merger agreement and that it was unwilling to proceed on any other basis.

On February 13, 2018, Company A’s financial advisor sent to Jefferies a revised proposal in which Company A indicated that Company A was willing to pursue a $17.00 per share all-cash acquisition of the Company on a more expedited basis with a targeted signing date of March 5, 2018. This proposal did not provide financing commitments or additional details regarding Company A’s proposed financing.

On February 14, 2018, the Board held a telephonic meeting, with members of the Company’s management and representatives of Davis Polk, Weil and Jefferies, to discuss the status of negotiations with Rhône and Company A’s updated proposal. The Board discussed with management and the advisors the potential benefits and risks of pursuing Company A’s updated proposal, and each of Weil, Davis Polk and Jefferies provided the Board with their respective views. The Board considered, among other things, the feasibility of Company A’s proposed debt and equity financing taking into account, among other things, the absence of any financing commitments or identified equity partner, the lack of any specific details regarding financing, the amount of dilution to Company A’s stockholders that could reasonably be expected to result from Company A’s proposed transaction, the complexity and execution risk that the Board believed would be involved in such a transaction, including in light of another significant transaction that the Company understood Company A to be exploring, the time necessary for Company A and its potential equity partner to complete the due diligence that could be required for such a transaction and Company A’s previously stated leverage parameters and timing considerations.

On February 15, 2018, Company A’s financial advisor sent to Jefferies a further revised proposal in which Company A indicated its willingness to pursue a $17.50 per share all-cash acquisition of the Company with the intention of signing a definitive merger agreement by no later than March 8, 2018. In this proposal, Company A stated that it expected to obtain the necessary debt and equity financing commitments on that timeline and that no Company A stockholder vote would be required, but Company A did not provide any financing commitments or additional details regarding Company A’s proposed financing.

On February 16, 2018, the Board held a telephonic meeting, with members of the Company’s management and representatives of Davis Polk, Weil and Jefferies, to discuss the status of negotiations with Rhône and Company A’s latest proposal. The Board again discussed with management and the advisors the potential benefits and risks of pursuing Company A’s latest proposal, including the feasibility of Company A’s proposed debt and equity financing taking into account, among other things, the absence of any financing commitments or identified equity partner, the lack of any specific details regarding financing, the amount of dilution to Company A’s stockholders that could reasonably be expected to result from Company A’s proposed transaction, including in light of another significant transaction that the Company understood Company A to be exploring, the complexity and execution risk that the Board believed would be involved in such a transaction, the time necessary for Company A and its potential equity partner to complete the due diligence that could be required for such a transaction and Company A’s previously stated leverage parameters and timing considerations, as well as the absence of any meaningful new detail or certainty regarding Company A’s proposed debt and equity financing and the additional complexity and risk that would likely be involved given Company A’s higher-priced proposal. During this discussion, the Board, in consultation with members of the Company’s management and representatives of Davis Polk, Weil and Jefferies, considered the possibility of attempting to extract a higher per-share price from Rhône in light of the two revised offers from Company A. Ultimately, the Board determined that this request could present significant risk that Rhône would abandon its pursuit to acquire the Company.

After discussion, the Board instructed Jefferies to request that Rhône grant the Company a limited waiver to the exclusivity agreement to allow the Company to engage with Company A to better understand and assess the feasibility and timing of Company A’s proposed financing.

Following the Board meeting, as instructed by the Board, Jefferies contacted Rhône and requested that Rhône grant the Company a limited waiver to the exclusivity agreement to allow the Company to engage with Company A. Later that day, Rhône informed each of Jefferies and Davis Polk that Rhône would not grant the waiver and Rhône would continue to insist that the THL Stockholders deliver a written stockholder consent shortly after the signing of the merger agreement in accordance with the terms of its indicative proposal.

On February 17, 2018, representatives of Rhône’s financial advisor contacted Jefferies to discuss the status of negotiations and to understand the Board’s position as it related to the written stockholder consent.

On February 18, 2018, the Board held a telephonic meeting, with members of the Company’s management and representatives of Weil, Davis Polk and Jefferies, to discuss the status of negotiations with Rhône and Company A’s latest proposal. The Board determined that it was unwilling to proceed with a transaction at that time that did not provide the Board with a sufficient period post-signing during which to exercise a “fiduciary out” to terminate the merger agreement and accept an unsolicited superior proposal. The Board further determined that, while the Company was willing to engage in further negotiations and proceed with a mutually acceptable transaction with Rhône, if Rhône would not agree to proceed under the Company’s terms, then, following the expiration of exclusivity, Jefferies should contact Company A to obtain additional details regarding its proposed financing.

Later that day, representatives of Rhône delivered to the Board a revised merger agreement signed by Parent and Merger Subsidiary reflecting a $15.75 all-cash merger transaction that would be approved by the Company’s stockholders shortly after signing by delivery by the THL Stockholders of a written stockholder consent. Rhône stated that this was its “best and final” offer and that its offer would expire at 10:00 p.m. Eastern Time that evening.

Shortly thereafter, in accordance with the Board’s directive, Jefferies informed Rhône that the Company could not accept Rhône’s proposal but was willing to engage in further negotiations and proceed with a mutually acceptable transaction.

The exclusivity agreement between the Company and Rhône expired at 11:59 p.m. Eastern Time that evening.

On the morning of February 19, 2018, in accordance with the Board’s directive, representatives of Jefferies contacted Company A’s financial advisor and, during the course of that day and into the evening, held several discussions with Company A’s financial advisor regarding Company A’s potential debt and equity financing.

Also during the course of the day, Rhône’s financial advisor contacted representatives of Jefferies and had several conversations regarding whether the Company and Rhône would be willing to re-engage regarding a potential transaction.

Later on February 19, 2018, the Board held a telephonic meeting, with members of the Company’s management and representatives of Davis Polk, Weil and Jefferies, to update the Board on the conversations with Rhône and its financial advisor and Company A. The Board discussed with management and the Company’s advisors Company A’s proposal and the additional information that Jefferies had received from Company A’s financial advisor regarding Company A’s proposed debt and equity financing. The Board determined that Company A’s proposal was not actionable and that there was significant risk that it would not be actionable in a reasonable timeframe, if ever. The Board then discussed with management and the Company’s advisors Rhône’s proposal to enter into a merger agreement that was approved by a written stockholder consent shortly after signing and unwillingness to enter into a transaction with the Company on any other basis. The representatives of

Davis Polk and Weil then described the proposed terms of the Rhône transaction and advised the Board regarding its fiduciary duties, and Jefferies reviewed its preliminary financial analysis with the Board. After further discussion, and extensive consideration of the possible advantages and disadvantages of pursuing such a transaction, the Board directed management and the Company’s advisors to seek to finalize the merger agreement with Rhône on the terms proposed.

Through the evening of February 19, 2018 and into the early morning of February 20, 2018, Davis Polk, Weil and Sullivan negotiated the final terms of the merger agreement.

On February 20, 2018, at 7:30 a.m. Eastern Time, the Board, together with members of the Company’s management and representatives of Davis Polk, Weil and Jefferies, convened a telephonic meeting. Davis Polk and Weil updated the Board on the final terms of the merger agreement and the status of discussions with Company A regarding its proposal and financing, and discussed the Board’s fiduciary duties. Also at this meeting, Jefferies reviewed its financial analysis of the per share merger consideration with the Board and rendered an oral opinion, confirmed by delivery of a written opinion dated February 20, 2018, to the Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications to the review undertaken as described in the opinion, the per share merger consideration to be received by holders of Company common stock (other than Rhône Capital L.L.C., Parent, Merger Subsidiary, THL, funds of or other entities related to THL that are holders of or beneficially own Company common stock, and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Board voted unanimously to recommend approval of the merger agreement and the transaction.

The Company and Parent and Merger Subsidiary then executed the merger agreement. The THL Stockholders and certain officers and directors of the Company delivered the executed written consent to the Company shortly thereafter. The Company and Rhône announced the transaction at approximately 9:25 a.m. Eastern Time on February 20, 2018.

Required Approval of the Merger; Record Date; Action by Stockholder Consent

Under the DGCL, the Certificate of Incorporation and the Bylaws, the adoption of the merger agreement by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the voting power of all outstanding shares of Company common stock.

On February 20, 2018, the record date, there were 28,381,822 shares of Company common stock outstanding and entitled to vote, held by 32 stockholders of record.

On February 20, 2018, the Principal Stockholders delivered to the Company the stockholder consent in respect of shares of Company common stock representing approximately 62% of the voting power of all outstanding shares of Company common stock. Such written consent constituted adoption of the merger agreement by the holders of the requisite number of shares of Company common stock in accordance with the DGCL and, accordingly, the adoption of the merger agreement by the Company’s stockholders was effected in accordance with Sections 228 and 251 of the DGCL on February 20, 2018. No further approval of the stockholders of the Company is required to adopt the merger agreement or to approve the merger or the other transactions contemplated by the merger agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the merger agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the merger agreement. We are not asking you for a proxy and you are requested not to send us a proxy.

U.S. federal securities laws state that the merger may not be completed until 20 days after the date of mailing of this Information Statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the stockholder consent (which was obtained shortly after the execution of the merger agreement), the merger will not occur until that time has elapsed. Consummation of the merger is also subject to certain government regulatory reviews and approvals and the satisfaction of the other conditions to closing in the merger agreement. We currently expect the merger to be completed early in the second calendar quarter of 2018. However, there can be no assurance that the merger will be completed on or prior to that time, or at all.

Recommendation of the Board

At the meeting of the Board on February 20, 2018, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, the Board:

•	determined that it is advisable and fair to, and in the best interests of, the Company and its stockholders to enter into the merger agreement and consummate the transactions contemplated thereby, including the merger;

•	adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement;

•	subject to certain provisions of the merger agreement described below under “The Merger Agreement—No Solicitation; Board Recommendation”, recommended that the stockholders of the Company approve the merger agreement;

•	directed that the merger agreement be submitted to the holders of Company common stock for their approval; and

•	approved the approval of the merger agreement by the holders of Company common stock by written consent.

Reasons for the Merger

In evaluating the merger agreement and the merger, the Board consulted with the senior management of the Company, as well as representatives of Jefferies, Davis Polk and Weil. In the course of making the determination that the merger is fair to, and in the best interests of, the Company and its stockholders, approving and declaring advisable the merger agreement and the merger and recommending that the holders of Company common stock vote in favor of adopting the merger agreement, the Board considered numerous factors, including the following material factors and benefits of the merger:

•	Merger Consideration; Premium to the Trading Price of Company Common Stock. The Board considered the fact that the merger consideration represented a 25.5% premium to the trading price at which Company common stock closed on February 16, 2018, the last trading day prior to the announcement of the merger.

•	Strategic Alternatives. The Board considered other potential strategic alternatives, including continuing to execute on its business plan and initiatives as a public company, follow-on equity offerings, possible recapitalization transactions and possible business combinations with potential strategic or financial partners.

•	In considering the likelihood that any potential acquirors would engage in a transaction with the Company with a value and contractual terms and conditions superior to those contained in the merger agreement, the Board took into account the strategic review and sale process undertaken by the Company over an approximately seven month period, discussions with other potential strategic and financial counterparties, including discussions with Company A, and the views, recommendations and advice of management and the Company’s advisors, and the risk that Parent would terminate discussions if the Company attempted to extend its strategic review and sale process, and concluded that no other actionable acquisition transaction was currently available to the Company and that the indications of interest from Company A were subject to substantial risks and uncertainties and further exploration of such indications of interest or any other transaction was unlikely to result in the maximization of shareholder value.

•	In considering the prospects of continuing as an independent company, the Board considered the business, operations, management, financial condition, earnings and prospects of, and the risks and challenges facing, the Company.

•	Based on the value, risk allocation, timing and other terms and conditions negotiated with Parent, the Board ultimately determined that the acquisition by Parent is more favorable to the Company’s stockholders than any other strategic alternative reasonably available to the Company, including continuing as an independent company or engaging in further discussions with Company A or any other party regarding a potential transaction.

•	Cash Consideration; Certainty of Value. The Board considered the fact that the form of consideration payable to the Company’s stockholders will be cash, which will provide the Company’s stockholders with certainty of value and immediate liquidity, while eliminating the market and long-term business risks related to the Company’s future growth prospects.

•	No Financing Condition; Likelihood of Closing the Merger. The Board considered the fact that the merger is not subject to a financing condition and that Parent has secured equity and debt financing commitments to pay the amounts required to be paid under the merger agreement.

•	Jefferies’ Financial Presentation and Opinion. The Board considered the financial presentation and opinion, dated February 20, 2018, of Jefferies to the Board as to the fairness, from a financial point of view and as of such date, of the per share merger consideration to be received by holders of Company common stock (other than Rhône Capital L.L.C., Parent, Merger Subsidiary, THL, funds of or other entities related to THL that are holders of or beneficially own Company common stock, and their respective affiliates) pursuant to the merger agreement, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications to the review undertaken as further described in the section entitled “The Merger—Opinion of the Company’s Financial Advisor”.

•	Negotiation Process. The Board considered its belief that, after extensive negotiations, the Company obtained the best terms and highest price that Parent is willing to pay for the Company.

•	Terms of the Merger Agreement. The Board considered the terms and conditions of the merger agreement, including (i) the end date for satisfying the conditions to the merger and the assessment and views of the Company’s regulatory counsel of the likelihood of obtaining required regulatory approvals for a transaction with Parent prior to the end date, (ii) the fact that Parent and Merger Subsidiary had already obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, (iii) the limited number and specific scope of the conditions to Parent’s obligation to consummate the merger and the fact that the definition of “material adverse effect” in the merger agreement contains broad carveouts that make it less likely that adverse changes in the Company’s business between announcement and closing of the merger will provide a basis for Parent to refuse to consummate the merger, (iv) the fact that Rhône Fund V’s equity commitment includes an obligation for each of Rhône Partners V L.P. and Rhône Offshore Partners V L.P. to pay to Parent their share of an amount sufficient for Parent to pay the parent termination fee where such parent termination fee is payable under the merger agreement and subject to the terms and conditions set forth in the equity commitment letter, (v) the scope of the representations, warranties and covenants being made by the Company and Parent, and (vi) the provision permitting Parent to terminate the merger agreement if the Principal Stockholders failed to execute and deliver to the Company the written consent to the merger shortly following the execution of the merger agreement and that, following the execution of the written consent by the Principal Stockholders, the stockholder approval necessary to consummate the merger would be obtained and the Board would no longer be able to engage in discussions regarding unsolicited alternative transactions or to terminate the merger agreement in connection with an unsolicited transaction that is more favorable to the Company’s stockholders.

•	Appraisal Rights. The Board considered the availability of rights under the DGCL to all holders of Company common stock (other than the Principal Stockholders) who comply with all of the required procedures for perfecting appraisal rights under the DGCL to demand appraisal and receive payment of the fair value of their shares of Company common stock as determined by the Delaware Court of Chancery. See “Appraisal Rights” for more information.

In reaching its determinations and recommendations described above, the Board also considered the following potentially negative factors:

•	Historical Trading Price of Company’s Common Stock. The Board considered the fact that merger consideration is approximately 7.6% lower than the highest closing price of the Company’s common stock over the 52-week period ending on February 16, 2018, the last trading day prior to the announcement of the merger.

•	No Participation in the Company’s Future Growth or Earnings. The Board considered that, if the merger is consummated, stockholders of the Company will receive the merger consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or the surviving company in the merger, or benefit from any potential future appreciation in the value of the shares of Company common stock, including any value that could be achieved if the Company engages in future strategic or other transactions.

•	Disruption of the Company’s Business. The Board considered the effect of the public announcement and pendency of the merger on the Company’s business and operations, stock price, relationships with third parties and employees and ability to attract key management and other personnel while the merger is pending, as well as the potential adverse effects on the financial results of the Company.

•	Non-Solicitation Covenant and Stockholder Consent. The Board considered that, as a condition to entering into the merger agreement at the $15.75 per share price achieved, Parent required that the merger agreement include a provision permitting Parent to terminate the merger agreement if the Principal Stockholders failed to execute and deliver to the Company the written consent to the merger shortly following the execution of the merger agreement and that, under the terms of the merger agreement insisted upon by Parent, following the execution of the written consent by the Principal Stockholders, the stockholder approval necessary to consummate the merger would be obtained and the Board would no longer be able to engage in discussions regarding unsolicited alternative transactions or to terminate the merger agreement in connection with an unsolicited transaction that is more favorable to the Company’s stockholders. The Board considered the possible alternatives to the acquisition by Parent, including, in particular, Company A’s indications of interest in an all-cash acquisition of the Company for $17.50 per share, and the potential risks of those alternatives, the range of potential benefits to shareholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, as well as the Board’s assessment that none of these alternatives were reasonably likely to create greater value for shareholders.

•	Interim Operating Covenants. The Board considered that the merger agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the merger, requiring the Company to conduct its and its subsidiaries’ business in the ordinary course of business, and that such restrictions may delay or prevent the Company from undertaking business opportunities.

•	Risks the Merger May Not Be Completed. The Board considered the possibility that, while the merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied or waived and that as a result the merger might not be consummated. The Board considered that a failure to consummate the merger could have adverse effects on the Company’s business, the market price for Company common stock and the Company’s relationships with third parties and employees, including the facts that (i) the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the merger; (ii) the Company may have abandoned or delayed certain projects and business opportunities; (iii) the Company will have incurred significant transaction costs; and (iv) the market’s perception of the Company’s prospects could be adversely affected.

•	Regulatory Matters. The Board considered the regulatory approvals that would be required to consummate the merger and the risks of not receiving any such approvals, taking into account the limitations on the remedial actions that Parent is required to take under the merger agreement in order to obtain the foregoing approvals.

•	Tax Treatment. The Board considered that the receipt of the merger consideration will generally be a taxable transaction to stockholders of the Company for U.S. federal income tax purposes. The Board believed that this was mitigated by the fact that the entire merger consideration would be payable in cash, providing adequate cash for the payment of any taxes due.

During its consideration of the transaction with Parent, the Board was also aware of and considered the fact that the Company’s executive officers and directors have financial interests in the merger that may be different from or in addition to those of other stockholders, as more fully described in “The Merger—Interests of the Company’s Directors and Officers in the Merger”, and the fact that the size of the THL Stockholders’ ownership stake in the Company and THL’s status as a financial sponsor could influence the THL Stockholders’ views on the attractiveness and/or timing of the merger.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the principal factors considered by the Board. The Board reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Board believed were appropriate. The Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board viewed its positions and recommendation as being based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Prospective Financial Information

The Company does not, as a matter of general practice, publicly disclose financial projections due to the difficulty of predicting the Company’s results. However, in connection with the Board’s evaluation of the merger, the Board considered certain non-public, unaudited prospective financial information relating to the Company for the fiscal years ending 2017 through 2022 (the “Company Projections”). The Company Projections were also provided to Jefferies, which was directed to use and rely upon such projections for purposes of its analyses and opinion described in the section entitled “The Merger—Opinion of the Company’s Financial Advisor.”

The Company Projections represent the Company’s reasonable estimates and good faith judgments as to the future growth and financial performance of the Company, including forecasts of revenue, net income and Adjusted EBITDA. The Company Projections were not prepared with a view to public disclosure. The Company Projections included in this Information Statement are the responsibility of, the Company’s management. The Company Projections were prepared solely for internal use of the Company and are subjective in many respects. Although a summary of the Company Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by the Company’s management that the Company believed were reasonable at the time the Company Projections were prepared, taking into account relevant information available at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, other than certain assumptions of the Company’s management as to the Company’s effective tax rate following the U.S. tax reform enacted in December 2017 and the post-tax reform effective tax rate’s impact on earnings per share calculations, the Company Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Company Projections will be realized, and actual results may be materially better or worse than those contained in the Company Projections. The inclusion of the Company Projections should not be regarded as an indication that the Board, the Company, Jefferies or any other recipient of this information considered, or now considers, the forecasts to be predictive of actual future results and the Company Projections should not be relied upon as such.

The Company Projections are subjective in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although presented with numerical specificity, the Company Projections are based upon and reflect numerous judgments, estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As such, the Company Projections constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements”. As a result, the Company cannot assure you that the estimates and assumptions made in preparing the Company Projections will prove accurate, that the projected results, will be realized or that actual results will not be significantly higher or lower than projected results. In addition, the Company Projections cover multiple years and such information by its nature becomes less reliable with each successive year.

The Company Projections were not prepared with a view toward complying with generally accepted accounting principles (including U.S. generally accepted accounting principles, “GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the Company Projections are unaudited and neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Company Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Company Projections.

The inclusion of portions of the Company Projections herein is not deemed an admission or representation by the Company, the independent directors or the Board, their advisors or any other person, that the Company Projections are viewed by the Company as material information of the Company or the surviving corporation. THE COMPANY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE COMPANY PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE, OR TO REFLECT CHANGES IN GENERAL ECONOMIC, REGULATORY OR INDUSTRY CONDITIONS. In light of the foregoing factors and uncertainties inherent in the Company Projections, readers of this Information Statement are cautioned not to place undue, if any, reliance on the portions of the Company Projections set forth below.

The Company Projections include certain non-GAAP measures (including EBITDA) because the Company believed such measures would be useful to the Board in evaluating the prospects of the Company. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including net income from continuing operations. The Company’s calculations of these non-GAAP measures may differ from others in its industry and are not necessarily comparable with information presented under similar sounding captions used by other companies.

Subject to the foregoing qualifications, the following is a summary of the Company Projections. All amounts in the tables below are in millions of U.S. dollars, except per share values.

Company Projections

	Fiscal Year Ending December 31 ($ in millions)
	2017E	2018E	2019E	2020E	2021E	2022E
Revenue	314.4	336.4	367.1	406.7	449.4	495.8
growth %		7.0%	9.1%	10.8%	10.5%	10.3%
Adjusted EBITDA(1)	54.6	63.0	70.0	79.0	89.8	101.5
margin %	17.4%	18.7%	19.1%	19.4%	20.0%	20.5%
growth %		15.5%	11.1%	12.9%	13.6%	13.0%
Net Income	21.4	30.5	34.8	40.6	47.8	55.7
margin %	6.8%	9.1%	9.5%	10.0%	10.6%	11.2%
Earnings Per Share(2)	0.74	1.06	1.20	1.40	1.64	1.91
Adjusted Earnings Per Share	0.79	1.06	1.20	1.40	1.64	1.91

(1)	“Adjusted EBITDA” was calculated as: EBITDA, excluding certain one-time, non-recurring items.
(2)	Assumes 22.0% effective tax rate per Company management, excluding 2017E.

Opinion of the Company’s Financial Advisor

The Company has engaged Jefferies as its financial advisor in connection with the merger. In connection with this engagement, the Company requested that Jefferies evaluate the fairness, from a financial point of view, of the per share merger consideration to be received by holders of Company common stock (other than Rhône Capital L.L.C., Parent, Merger Subsidiary, THL, funds of or other entities related to THL that are holders of or beneficially own Company common stock, and their respective affiliates) pursuant to the merger agreement. At a meeting of the Board held on February 20, 2018, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated February 20, 2018, to the Board to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications to the review undertaken as described in its opinion, the per share merger consideration to be received by holders of Company common stock (other than Rhône Capital L.L.C., Parent, Merger Subsidiary, THL, funds of or other entities related to THL that are holders of or beneficially own Company common stock, and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes the various assumptions made, procedures followed, matters considered and limitations and qualifications to the review undertaken by Jefferies, is attached as Annex B to this information statement and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the per share merger consideration from a financial point of view and did not address any other aspect of the merger or any other matter. The opinion did not address the relative merits of the merger as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger. Jefferies’ opinion does not constitute a recommendation as to how any stockholder should act with respect to the merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed an execution version, provided to Jefferies on February 20, 2018, of the merger agreement;

•	reviewed certain publicly available financial and other information regarding the Company;

•	reviewed certain information furnished to Jefferies by the management of the Company relating to the businesses, operations and prospects of the Company, including financial forecasts and estimates provided by the management of the Company;

•	held discussions with members of the senior management of the Company concerning the matters described in the second and third bullets immediately above;

•	reviewed the stock trading price history and implied trading multiples for the Company and compared them with those of certain publicly traded companies that Jefferies deemed relevant in evaluating the Company;

•	compared the financial terms of the merger with publicly available financial terms of certain other transactions that Jefferies deemed relevant in evaluating the merger; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to Jefferies (including, without limitation, the information described above) or otherwise reviewed by Jefferies. Jefferies relied on assurances of the management and other representatives of the Company that they were not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of the Company or any other entity and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and Jefferies assumed, that the financial forecasts and estimates relating to the Company that Jefferies was directed to utilize in its analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. With respect to financial information utilized in Jefferies’ analyses that was prepared in foreign currencies and converted based on certain exchange rates, Jefferies also assumed that such exchange rates were reasonable to utilize for purposes of its analyses and Jefferies expressed no view as to currency or exchange rate fluctuations or the impact thereof on its analyses or opinion. Jefferies further assumed that there were no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of the Company since the date of the most recent financial statements and other information provided to Jefferies. Jefferies expressed no opinion as to any financial forecasts or estimates or the assumptions on which they were based. Jefferies relied upon the assessments of the management of the Company as to, among other things, (i) the potential impact on the Company of market, competitive, geopolitical and other conditions and trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the restaurant industry and the specialty and fine-dining sector thereof and the geographic regions in which the Company operates, including with respect to pricing and supply of food products, which are subject to volatility and, if different than as assumed by the management of the Company, could have a meaningful impact on Jefferies’ analyses and opinion, and (ii) the terms, obligations and other arrangements with respect to the Company’s long-term leases and the Company’s existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key employees, joint venture partners, third-party vendors, suppliers and distributors, and other commercial relationships. Jefferies assumed that there would not be any developments with respect to any such matters that would be meaningful in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. As the Company was aware, the credit, financial and stock markets, and the industry and sector in which the Company operates, have experienced and continue to experience volatility and Jefferies expressed no view or opinion as to any potential effects of such volatility on the Company or its business or the merger.

Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting the Company or the merger and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion of all legal, regulatory, accounting and tax advice given to the Company and/or the Board, including, without limitation, with respect to changes in, or the impact of, tax laws, regulations and governmental and legislative policies on the Company and advice as to legal, regulatory, accounting and tax consequences to the Company and its stockholders of the terms of, and transactions contemplated by, the merger agreement and related documents. Jefferies assumed that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on the Company or the merger or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion. Jefferies also assumed that the final merger agreement, when signed by the parties thereto, would be substantially similar to the execution version reviewed by Jefferies.

Jefferies’ opinion was provided for the use and benefit of the Board (in its capacity as such) in its evaluation of the per share merger consideration from a financial point of view. Jefferies’ opinion did not address the relative merits of the merger contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the merger agreement or the documents referred to therein, including the form or structure of the merger or any term, aspect or implication of any written consent, financing or other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the merger or otherwise. In addition, Jefferies expressed no opinion or view with respect to, and Jefferies’ opinion did not address, the individual circumstances of, or allocation or relative fairness among, holders of Company common stock or any other securities of the Company, or any rights, preferences, restrictions or limitations (whether by virtue of control, voting, liquidity or otherwise) that might be attributable to any such securities or that might distinguish any holders thereof. Jefferies expressed no opinion as to the prices at which shares of Company common stock or any other securities of the Company might trade or otherwise be transferable at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the merger relative to the per share merger consideration or otherwise. The issuance of Jefferies’ opinion was authorized by Jefferies’ fairness committee.

In connection with rendering its opinion to the Board, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company, business or transaction used as a comparison was identical or directly comparable to the Company or the merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of the Company or its businesses or securities.

The per share merger consideration was determined through negotiations between the Company and Rhône, and the decision by the Company to enter into the merger agreement was solely that of the Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the per share merger consideration and should not be viewed as determinative of the views of the Board or the Company’s management with respect to the merger or the consideration payable in the merger.

Financial Analyses

The following is a summary of the material financial analyses reviewed with the Board and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. For purposes of the financial analyses described below, the term “adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, excluding one-time non-recurring items, as applicable.

Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of the Company and the following 11 selected U.S. publicly traded companies in the full-service restaurant industry that Jefferies considered generally relevant for purposes of analysis, collectively referred to as the selected companies:

•	BJ’s Restaurants, Inc.

•	Bloomin’ Brands, Inc.

•	Brinker International, Inc.

•	The Cheesecake Factory Incorporated

•	Chuy’s Holdings, Inc.

•	Darden Restaurants, Inc.

•	Dave & Buster’s Entertainment, Inc.

•	Del Frisco’s Restaurant Group, Inc.

•	Red Robin Gourmet Burgers, Inc.

•	Ruth’s Hospitality Group, Inc.

•	Texas Roadhouse, Inc.

Jefferies reviewed, among other information, enterprise values of the selected companies, calculated as fully diluted equity values based on closing stock prices on February 16, 2018 plus total debt, preferred equity and non-controlling interests (as applicable) less cash and cash equivalents, as a multiple of calendar year 2018 and calendar year 2019 estimated adjusted EBITDA. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on publicly available information and financial forecasts and estimates of the management of the Company.

The overall low to high calendar year 2018 and calendar year 2019 estimated adjusted EBITDA multiples observed for the selected companies were 6.6x to 12.7x (with a median of 8.8x) and 6.3x to 11.6x (with a median of 8.2x), respectively. Jefferies then applied selected ranges derived from the selected companies of calendar year 2018 and calendar year 2019 estimated adjusted EBITDA multiples of 8.0x to 10.0x and 7.0x to 9.0x, respectively, to corresponding data of the Company based on financial forecasts and estimates of the management of the Company. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Per Share Merger Consideration
CY2018E Adjusted EBITDA	CY2019E Adjusted EBITDA
$13.80 - $17.99	$13.34 - $17.99	$15.75

Selected Precedent Transactions Analysis. Jefferies reviewed, to the extent publicly available, financial information for the following 14 selected transactions involving target companies or businesses in the full-service restaurant industry announced since January 2010 that Jefferies considered generally relevant for purposes of analysis, collectively referred to as the selected transactions:

Date Announced	Acquiror	Target/Seller
November 2017	• Arby’s Restaurant Group, Inc.	• Buffalo Wild Wings, Inc.

March 2017	• Darden Restaurants, Inc.	• Cheddar’s Restaurant Holding Corp.

January 2017	• Golden Gate Capital Opportunity Fund, L.P.	• Bob Evans Farms, Inc. (Bob Evans Restaurants business)

May 2015	• NRD Partners I, L.P.	• Frisch’s Restaurants, Inc.

May 2014	• Golden Gate Capital Opportunity Fund, L.P.	• Darden Restaurants, Inc. (Red Lobster business and related assets)

January 2014	• Apollo Management VIII, L.P.	• CEC Entertainment, Inc.

July 2012	• Darden Restaurants, Inc.	• Yard House USA, Inc.

May 2012	• Thomas H. Lee Partners, L.P.	• Fogo de Chão Churrascaria (Holdings), LLC

May 2012	• Angelo, Gordon & Co., L.P.	• Benihana Inc.

May 2012	• Centerbridge Partners, L.P.	• P.F. Chang’s China Bistro, Inc.

February 2012	• Fidelity National Financial, Inc.	• O’Charley’s Inc.

December 2011	• Landry’s, Inc.	• Morton’s Restaurant Group, Inc.

May 2011	• Golden Gate Capital Opportunity Fund, L.P.	• California Pizza Kitchen, Inc.

May 2010	• Oak Hill Capital Partners III, L.P.	• Dave & Buster’s Holdings, Inc.

Jefferies reviewed transaction values of the selected transactions, calculated to the extent publicly available as the purchase prices paid for the target companies or businesses involved in such transactions plus total debt, preferred equity and non-controlling interests (as applicable) less cash and cash equivalents, as a multiple of latest 12 months adjusted EBITDA as of the applicable announcement dates of such transactions. Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information and pro forma for certain related transactions, segment allocations and synergies to the extent disclosed and applicable. Estimated financial data of the Company was based on publicly available information and financial forecasts and estimates of the management of the Company.

The overall low to high latest 12 months adjusted EBITDA multiples observed for the selected transactions were 4.1x to 15.0x (with a median of 8.0x). Jefferies then applied a selected range derived from the selected transactions of latest 12 months adjusted EBITDA multiples of 8.0x to 11.0x to the Company’s latest 12 months (as of December 31, 2017) estimated adjusted EBITDA based on financial forecasts and estimates of the management of the Company. This analysis indicated the following approximate implied per share equity value reference range for the Company as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range	Per Share Merger Consideration
$11.54 - $17.00	$15.75

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the Company, using both a terminal multiples approach and a perpetuity growth rate approach, to calculate a range of implied present values of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the second half of the fiscal year ending December 31, 2018 through the full fiscal year ending December 31, 2022 utilizing financial forecasts and estimates of the management of the Company. For purposes of this analysis, stock-based compensation was treated as a cash expense. In the terminal multiples approach, terminal values of the Company were calculated by applying to the Company’s fiscal year ending December 31, 2022 estimated adjusted EBITDA a selected range of adjusted EBITDA multiples of 7.5x to 9.5x. In the perpetuity growth rate approach, terminal values of the Company were calculated by applying to the Company’s standalone unlevered, after-tax free cash flows for the fiscal year ending December 31, 2022 (assuming normalized depreciation and amortization, capital expenditures and net working capital in the terminal year) a selected range of perpetuity growth rates of 1.0% to 3.0%. The present values (as of June 30, 2018) of the cash flows and terminal values were then calculated using a selected discount rate range of 11.5% to 12.5%. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Per Share Merger Consideration
Terminal Multiples Approach	Perpetuity Growth Rate Approach
$16.60 - $21.40	$14.21 -$19.66	$15.75

Miscellaneous

The Company has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $6.75 million, of which a portion was payable upon delivery of Jefferies’ opinion to the Board and approximately $5.75 million is payable contingent upon consummation of the merger. In addition, the Company agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

As the Board was aware, Jefferies and its affiliates in the past provided, currently are providing and in the future may provide financial advisory and/or financing services unrelated to the merger to the Company and to THL and certain of their respective affiliates and/or portfolio companies, as the case may be, for which services

Jefferies and its affiliates have received and would expect to receive compensation, including, during the two-year period prior to the date of Jefferies’ opinion, having acted as (i) in the case of the Company, joint bookrunning manager for an equity offering of Company common stock, for which services, as described in this clause (i), Jefferies and its affiliates received an aggregate fee of approximately $1.5 million, and (ii) in the case of THL and/or certain of its portfolio companies (other than the Company), (A) financial advisor in connection with a sale transaction of a portfolio company of THL, and (B) joint arranger and sole bookrunning manager for a term loan repricing and a block trade, for which services, as described in this clause (ii), Jefferies and its affiliates received aggregate fees of approximately $2.5 million. Although Jefferies and its affiliates had not provided financial advisory or financing services to Rhône Capital L.L.C. during the two-year period prior to the date of Jefferies’ opinion, Jefferies may in the future seek to provide financial advisory and financing services to Rhône Capital L.L.C. and certain of its affiliates and/or portfolio companies, for which Jefferies would expect to receive compensation. In addition, Jefferies maintains a market in the securities of the Company and, in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the Company, certain portfolio companies of THL and/or Rhône Capital L.L.C. and their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities.

Jefferies was selected as the Company’s financial advisor in connection with the merger because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with the Company and its business. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Certain Effects of the Merger

Upon the consummation of the merger, Merger Subsidiary will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

At the effective time, each outstanding share of Company common stock (other than any shares held by the Company, Parent, Merger Subsidiary, any other wholly-owned subsidiary of Parent or the Company or any stockholder of the Company who has perfected and not withdrawn a demand for appraisal in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive $15.75 in cash, without interest and less any applicable withholding taxes.

Upon the consummation of the merger, your shares of Company common stock will no longer be outstanding and will automatically be canceled and cease to exist in exchange for payment of the per share merger consideration described above unless you have perfected and not withdrawn a demand for appraisal in accordance with Section 262 of the DGCL. As a result, you will not own any shares of the surviving corporation, and you will no longer have any interest in its future earnings or growth. As a result of the merger, the Company will cease to be a publicly-traded company and will be wholly owned by Parent. Following the consummation of the merger, the surviving corporation will remove its common stock from listing on Nasdaq and terminate the registration of its common stock under the Exchange Act and will no longer be subject to reporting obligations under the Exchange Act.

In the event that, from the date of the merger agreement until the effective time, the Company takes certain actions to change the number of shares of its common stock outstanding, including by split, combination or reclassification, or pays any dividend on or makes any distribution of common stock, then any number or amount in the merger agreement, which is based on the price or number of shares of Company common stock, including the merger consideration, will be adjusted to reflect such split, combination, dividend or change.

Please see the sections of this Information Statement entitled “The Merger Agreement—Consideration to be Received in the Merger” and “The Merger Agreement—Cancellation of Shares”.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the sections below under “The Merger—Interests of the Company’s Directors and Officers in the Merger” and “The Merger Agreement—Treatment of Equity-Based Awards”.

Company common stock is currently registered under the Exchange Act and trades on Nasdaq under the symbol “FOGO”. Following the consummation of the merger, shares of Company common stock will no longer be traded on Nasdaq or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC. Termination of registration of the shares of Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company’s stockholders and the SEC and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company if the Merger is not Completed

If the merger is not completed for any reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the shares of Company common stock will continue to be listed and traded on Nasdaq, the shares of Company common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive casual dining industry in which the Company operates and adverse economic conditions.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of common stock may decline to the extent that the current market price of Company common stock reflects a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company and Parent are permitted to terminate the merger agreement. Please see the section of this Information Statement entitled “The Merger Agreement—Termination”.

Financing of the Merger

Debt Financing

In connection with the entry into the merger agreement, Merger Subsidiary entered into a commitment letter with Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (collectively referred to herein as the “commitment parties”), pursuant to which the commitment parties have committed to provide, severally but not jointly, upon the terms and subject to the conditions set forth in a debt commitment letter (the “debt commitment letter”), debt financing in an aggregate principal amount of $340 million, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $300 million, which we refer to as the “term loan facility”, and (ii) a senior secured revolving credit facility in an aggregate principal amount of $40 million (only a portion of which, if any, is expected to be drawn or used at the closing of the merger), which we refer to as the “revolving credit facility” ((i) and (ii) collectively referred to herein as the “credit facilities”).

The proceeds of the term loan facility will be used on the closing date of the merger (i) to finance, in part, amounts payable under the merger agreement, (ii) to finance fees, premiums, expenses and other transaction costs incurred in connection with the merger and related transactions and (iii) to repay certain of the Company’s indebtedness outstanding as of the closing of the merger. The revolving credit facility will be available after the closing date of the merger to provide liquidity for general corporate purposes and ongoing working capital. A portion of the revolving credit facility may be drawn or used at the closing of the merger for the specific purposes set forth in the debt commitment letter, including backstopping or replacing our existing letters of credit.

The debt financing contemplated by the debt commitment letter is conditioned on the consummation of the merger in accordance with the merger agreement substantially concurrently with the funding of the credit facilities, as well as other customary conditions, including, but not limited to:

•	subject to certain limitations, the absence of a Company material adverse effect (as defined below in the section entitled “The Merger Agreement—Representations and Warranties”) since February 20, 2018;

•	payment of all applicable costs, fees and expenses;

•	delivery of certain audited and unaudited financial statements of the Company, depending on the timing of the closing of the merger;

•	the consummation of the equity financing prior to or substantially concurrently with the initial borrowing under the credit facilities;

•	receipt by the lenders of documentation and other information about the borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act);

•	subject to certain limitations, the execution and delivery by the borrower and certain guarantors of definitive loan documentation consistent with the debt commitment letter;

•	subject to certain limitations, the taking of certain actions necessary to establish and perfect a security interest in the collateral securing the debt financing;

•	subject to certain limited exceptions, the repayment of the Company’s outstanding indebtedness immediately following the effective time;

•	the accuracy of the Company’s representations and warranties in the merger agreement as are material to the interests of the lenders under the credit facilities, but only to the extent Merger Subsidiary or its applicable affiliate would have the right to terminate the merger agreement or refuse to complete the merger as a result of a breach of such representations and warranties, and the accuracy in all material respects of certain specified representations and warranties in the loan documents; and

•	the completion of a marketing period to syndicate the debt financing prior to the closing date, which we refer to as the “marketing period”, of at least 15 consecutive business days following receipt by the lenders of certain required financial statements of the Company, including audited financial statements for the fiscal year ended December 31, 2017.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter and such portion is required to fund amounts contemplated to be paid under the merger agreement, Parent is required to promptly notify us and Parent and Merger Subsidiary are required to use their reasonable best efforts to obtain alternative financing in an amount sufficient to enable Parent and Merger Subsidiary to meet their funding obligations contemplated by the merger agreement. As of the last practicable date before the printing of this Information Statement, the debt commitment letter remains in effect. The documentation governing the debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this Information Statement.

The lenders may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment letter.

Equity Financing

On February 20, 2018, each of Rhône Partners V L.P. and Rhône Offshore Partners V L.P. entered into an equity commitment letter (the “equity commitment letter”) with Parent pursuant to which Rhône Fund V committed to make an equity contribution of up to $278 million to Parent. We refer to the financing described above as the equity financing. The equity financing is subject to the following conditions:

•	Satisfaction of the conditions precedent to Parent’s and Merger Subsidiary’s obligations to complete the merger as set forth in the merger agreement (other than those conditions that by their nature are to be satisfied by actions to be taken at the closing, which must be capable of being satisfied upon, and which must in fact be satisfied at, the closing); and

•	The simultaneous funding of the debt financing in accordance with the terms of the debt commitment letter.

Each of Rhône Partners V L.P.’s and Rhône Offshore Partners V L.P.’s obligations to fund their respective share of the equity commitment will automatically terminate upon the earliest to occur of: (i) the consummation of the merger; and (ii) the termination of the merger agreement in accordance with its terms (except under circumstances where the parent termination fee is payable, in which case, the equity commitment letter will terminate with respect to each of Rhône Partners V L.P. and Rhône Offshore Partners V L.P. upon its funding to Parent of its share of an amount sufficient for Parent to pay the parent termination fee) or (iii) the assertion by Company or any of our affiliates directly or indirectly of a claim against Rhône, Parent, Merger Subsidiary or their affiliates (other than a claim for specific performance).

The Company is an express third-party beneficiary of the equity commitment letter and has the right to cause Parent to enforce the equity commitment letter against Rhône Fund V and require Parent to cause the equity commitment under the equity commitment letter to be funded, solely to the extent the Company has the right to specific performance under the merger agreement and is granted a decree of specific performance therefor.

Interests of the Company’s Directors and Officers in the Merger

Details of the beneficial ownership of the Company’s directors and executive officers of Company common stock are set out in the section of this Information Statement entitled “Security Ownership of Certain Beneficial Owners and Management”. In addition to their interests in the merger as stockholders, certain of the Company’s directors and officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally, which are described below. You should be aware of these interests. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and deem the merger agreement, the merger and the other transactions contemplated by the merger agreement to be fair to, and in the best interests of, the Company and its stockholders. These interests include:

•	the accelerated vesting and cash-out of equity-based awards held by directors and officers in connection with the merger in accordance with the terms of the merger agreement (as described below in “—Treatment of Equity-Based Awards”); and

•	certain contractual severance payments and benefits in the event an officer experiences a termination without cause or for good reason prior to the second anniversary of the effective time (as described below in “—Severance Entitlements”).

In addition, the Company’s directors and officers have the right to indemnification following the closing of the merger. Please see the section below entitled “—Director and Officer Indemnification”.

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act. As an emerging growth company, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain shareholder approval of any golden parachute payments not previously approved. The Company has historically elected to take advantage of these exemptions with respect to disclosure obligations regarding executive compensation and has done so for purposes of this Information Statement.

Certain Assumptions

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur. As a result, the actual amounts, if any, to be received by an officer may differ in material respects from the amounts set forth below. Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the effective time is February 20, 2018, which is the assumed date of the closing of the merger (the “assumed merger closing date”) solely for purposes of this transaction-related compensation disclosure;

•	each officer experienced a qualifying termination of employment immediately following the effective time;

•	quantification of outstanding equity awards is calculated based on the outstanding equity awards held by each director or officer as of February 20, 2018; and

•	the amounts set forth in the tables below regarding officer compensation are based on compensation levels as of February 20, 2018.

Treatment of Shares of Common Stock

For information regarding beneficial ownership of Company common stock, other than the equity-based awards described below, by each of the Company’s directors and named executive officers and all of such directors and officers as a group, please see the section of this Information Statement entitled “Security Ownership of Certain Beneficial Owners and Management”. Other than the equity-based awards described below, Stacy A. Murray does not beneficially own any Company common stock. Each of the Company’s directors and officers will be entitled to receive, for each share of Company common stock he or she holds, the same per share merger consideration in cash in the same manner as other stockholders.

Treatment of Equity-Based Awards

Treatment of Stock Options

The merger agreement provides that, immediately prior to the effective time of the merger, each outstanding Company stock option, whether or not exercisable or vested, will be canceled, and the Company will pay each such holder at or promptly following the effective time for each such stock option an amount in cash, less any applicable tax withholding, equal to (i) the excess, if any, of (A) the per share merger consideration over (B) the exercise price per share of Company common stock subject to such stock option, multiplied by (ii) the number of shares of Company common stock such holder could have purchased had such holder exercised such stock option in full immediately prior to the effective time.

The table below, entitled “Cash Payments to Directors and Officers in respect of Vested and Unvested Stock Options”, along with its footnotes, shows the number of vested and unvested stock options held by the Company’s directors and officers as of February 20, 2018 and the cash consideration each of them can expect to receive for such stock options at or promptly following the effective time, assuming continued service through the assumed merger closing date. The options identified below as vested were vested in the ordinary course and not in connection with the merger. No individual who was a non-employee director of the Company since the beginning of fiscal year 2017 holds any unvested stock options.

Cash Payments to Directors and Officers

in respect of Vested and Unvested Stock Options

Name	No. of Vested Stock Options	Resulting Consideration from Vested Stock Options ($)(1)	No. of Unvested Stock Options	Resulting Consideration from Unvested Stock Options ($)(1)	Total Resulting Consideration from Stock Options ($)
Directors
Todd M. Abbrecht	—	—	—	—	—
Gerald W. Deitchle	2,316	11,511	—	—	11,511
Douglas A. Haber	—	—	—	—	—
Neil Moses	3,105	23,877	—	—	23,877
Douglas R. Pendergast	2,316	11,511	—	—	11,511
Jeff T. Swenson	—	—	—	—	—
Officers
Lawrence Johnson	538,454	3,444,174	—	—	3,444,174
George B. McGowan	213,852	1,159,006	53,465	289,752	1,448,758
Anthony D. Laday	76,374	397,765	50,919	265,176	662,941
Selma Oliveira	267,317	1,565,766	—	—	1,565,766
Michael Prentiss	201,633	1,227,321	—	—	1,227,321
Stacy A. Murray	2,500	12,500	7,500	37,500	50,000
Albert G. McGrath	61,098	212,557	40,736	141,725	354,282

(1)	The value of the stock options shown in the table is based on the excess, if any, of the per share merger consideration of $15.75 over the applicable exercise price.

Treatment of Restricted Stock

The merger agreement provides that, immediately prior to the effective time, (i) all restrictions on each share of restricted Company common stock (“restricted stock”) that is not subject to performance-based vesting conditions (“time-based restricted stock”) will lapse, and the Company will pay each such holder at or promptly following the effective time for each such share of time-based restricted stock an amount equal to the per share merger consideration, less applicable tax withholding and (ii) all restrictions on each share of restricted stock that is subject to performance-based vesting conditions (“performance-based restricted stock”) will lapse, and the Company will pay each such holder at or promptly following the effective time for each such performance-based restricted stock an amount in cash, less applicable tax withholding, equal to (A) the number of shares of Company common stock subject to such award of performance-based restricted stock (assuming that the performance conditions on such restricted stock are deemed to be achieved at the target performance level) times (B) the per share merger consideration. As of the effective time, all shares of restricted stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

The table below, entitled “Cash Payments to Directors and Officers in respect of Restricted Stock”, along with its footnotes, shows the number of outstanding shares of time-based restricted stock and performance-based restricted stock held by the Company’s directors and officers as of February 20, 2018 and the cash consideration each of them can expect to receive for such awards on or promptly following the effective time, assuming continued service through the assumed merger closing date. No individual who was a non-employee director of the Company since the beginning of fiscal year 2017 holds any performance-based restricted stock.

Cash Payments to Directors and Officers in respect of Restricted Stock

Name	No. of Shares of Time-Based Restricted Stock	Resulting Consideration from Time-Based Restricted Stock ($)(1)	No. of Shares of Performance- Based Restricted Stock(2)	Resulting Consideration from Performance-Based Restricted Stock ($)(1)	Total Resulting Consideration from Restricted Stock ($)
Directors
Todd M. Abbrecht	—	—	—	—	—
Gerald W. Deitchle	2,567	40,430	—	—	40,430
Douglas A. Haber	—	—	—	—	—
Neil Moses	2,567	40,430	—	—	40,430
Douglas R. Pendergast	2,567	40,430	—	—	40,430
Jeff T. Swenson	—	—	—	—	—
Officers
Lawrence Johnson	20,072	316,134	21,929	345,382	661,516
George B. McGowan	8,475	133,481	9,259	145,829	279,310
Anthony D. Laday	7,429	117,007	8,116	127,827	244,834
Selma Oliveira	5,340	84,105	5,834	91,886	175,991
Michael Prentiss	2,747	43,265	3,001	47,266	90,531
Stacy A. Murray	1,300	20,475	1,420	22,365	42,840
Albert G. McGrath	1,146	18,050	1,252	19,719	37,769

(1)	The value of restricted stock shown in the table is based on the merger consideration of $15.75 per share.
(2)	The number of shares of performance-based restricted stock shown in the table is based on performance at target level, which is the level at which such awards will vest at the effective time.

Severance Entitlements

Change of Control Agreements

Each of the Company’s officers except for Ms. Murray is party to a change of control agreement (collectively, the “change of control agreements”) that provides for severance payments and benefits in the event of a termination of the officer’s employment by the Company without “cause” or by the officer for “good reason” (each, a “qualifying termination”) within two years following a change of control of the Company. For purposes of the change of control agreements, consummation of the merger will constitute a change of control of the Company. In the event of a qualifying termination within two years following the effective time, each officer (other than Ms. Murray) would be entitled to receive:

•	a lump sum payment in an amount equal to a the product of two (with respect to Mr. Johnson) or one (with respect to each of the Company’s other officers other than Ms. Murray) multiplied by the sum of (i) such officer’s annual base salary (at the rate in effect for the year in which the officer’s termination of employment occurs), plus (ii) bonus pay opportunity (at the targeted amount in effect for the year in which the termination date occurs or, if the bonus pay opportunity has not been established or was after the merger, the highest maximum bonus pay opportunity as in effect for any of the three fiscal years immediately preceding the year in which the merger occurred); and

•	continuation for 18 months of all welfare benefits substantially similar to those that the officer was receiving or entitled to receive immediately prior to the officer’s termination of employment.

None of the officers is entitled to any excise tax gross-up payments; instead, the change of control agreements each provide that if any payment thereunder or under any other agreement between the officer and the Company would constitute an “excess parachute payment” under Section 280G of the Code (as defined below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), such payment will be reduced to the minimum extent necessary such that there is no excess parachute payment; provided that such a reduction will not be made if doing so would result in the officer receiving an after-tax amount of less than 90% of the after-tax amount of the severance payment he or she would have otherwise received under the change of control agreement or any other agreement between the officer and the Company.

For purposes of the change of control agreements, “cause” and “good reason” are generally defined as follows:

“cause” generally means,

•	misappropriation or theft of the Company’s or any of its subsidiary’s funds or property;

•	conviction or entering of a plea of nolo contendere of any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude;

•	material breach of the change of control agreement or any other employment agreement or material failure to perform any duties owed to the Company;

•	intentional breach of fiduciary obligations to the Company or any securities laws applicable to the Company for which the officer has direct responsibility and of which he or she was not acting under instructions of the Board or under the belief, based on advice of Company counsel, that his or her conduct was appropriate; or

•	commission of any act involving willful malfeasance or gross negligence or failure to act involving material nonfeasance.

Notwithstanding the foregoing, an officer’s employment with the Company will not be terminated for cause unless he or she has been given written notice by the Board of its intention to so terminate his or her employment for cause, and the officer will have ten days after such written notice is given in which to cure the applicable act or omission, to the extent such cure is possible.

“good reason” generally means,

•	assignment to the officer of any duties that are materially inconsistent with the officer’s position, authority, duties, or responsibilities or any other action by the Company which results in a material diminution in such position, authority, duties, or responsibilities;

•	material breach by the Company of the change of control agreement which remains uncured for ten days following the Company’s receipt of written notice that specifically identifies the breach;

•	reduction by the Company of the officer’s base pay or bonus pay opportunity, other than a reduction not to exceed an aggregate amount of up to 20% of base pay or bonus pay opportunity provided that (i) such reduction is applied to all executive officers of the Company and (ii) the Board has determined in good faith that such reduction is necessary for the Company to comply with the covenants of the Company’s financial obligations to third parties or to preserve the Company as a going concern;

•	if the officer’s principal residence at the time in question is within 35 miles of the Company’s headquarters or the headquarters of the subsidiary that is the officer’s employer, the Company requires the officer to move his or her principal location of work to any location that is in excess of 50 miles from such residence without the officer’s prior written consent;

•	any purported termination by the Company of the officer’s employment except for cause or due to death or disability, or as otherwise expressly permitted by another agreement between the officer and the Company;

•	failure by the Company to require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the change of control agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; or

•	material breach of the change of control agreement or any other agreement between the officer and the Company by the Company or any successor thereto which is not remedied by the Company within ten days after the Company’ receipt of written notice from the officer of such breach.

In addition, the change of control agreements each include (i) indefinite confidentiality provisions and (ii) non-competition and non-solicitation provisions for two years following termination of employment.

Under the change of control agreements, the aggregate potential severance that would be paid to the Company’s officers, assuming each officer had a qualifying termination immediately following the effective time of the merger, is $4,960,885 plus the value of any benefits continuation.

Employment Agreements

In addition to the change of control agreements, Mr. Johnson, Mr. McGowan and Ms. Oliveira are each party to an employment agreement (collectively, the “employment agreements”) that provides for certain severance payments and benefits in the event of a qualifying termination, regardless of whether such qualifying termination occurs in connection with a change of control. Generally, the applicable definitions of “cause” and “good reason” under the employment agreements are similar to the definitions of “cause” and “good reason” that are described above under “Change of Control Agreements.” The severance payments and benefits received under the employment agreements are generally less than the severance payments and benefits pursuant to the change of control agreements and the severance benefits received under the change of control agreement described above would be offset by any severance payments or benefits made under the employment agreements. Accordingly, each of Mr. Johnson, Mr. McGowan and Ms. Oliveira would not receive any incremental severance benefit from his or her respective employment agreements if he or she experienced a qualifying termination following the merger effective date. However, Mr. Johnson’s employment agreement and Ms. Oliveira’s employment agreement provide for continued participation at the Company’s expense in its health and welfare programs for a period of up to two years following the date of termination, whereas the change of control agreements provide for an 18-month continuation period.

Continuing Employee Benefits

The merger agreement provides that, for a period of 12 months following the effective time of the merger, Parent will (or will cause the surviving corporation to) provide (i) to each employee of the Company or any of its subsidiaries who continued employment (collectively, the “Company Employees”), (A) salary that is no less favorable than that provided to such Company Employee immediately prior to the effective time of the merger and (B) severance benefits that are substantially comparable to those provided to such Company Employee as in effect at the date of the merger agreement and disclosed to Parent prior to the date of the merger agreement and (ii) to continuing Company Employees, (A) target incentive opportunities that are substantially the same in the aggregate as the target incentive opportunities (excluding any equity or equity-based compensation) provided to such Company Employees immediately prior to the effective time of the merger and (B) employee benefits that are substantially comparable in the aggregate to those provided to such Company Employees by the Company and/or its subsidiaries immediately prior to the effective time of the merger. Parent has also agreed to generally recognize each Company Employee’s period of service with the Company and its subsidiaries for purposes of all benefit plans and compensation and benefit arrangements in which such Company Employee participates following the effective time of the merger. In addition, the merger agreement provides that each continuing Company Employee will be immediately eligible to participate, without any waiting time, in any and all employee benefit plans of Parent, the surviving corporation or their respective affiliates to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such continuing Company Employee participates immediately prior to the effective time of the merger. Parent (or the surviving corporation) may enter into new arrangements with certain of the Company Employees, including our officers, regarding compensation for services performed after the effective time of the merger. At this time, no new arrangements have been entered into between Parent or the surviving corporation and any Company Employee.

Director and Officer Indemnification

For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this Information Statement entitled “The Merger Agreement—Director and Officer Liability”.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Company common stock. This discussion applies only to holders that hold their Company common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	Dealers or traders subject to a mark-to-market method of tax accounting with respect to Company common stock;

•	Persons holding Company common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	Persons who acquired Company common stock through the exercise of employee stock options or otherwise as compensation;

•	Certain financial institutions and insurance companies;

•	Regulated investment companies;

•	Real estate investment trusts;

•	Certain former citizens or residents of the United States;

•	Holders of Company common stock who exercise appraisal rights;

•	Tax-exempt entities, including an “individual retirement account” or “Roth IRA;” or

•	Persons subject to the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Company common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Company common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

This discussion is based on the Internal Revenue Code of 1986 (the “Code”), administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is:

•	A citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust (i) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

The exchange of Company common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Company common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Company common stock that is not a U.S. holder or a partnership. Payments made to a non-U.S. holder in exchange for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	The gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (or, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment or fixed base in the United States);

•	The non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Company common stock for cash pursuant to the merger and certain other conditions are met; or

•	The non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of Company common stock at any time during the five-year period preceding the merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Company common stock. Although there can be no assurances in this regard, the Company does not believe that it is or has been a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by certain U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Company common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 24%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.

Dividends

The Company has never declared or paid cash dividends on shares of Company common stock. Under the terms of the merger agreement, during the period from the date of the merger agreement until the effective time, the Company is prohibited from declaring, setting aside or paying any dividends on, or making any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except for dividends by any of its wholly-owned subsidiaries.

Governmental Authorizations Required for the Merger

Under the HSR Act, and the related rules and regulations issued by the U.S. Federal Trade Commission (the “FTC”), certain transactions, including the merger, may not be consummated until notification and report forms (the “HSR Forms”) have been filed by each of the applicable filing parties with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the applicable waiting periods have expired or terminated.

Under the merger agreement, each of the Company and Parent are required to file HSR Forms with the FTC and the DOJ, and the waiting period (including any extension thereof) applicable to the merger shall have expired or been terminated. The Company and Parent filed their respective HSR Forms on February 28, 2018 and received notice of early termination of the waiting period on March 12, 2018.

The Company and Parent have jointly determined that there are no non-U.S. competition approvals required.

At any time before or after the effective time, the DOJ, the FTC, the U.S. state attorneys general or certain foreign governmental authorities could take action under applicable antitrust laws, including seeking to enjoin the consummation of the merger, conditionally approving the merger upon the divestiture of assets of the Company or Parent or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

For a description of Parent’s and the Company’s respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this Information Statement entitled “The Merger Agreement—Reasonable Best Efforts and Certain Pre-Closing Obligations”.

Delisting and Deregistration of Company Common Stock

If the merger is completed, (i) shares of Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, (ii) shares of Company common stock will no longer be publicly traded and (iii) we will no longer file periodic or other reports with the SEC.

THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement, and such summary and the description of the merger agreement elsewhere in this Information Statement are qualified in their entirety by reference to the complete text of the merger agreement, a copy of which is included as Annex A to this Information Statement and is incorporated into this Information Statement by reference. We urge you to carefully read this entire Information Statement, including the annexes and the other documents to which we have referred you. You should also review the section entitled “Where You Can Find Additional Information”.

The merger agreement has been included for your convenience to provide you with information regarding its terms and we recommend that you read it in its entirety. The merger agreement is not intended to be a source of factual, business or operational information about the Company, Parent or Merger Subsidiary, and the following summary of the merger agreement and the copy thereof included as Annex A to this Information Statement are not intended to modify or supplement any factual disclosure about the Company in any documents it publicly files with the SEC. The merger agreement is a contractual document that establishes and governs the legal relations between the Company and Parent and Merger Subsidiary, and allocates risks between the parties, with respect to the merger. The merger agreement contains representations and warranties made by the Company, on the one hand, and Parent, on the other hand, that are qualified in several important respects, which you should consider as you read them in the merger agreement.

The representations and warranties of the Company set forth in the merger agreement are qualified by certain information of the Company filed with the SEC prior to the date of the merger agreement, as well as by a disclosure schedule that has been provided by the Company to Parent. Certain of the representations and warranties made by the Company, on the one hand, and Parent, on the other hand, were also made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may or may not be fully reflected in this Information Statement or the Company’s public disclosures. Accordingly, you should not rely on the representations and warranties as being accurate or complete or characterizations of the actual state of facts as of any specified date.

The Merger

At the effective time, Merger Subsidiary, a wholly owned subsidiary of Parent, will be merged with and into the Company. The separate corporate existence of Merger Subsidiary will cease and the Company will continue as the surviving corporation. As a result, the Company will become a wholly owned subsidiary of Parent. Each of Parent and Merger Subsidiary was created solely for purposes of the merger and has no material assets or operations of its own.

Closing and Effective Time of the Merger

The closing of the merger will take place no later than three business days after the satisfaction or (if permissible) waiver of all of the conditions described in the section below entitled “The Merger Agreement—Conditions to the Merger” (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction or (if permissible) waiver of any such condition), unless the Company and Parent mutually agree to another time; provided that in no event may the closing take place prior to the earlier of (i) the first business day following the completion of a marketing period to syndicate the debt financing of at least 15 consecutive business days following receipt by Parent of certain required financial statements of the Company, including audited financial statements for the fiscal year ended December 31, 2017 or (ii) March 31, 2018, unless agreed in writing by Parent and the Company.

The merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or such later time as is specified in the certificate of merger and as is agreed to by the Company and Parent, which is referred to as the “effective time” of the merger or the “effective time”.

Consideration to be Received in the Merger

The merger agreement provides that, at the effective time, each share of Company common stock that is issued and outstanding immediately prior to the effective time (other than shares owned by the Company, any subsidiary of the Company, Parent, Merger Subsidiary or any other subsidiary of Parent or shares with respect to which a demand for appraisal has been perfected and not withdrawn in accordance with Section 262 of the DGCL) will be converted into the right to receive $15.75 in cash, without interest and less any applicable withholding taxes. All shares of Company common stock so converted will, at the effective time, be canceled, and each holder of such converted Company common stock will cease to have any rights with respect to such Company common stock, except for the right to receive the merger consideration.

Cancellation of Shares

Each share of Company common stock held by the Company as treasury stock or owned by Parent immediately prior to the effective time will be canceled and will not be entitled to any merger consideration.

Treatment of Equity-Based Awards

Immediately	prior to the effective time:

•	each outstanding Company stock option, whether or not exercisable or vested, will be canceled, with the holder of such stock option becoming entitled to receive an amount in cash, less applicable tax withholding, equal to (i) the excess, if any, of (A) the per share merger consideration minus (B) the exercise price per share of Company common stock subject to such stock option, multiplied by (ii) the number of shares of Company common stock subject to such stock option immediately prior to the effective time;

•	the restrictions on each outstanding share of restricted Company common stock (excluding shares of restricted Company common stock subject to performance-based vesting conditions discussed below) will lapse, with the holder of such share of restricted Company common stock becoming entitled to receive an amount in cash, less applicable tax withholding, equal to the per share merger consideration in respect of such share; and

•	the restrictions on each outstanding share of restricted Company common stock subject to performance-based vesting conditions will lapse, with the holder of each award of performance-based restricted stock becoming entitled to receive an amount in cash, less applicable tax withholding, equal to (i) the per share merger consideration in respect of such share multiplied by (ii) the number of shares of Company common stock subject to such award of performance-based restricted stock (assuming that the performance conditions on such restricted stock are deemed to be achieved at the target performance level).

Appraisal Rights

Notwithstanding anything in the merger agreement to the contrary, each share of Company common stock that is outstanding immediately prior to the effective time and that are held by any person who has not voted in favor of the merger or consented in writing to the merger and who has perfected and not withdrawn a demand for appraisal accordance with Section 262 of the DGCL in respect of such share shall not be converted into the right to receive the per share merger consideration, but instead will be cancelled and will represent the right to receive only those rights provided under Section 262. However, if any such holder shall fail to perfect or otherwise shall withdraw or lose the right to appraisal under Section 262, then such holder will no longer be entitled to appraisal rights under Section 262 and such share shall be deemed to have been converted as of the effective time into, and shall represent only the right to receive, the per share merger consideration.

The Company has agreed to serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company common stock, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Payment for Shares

Prior to the effective time, Parent is obligated to appoint a financial institution reasonably acceptable to the Company to act as exchange agent for the payment of the per share merger consideration in respect of each share of Company common stock entitled to such payment (the “exchange agent”). At or prior to the effective time, Parent is obligated to make available to the exchange agent cash necessary to pay the aggregate merger consideration in respect of Company common stock.

Promptly after the effective time (but not later than five business days thereafter), Parent is obligated to or to cause the exchange agent to, send to all holders of certificates representing Company common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions on how to surrender certificates representing such Company common stock in exchange for the merger consideration. The certificates can be surrendered to the exchange agent until the first anniversary of the effective time. Upon delivery of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and the surrender of Company common stock certificates on or before the first anniversary of the effective time, Parent is obligated to or cause the exchange agent to, pay the holder of such certificates, in exchange therefor, cash in an amount equal to the per share merger consideration multiplied by the number of shares of Company common stock represented by such certificate. If a stockholder holds shares of Company common stock in uncertificated book-entry form, such stockholder will not be required to deliver a stock certificate but will be required to deliver or cause to be delivered, as indicated in the letter of transmittal, an “agent’s message” to the Exchange Agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request). Upon such delivery, holders of Company common stock in uncertificated book-entry form will receive a cash payment in the amount of the per share merger consideration in respect of each share of Company common stock pursuant to which such “agent’s message” or other evidence of transfer has been delivered to the exchange agent.

Each certificate or book-entry share representing Company common stock that is surrendered will be canceled. You should not send in your Company common stock certificates until you receive a letter of transmittal with instructions.

Payment of the merger consideration may be made to a person other than the person in whose name a surrendered Company common stock certificate or uncertificated Company common stock is registered if:

•	such certificate is properly endorsed or otherwise is in proper form for transfer or such uncertificated Company common stock is properly transferred; and

•	the person requesting such payment pays to the exchange agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share of Company common stock or establishes to the satisfaction of Parent and the exchange agent that such tax has been paid or is not payable.

The merger consideration paid upon the surrender of certificates representing Company common stock in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to Company common stock previously represented by such certificates subject, however, to the surviving corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date prior to the effective time that may have been declared or made by the Company on such common stock in accordance with the terms of the merger agreement. At the effective time, the share transfer books of the Company will be closed and there will not be any further registration of transfers of any Company common stock thereafter on the records of the Company. If, after the effective time, any certificates representing Company common stock are presented to the surviving corporation or the exchange agent for any reason, they shall be canceled and exchanged as provided in the merger agreement.

Any portion of the aggregate merger consideration that remains unclaimed as of the 12-month anniversary of the closing date of the merger will be delivered to Parent, upon demand, and any former holder of Company common stock entitled to payment of merger consideration who has not complied with the exchange provisions in the merger agreement will thereafter look only to Parent for payment of its claim for merger consideration without any interest.

If any Company common stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company common stock certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company common stock certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed Company common stock certificate, the merger consideration.

Pursuant to the merger agreement, each of the surviving corporation, Parent, and the exchange agent will be entitled to deduct and withhold from any payment to be made pursuant to the merger agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. Amounts so withheld and paid over to the appropriate taxing authority will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

In the event that between the date of the merger agreement and immediately prior to the effective time, there is a change in the number of shares of Company common stock, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company stock options, the merger consideration and any other amounts payable pursuant to the merger agreement will be appropriately adjusted.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the Company, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	capital structure;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	subsidiaries;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement and enforceability of the merger agreement;

•	inapplicability of state takeover statutes;

•

absence of conflicts with, violation or breach of, defaults under, its organizational documents and contracts and liquor licenses in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	required governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	accuracy and sufficiency of the company’s SEC filings and compliance with the Sarbanes-Oxley Act, including with respect to internal controls over financial reporting;

•	accuracy and sufficiency of financial statements filed with the SEC;

•	absence of undisclosed material liabilities;

•	accuracy of the information in this Information Statement;

•	absence of certain changes or events and the conduct of business in the ordinary course consistent with past practices since October 1, 2017;

•	taxes;

•	labor relations;

•	employee compensation and benefits matters and matters relating to the Employee Retirement Income Securities Act of 1974, as amended;

•	real property;

•	material contracts;

•	legal proceedings;

•	compliance with applicable laws, court orders and certain regulatory matters;

•	environmental matters and compliance with environmental laws;

•	intellectual property;

•	insurance;

•	related party transactions;

•	principal suppliers;

•	quality and safety of food and beverage products;

•	brokers’, finder’s and similar fees or commissions payable in connection with the merger and the other transactions contemplated by the merger agreement;

•	receipt by the Board of an opinion from the Company’s financial advisor;

•	anti-corruption matters; and

•	transaction expenses.

The merger agreement also contains a number of representations and warranties made by Parent, including representations and warranties relating to:

•	corporate organization, good standing and similar matters;

•	operations of Merger Subsidiary since its formation;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	authorization of the merger agreement, the merger and the other transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•	absence of conflicts with, violation or breach of, defaults under, its organizational documents and certain contracts in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	required governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	accuracy of information supplied to the Company for inclusion in this Information Statement;

•	brokers’, finder’s and similar fees or commissions payable in connection with the merger and the other transactions contemplated by the merger agreement;

•	ownership of Company common stock;

•	sufficiency of funds (taking into account the proceeds of the debt financing and the funding of the equity commitment, together with cash otherwise available to Parent) to pay the merger consideration; and

•	solvency.

Significant portions of the representations and warranties of each of the Company and Parent are qualified as to “materiality” or “material adverse effect”.

Under the merger agreement, a Parent material adverse effect means any event, change, effect, development or occurrence that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Subsidiary to perform its obligations hereunder or prevent, impair or materially delay the consummation of the transactions contemplated by the merger agreement.

Under the merger agreement, a Company material adverse effect means any change, effect, event or occurrence of fact that, individually or in the aggregate (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company or any of its subsidiaries, taken as a whole or (ii) would reasonably be expected to prevent, materially impede or materially delay the consummation by the Company of the merger, in each case, excluding any effect resulting from:

•	changes or prospective changes in U.S. generally accepted accounting principles (“GAAP”) or the authoritative interpretation thereof or changes in the rules and policies of the Public Company Accounting Oversight Board announced after the date of the merger agreement or any changes in tax laws, including the issuance of any regulations or other administrative guidance;

•	changes in the financial or securities markets or general economic, regulatory, legal or political conditions in the United States or any other country or region in which the Company or its subsidiaries has operations (including changes in currency markets or exchange rates); or

•	changes (including changes or proposed changes in applicable law) or conditions generally affecting the industry in which the Company and its subsidiaries operate;

except, in each case, to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries in which the Company and its subsidiaries primarily operate (in which case, the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company material adverse effect).

The following additional events will also not be taken into account in determining whether a Company material adverse effect has occurred:

•	acts of war, sabotage or terrorism;

•	any hurricane, tropical storm, flood, forest fire, earthquake, winter storm, snow storm, or any other natural disaster, weather-related event or calamity;

•	the execution, delivery and performance of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement or any facts or circumstances relating to Parent, including the direct impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and any of its subsidiaries with customers, suppliers, service providers, employees, governmental authorities or any other persons and any stockholder or derivative litigation relating to the execution, delivery and performance of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement;

•	the failure, in and of itself, by the Company or any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that, the underlying facts giving rise or contributing to such failure may constitute, or be taken into account in determining whether there has been, a Company material adverse effect);

•	any action taken (or omitted to be taken) at the written request of Parent or Merger Subsidiary;

•	changes, in and of themselves, in the price and/or trading volume of Company common stock on Nasdaq (it being understood that, the underlying facts giving rise or contributing to such failure may constitute, or be taken into account in determining whether there has been, a Company material adverse effect); or

•	any action taken (or omitted to be taken) by the Company or any of its subsidiaries that is required pursuant to the merger agreement.

Operating Covenants

The Company has agreed, with certain exceptions, that during the period from the date of the merger agreement until the effective time, the Company will and will cause each of its subsidiaries to, conduct its business in the ordinary course, including, without limitation, maintaining in good standing all liquor licenses and making timely payments to licensed alcohol wholesale distributors in the ordinary course of business, and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. With certain exceptions, and without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company will not, nor will it permit any of its subsidiaries to:

•	amend its articles of incorporation, bylaws or other similar organizational documents;

•	(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company securities or any Company subsidiary securities;

•	(i) issue, grant, deliver or sell, or authorize the issuance, grant, delivery or sale of, any shares of any securities of the Company or any of its subsidiaries or any voting debt, other than the issuance of (A) any shares of Company common stock upon the exercise of Company stock options that are outstanding on the date of the merger agreement in accordance with the terms of those Company stock options on the date of the merger agreement and (B) any securities of subsidiaries of the Company to the Company or any other subsidiary of the Company or (ii) amend any term of any securities of the Company or any of its subsidiaries;

•	merge or consolidate with any person, except for any such transactions solely among wholly owned subsidiaries of the Company not in violation of any instrument binding on the Company or any of its subsidiaries that would not reasonably be expected to result in a material increase in the net tax liability of the Company and its subsidiaries, taken as a whole;

•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (i) pursuant to contracts or commitments existing as of the date of the merger agreement or (ii) in the ordinary course of business (it being understood and agreed that the acquisition of all or substantially all of the assets of any person is not in the ordinary course of business);

•	sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, or create or otherwise incur any lien (other than a permitted lien) on any material asset other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

•	make any material loans, advances or capital contributions to, or investments in, any other person, other than (i) in the ordinary course of business up to $5,000,000 in the aggregate or (ii) to or between wholly-owned direct or indirect subsidiaries of the Company;

•	establish, adopt, terminate or amend (except as required by applicable law) any Company labor agreement (or any agreement that would be a Company labor agreement had it been entered into prior to the merger agreement);

•	renew, amend or modify, in any material respect, terminate, or otherwise waive or release any material right, claim or benefit in respect of, any material contract, real property lease or property development contract, enter into any contract, agreement, arrangement, commitment or understanding that would have been a material contract, real property lease or property development contract had it been entered into prior to the execution of the merger agreement other than renewals and extensions of material contracts in the ordinary course of business;

•	fail to provide updates to Parent in a reasonably timely manner with respect to any material developments regarding the renewal of any real property lease, or fail to consult with and consider the input of Parent, in good faith, with regard to any such renewal;

•	incur any indebtedness or guarantee any indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its subsidiaries, other than (i) any indebtedness incurred in the ordinary course of business consistent with past practices pursuant to that certain credit agreement, dated as of June 18, 2015 (the “Company credit agreement”), between Brasa (Holdings) Inc., as borrower, Brasa (Purchaser) Inc., as holdings, Wells Fargo Bank, National Association, as administrative agent and swing line lender, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as L/C issuers, and the other lenders party thereto, or in respect of swaps or hedging contracts, in an aggregate amount not to exceed $5,000,000 outstanding at any time (in addition to amounts outstanding thereunder as of the date of the merger agreement as disclosed to Parent) or (ii) incurred between the Company and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries;

•	create, incur or suffer to exist any lien (except for permitted liens);

•

except as required pursuant to the terms of any Company employee plan in effect as of the date of the merger agreement and set forth in the Company disclosure schedule, or as otherwise required by applicable law, (i) increase compensation (including incentive compensation) or benefits (including severance benefits) payable to any director, officer or employee of the Company or any of its subsidiaries, (ii) become a party to, establish, adopt, materially amend, commence participation in or terminate any Company employee plan or any arrangement that would have been a Company employee plan had it been entered into prior to the date of the merger agreement, (iii) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company employee plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company employee plan, (v) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any current or former employee, officer or director of the Company or any of its subsidiaries, (vi) hire or appoint any director, executive officer or any other individual with annual base salary or base wages in excess of $150,000 or (vii) terminate the employment or service of any director or executive officer, or any other employee of the Company or any of its subsidiaries whose annual base salary or base wages exceeds $150,000, in each case other than for cause;

•	change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by the Company’s independent public accountants;

•	except to the extent required by applicable law, make, change or rescind any tax election, adopt or change any accounting method for tax purposes that has a material effect on taxes, change any annual tax accounting period, agree to any extension or waiver of the statute of limitations relating to a material amount of taxes, file any amendment to any tax return in respect of a material amount of taxes, enter into any closing agreement, take any action to surrender any right to claim a material tax refund, or settle or compromise any material tax claim, audit or assessment, or take any position on any material tax return filed on or after the date of the merger agreement that is inconsistent with positions taken in preparing or filing similar tax returns in prior periods;

•	initiate, settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by the merger agreement;

•	make or authorize any capital expenditures materially in excess of the amount reflected in the Company’s annual capital expenditure budget;

•	transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company owned intellectual property, other than (i) pursuant to contracts or binding commitments existing as of the date of the merger agreement or (ii) in the ordinary course of business and consistent with past practice;

•	fail to use commercially reasonable efforts to renew or maintain the insurance policies of the Company and its subsidiaries or comparable replacement policies;

•	adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring;

•	take any action or fail to take any action, in each case, in bad faith, that is intended to, prevent, materially delay or materially impede the ability of any party to the merger agreement to consummate the Merger or the other transactions contemplated by the merger agreement, including the financing of the merger; or

•	agree, resolve or commit to do any of the foregoing.

Repatriation of Brazilian Cash

The Company has agreed, to the extent requested by the Parent, that the Company and its subsidiaries shall cooperate in good faith and use their respective commercially reasonable efforts to repatriate cash, as requested by the Parent, to the United States from Brazil (including by direct or indirect transfers of cash, dividends or intercompany loans), in as tax- and cost-efficient a manner as reasonably practicable, with a view to maximizing the amount of the Company’s cash held in the United States and leaving only $5,000,000 in Brazil at current exchange rates, at least two business days prior to the Closing. Parent has acknowledged that actions taken by the Company and its subsidiaries in accordance with this obligation will not be deemed to be a breach of the representations and warranties or other agreements of the Company under the merger agreement.

Action by Stockholder Consent

Immediately after the execution of the merger agreement and in lieu of calling a meeting of the Company’s stockholders, the Company submitted a form of stockholder written consent adopting the merger agreement to the Principal Stockholders. The stockholder written consent adopting the merger agreement was delivered to the Company by the Principal Stockholders, which on such date owned shares of Company common stock representing approximately 62% of the voting power of all outstanding shares of Company common stock, and a copy of the stockholder consent was delivered to Parent. No further approval of the stockholders of the Company is required to adopt the merger agreement or approve the merger or the other transactions contemplated by the merger agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the merger agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the merger agreement.

If such stockholder consent had not been delivered by the Principal Stockholders to the Company, and if a copy of such executed stockholder written consent had not been delivered to Parent, in each case, within 24 hours following the execution and delivery of the merger agreement, Parent would have had the right to terminate the merger agreement. Such right terminated upon the delivery of the written consent.

No Solicitation; Board Recommendation

The merger agreement provides that neither the Company nor any of its subsidiaries will or will authorize or permit any of their respective representatives to, directly or indirectly,

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposal,

•	enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise cooperate in any way with, any third party that is seeking to make, or has made, an acquisition proposal,

•	fail to make, withdraw or modify in a manner adverse to Parent the Company board recommendation (or recommend an acquisition proposal) (an “Adverse Recommendation Change”); or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal.

Notwithstanding the foregoing, in the merger agreement the parties acknowledged that the Board had waived, prior to entry into the merger agreement, provisions in agreements to which the Company and/or its subsidiaries were a party that would have prohibited the counterparty from confidentially requesting the Company to amend or waive the standstill provision in such agreement (i.e., a “don’t ask to waive” provision) to enable such counterparty to communicate confidentially an acquisition proposal to the Board.

The merger agreement further provided that, notwithstanding the restrictions described therein and summarized above, at any time prior to obtaining the stockholder approval (which has now been obtained), in response to a bona fide acquisition proposal that did not result from a breach of the Company’s non-solicitation obligations and that the Board reasonably believed could have been expected to lead to a superior proposal, the Company could have:

•

furnished to such party or its representatives or financing sources non-public information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such party with terms no less favorable to the Company than those contained in the confidentiality agreement dated November 20, 2017 between the Company and Parent; and

•	engaged in negotiations or discussions with any party and its representatives or financing sources.

The merger agreement also provided that, at any time prior to the obtaining of the stockholder approval (which has now been obtained), the Board could have:

•	made an Adverse Recommendation Change; and/or

•	terminated the merger agreement to enter into a definitive agreement with respect to a superior proposal.

Pursuant to the terms of the merger agreement, the Board agreed to not take any of the actions described above unless (i) (A) the Company had received an acquisition proposal that did not result from a breach of the Company’s non-solicitation obligations and the Board determined in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such acquisition proposal constituted a superior proposal or (B) an intervening event had occurred and the Board had determined in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that continuing to recommend the merger agreement would have been inconsistent with its fiduciary duties, (ii) the Company gave Parent at least four business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including (A) in the case of an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal and any amendment or modification thereof or (B) in the case of an intervening event, the nature of the intervening event in reasonable detail) and (iii) at the end of such notice period, the Board had taken into account any amendment or modification to the merger agreement proposed by Parent (which the Company was obligated to negotiate in good faith) and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, had determined in good faith that it would nevertheless have been inconsistent with its fiduciary duties to continue to recommend the merger agreement.

Furthermore, the Board agreed to not take any of the actions described above unless the Company had delivered to Parent a prior written notice advising Parent that it intended to take such action. In addition, the Company agreed to notify Parent promptly (but in no event later than two business days) after receipt by the Company (or any of its representatives) of any acquisition proposal, including of the material terms and conditions thereof, and, at Parent’s request, to use its reasonable best efforts to keep Parent informed as to the status (including changes to the material terms) of such acquisition proposal. The Company also agreed to notify Parent promptly (but in no event later than two business days) after receipt by the Company of any request for non-public information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries by any third party that could have reasonably been expected to make, or had made, an acquisition proposal.

An “acquisition proposal” as defined in the merger agreement means (other than the transactions contemplated by the merger agreement) any offer or proposal relating to (i) any purchase or acquisition, direct or indirect, of 25% or more of the consolidated assets of the Company and its subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

An “intervening event” as defined in the merger agreement means any event, change, effect or development occurring or arising after the date of the merger agreement that (i) was not known, or reasonably foreseeable, to the Board as of or prior to the date of the merger agreement and did not result from a breach of the merger agreement by the Company and (ii) does not relate to or involve an acquisition proposal.

A “superior proposal” as defined in the merger agreement means a bona fide, unsolicited (except to the extent solicited prior to February 8, 2018) acquisition proposal for at least a majority of the outstanding shares of Company common stock or all or substantially all of the consolidated assets of the Company and its subsidiaries on terms that the Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation, are more favorable to the Company’s stockholders than as provided under the merger agreement.

The rights of the Company to engage in negotiations and furnish information and the rights of the Board to make an Adverse Recommendation Change and/or terminate the merger agreement lapsed upon the receipt by the Company of the stockholder approval on February 20, 2018.

The merger agreement expressly provided that the foregoing restrictions would not have prevented the Board from (i) complying with Rule 14e-2(a) under the Exchange Act with regard to an acquisition proposal or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; it being understood that that any such action taken or statement made would have been deemed to be an Adverse Recommendation Change unless the Board had reaffirmed the Company board recommendation in such statement or in connection with such action.

Reasonable Best Efforts and Certain Pre-Closing Obligations

The merger agreement requires the parties to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement, including:

•	preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•	obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including all approvals, consents, registrations, permits, authorizations and other confirmations in respect of the liquor licenses, material contracts, real property leases, certain joint-venture agreements, and any other agreement notified by Parent to the Company.

Each of Parent and the Company has agreed to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within 10 business days of the date of the merger agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The Company and Parent filed their respective HSR Forms on February 28, 2018 and the waiting period will expire on March 30, 2018 unless earlier terminated or otherwise extended.

Each of Parent, the Company and Merger Subsidiary has additionally agreed in the merger agreement to take any and all steps, and to make any and all undertakings, necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation laws that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement so as to enable the consummation of such transactions to occur as soon as reasonably possible, including proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of the Company, Parent, Merger Subsidiary or after the effective time, the surviving corporation or otherwise taking or committing to take actions that limit the Company’s, Parent’s or Merger Subsidiary’s or, after the effective time, the surviving corporation’s freedom of action with respect to, or their ability to retain or operate, any of the businesses, product lines or assets of the Company, Parent or Merger Subsidiary or, after the effective time, the surviving corporation, in each case, as may be required in order to avoid the adoption or entry of, or to effect the dissolution or lifting of, any decisions, injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated.

Further, the Company and Parent agreed to, and Parent agreed to cause Merger Subsidiary, and, following the effective time, the surviving corporation, to take, any and all actions necessary in order to ensure that no (i) requirement for any non-action, consent or approval of the FTC, the DOJ or other similar antitrust or competition governmental authority, (ii) decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding relating to antitrust or competition law, or (iii) other matter relating to any antitrust or competition law would preclude the closing of the merger by the end date. However, the merger agreement expressly provides that nothing in the merger agreement requires the Company, Parent or Merger Subsidiary or their affiliates that are investment funds (such as Rhône Fund V) to take any actions (or refrain from making any investments) with respect to portfolio companies of any of the foregoing’s affiliates which are investment funds.

Subject to applicable law relating to the exchange of information, Parent will have the right to direct all matters with any governmental authority consistent with its obligations under the merger agreement. The Company will have the right to review in advance, consult and coordinate with Parent, and each party will consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the merger and the other transactions contemplated by the merger agreement. In exercising the foregoing rights, each of the Company and Parent have agreed to act reasonably and as promptly as practicable.

Financing Cooperation

In the merger agreement, each of Parent and Merger Subsidiary has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary or desirable to (i) arrange and obtain the proceeds of the debt financing and equity financing at the closing of the merger on the terms and conditions described in the debt commitment letter and the equity commitment letter, respectively, to the extent the proceeds thereof are needed to pay the aggregate merger consideration and to pay all other cash amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the debt commitment letter (the “financing agreements”), which agreements are to be in effect as promptly as practicable after February 20, 2018, but in no event later than the closing of the merger, and (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Subsidiary or their respective affiliates under the financing agreements that are within their control. Notwithstanding the foregoing, Parent is permitted under the merger agreement to substitute the debt financing contemplated by the debt commitment letter with an alternative debt financing of its choosing, whether with the same and/or alternative financing sources (any such substitute financing, a “permitted alternative financing”), so long as such substitution does not reduce the aggregate amount of debt financing, would not reasonably be expected to delay or prevent the closing of the merger or make the timely funding of the debt financing materially less likely to occur to the extent needed to consummate the merger and would not impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Company) the conditions precedent to the debt financing as set forth in debt commitment letter, in each case in any material respect.

Parent and Merger Subsidiary have also agreed to use, and cause their affiliates to use, their respective reasonable best efforts to cause the lenders that are party to the debt commitment letter and any other persons providing financing to fund, at the closing of the merger, the full amount of the debt financing and equity financing required to consummate the transactions contemplated by the merger agreement and the debt commitment letter and the equity commitment letter on, and subject to, the terms and conditions set out in the debt commitment letter; Parent and Merger Subsidiary have expressly acknowledged and agreed that their obligations under the merger agreement are not subject to, or conditioned on, receipt of financing.

Subject to the following sentence, Parent and Merger Subsidiary have agreed not to, and to cause their subsidiaries not to, amend, alter or waive, or agree to amend, alter or waive, any term or provision of debt commitment letter or the equity commitment letter without the written consent of the Company unless (in the case of the debt commitment letter only) such amendment, alteration or waiver would not reduce the aggregate amount of debt financing, or impose new or additional conditions or expand upon the conditions precedent to the debt financing as set forth in debt commitment letters and would not be reasonably be expected to delay or prevent the closing of the merger or to make the funding of the debt financing less likely to occur to the extent needed to consummate the merger. If Parent becomes aware that any portion of the debt financing has become or could become unavailable in the manner or from the sources contemplated in the debt commitment letter and such portion is reasonably required to fund the amounts contemplated to be paid by Parent and Merger Subsidiary pursuant to the merger agreement, Parent is required to promptly notify the Company and Parent and Merger Subsidiary are required to use their reasonable best efforts to arrange to promptly obtain alternative financing (provided, that the consent of the Company (not to be unreasonably withheld) shall be required in connection with any alternative financing that imposes new or additional conditions or expands upon (or amends or modifies in any manner adverse to the interests of the Company) the conditions precedent to the debt financing as set forth in the debt commitment letter. Parent is not required to pay any fees or any interest rates applicable to any alternative financing in excess of those contemplated by the debt commitment letter and the related fee letter or to agree to other terms and conditions less favorable to Parent than those set forth in the debt commitment letter. If and to the extent that the debt financing is supplemented or superseded by any alternative financing, Parent has agreed to deliver to the Company true and complete copies of all commitments or definitive agreements with respect to such alternative financing.

Under the merger agreement, Parent is obligated to give the Company prompt notice of any material breach or threatened material breach by any party of any of the debt commitment letter or equity commitment letter, the financing agreements or any related fee of which Parent or Merger Subsidiary becomes aware or any termination or threatened termination thereof and otherwise keep the Company reasonably informed of the status of its efforts to arrange the debt financing.

Under the merger agreement, the Company is obligated to (and is obligated to cause its subsidiaries to) use its (and their) reasonable best efforts to cause its and their respective representatives to, cooperate with Parent in connection with arranging, obtaining and syndicating the debt financing as may be reasonably requested by Parent; provided that such requested cooperation would not reasonably be expected to unreasonably interfere with the ongoing operations of the Company or any of its subsidiaries. Such cooperation by the Company includes, pursuant to the merger agreement, at the reasonable request of Parent, using reasonable best efforts to, (i) promptly furnish Parent and its financing sources with certain financial information (the “required information”), (ii) making senior management of the Company available at reasonable times and locations and upon reasonable prior notice, to participate in meetings , presentations, rating agency presentations and due diligence sessions, (iii) assisting Parent and its financing sources in the preparation of (x) syndication documents and marketing materials for any portion of the debt financing, and (y) materials for rating agency presentations, (iv) to the extent applicable, obtaining and providing representation and authorization letters and arranging for customary auditor consents, (v) assisting in obtaining corporate and facility credit ratings, (vi) providing, at least seven business days prior to closing of the merger, information as required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, (vii) assisting in the negotiation and preparation of any credit agreement, note, guarantees, security agreements, customary closing certificates and other certificates, letters and documents as may reasonably be requested by Parent in connection with the debt financing and (viii) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing of the merger providing for the payoff, discharge and termination on the date of the closing of the merger of all existing indebtedness of the Company or any of its subsidiaries as contemplated by the debt commitment letter.

Under the merger agreement, Parent is obligated, from time to time (and upon request by the Company) to promptly reimburse the Company’s and its subsidiaries’ reasonable out-of-pocket expenses and costs (including reasonable out-of-pocket auditor’s and outside attorney’s fees and expenses) incurred in connection with providing cooperation in respect of the financing in accordance with the foregoing.

In addition, Parent and Merger Subsidiary have agreed in the merger agreement to indemnify and hold harmless the Company and its subsidiaries and their respective representatives from and against any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding involving a third party claim) suffered or incurred by any of them directly or indirectly relating to, arising out of or resulting from any cooperation requested by Parent pursuant to the foregoing, and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable law.

Notwithstanding anything in the merger agreement to the contrary, neither the Company nor any of its subsidiaries is required under the merger agreement to pay any commitment or other similar fee or incur any other liability or obligation in connection with the financing prior to the closing of the merger that is not contingent on the closing of the merger or for which Parent is not obligated to reimburse or indemnify the Company or its subsidiaries under the merger agreement.

Access to Information

From the date of the merger agreement until the effective time of the merger, the Company has agreed to (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the officers, offices, properties, books and records of the Company and its subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation of the Company and its subsidiaries. Parent has agreed that any investigation pursuant to the foregoing sentence shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its subsidiaries.

Director and Officer Liability

Parent has agreed that for six years after the effective time of the merger, the surviving corporation will indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”), in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by the DGCL or any other applicable law or provided under the Certificate of Incorporation and the Bylaws.

For six years after the effective time of the merger, Parent has agreed to cause the surviving corporation to maintain in effect the provisions in its certificate of incorporation and bylaws (or in such documents of any successor to the business of the surviving corporation) regarding elimination of liability of directors, indemnification of officers and directors and advances of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement.

Prior to the effective time of the merger, the Company will or, if the Company is unable to, Parent will cause the surviving corporation as of the effective time of the merger to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim arising from facts or events that occurred prior to the effective time of the merger from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated by the merger agreement).

If the Company or the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation agrees to continue to maintain in effect, for a period of at least six years from and after the effective time of the merger, the D&O Insurance in place as of the date of the merger agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of the merger agreement, or the surviving corporation agrees to purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date of the merger agreement. In no event are Parent or the surviving corporation required to expend for either the extension or replacement policies pursuant to the foregoing sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year. If the aggregate premiums of such insurance coverage exceed such amount, the surviving corporation will be obligated to obtain as much coverage as is available, with respect to matters occurring prior to the effective time of the merger, for a cost not exceeding such amount.

Parent has agreed to pay or cause the surviving corporation to pay, on an as-incurred basis the reasonable out of pocket fees and expenses of such Indemnified Person (including the reasonable out of pocket fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification. Such Indemnified Person will undertake to reimburse the surviving corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such person is not entitled to indemnification.

If Parent, the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, Parent has agreed, in each such case, to the extent necessary, that proper provision will be made so that the successors and assigns of Parent or the surviving corporation, as the case may be, will assume the indemnification obligations set forth herein.

The rights of each Indemnified Person will be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company or any of its subsidiaries, or under the DGCL or any other applicable law or under any agreement of any Indemnified Person with the Company or any of its subsidiaries. These rights will survive consummation of the merger and are intended to benefit, and will be enforceable by, each Indemnified Person.

Employee Benefits Matters

The merger agreement provides that for a period of 12 months following the effective time of the merger, Parent shall provide or cause the surviving corporation to provide (i) to each continuing employee, (A) salary that is no less favorable than that provided to such continuing employee immediately prior to the effective time of the merger and (B) severance benefits that are substantially comparable to those provided to such continuing employee as in effect at the date of the merger agreement and disclosed to Parent prior to the date of the merger agreement and (ii) to continuing employees (A) target incentive opportunities that are that are substantially the same in the aggregate as the target incentive opportunities (excluding any equity or equity-based compensation) provided to such continuing employees immediately prior to the effective time of the merger and (B) employee benefits that are substantially comparable in the aggregate to those provided to such continuing employees by the Company and/or its subsidiaries immediately prior to the effective time of the merger. In addition, the merger agreement provides that each continuing employee will be immediately eligible to participate, without any waiting time, in any and all plans of Parent, the surviving corporation or their respective affiliates to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such continuing employee participates immediately prior to the effective time of the merger.

Additional Agreements

The merger agreement contains additional agreements between the Company and Parent relating to, among other things:

•	the filing of this Information Statement;

•	consultations regarding public announcements;

•	stockholder litigation relating to the transactions contemplated by the merger agreement;

•	stock exchange delisting;

•	further assurances; and

•	notices of certain matters.

Conditions to the Merger

The obligation of each party to the merger agreement to effect the merger is subject to the satisfaction or waiver (if permissible), on or prior to the closing of the merger, of the following conditions:

•	the receipt of the stockholder approval (which has now been obtained);

•	the absence of any restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger having taken effect after the date of the merger agreement and remaining in effect;

•	expiration or termination of the applicable waiting period under the HSR Act relating to the merger; and

•	the taking, making or obtaining of all actions by or in respect of, or filings with, any governmental authority, required to permit the consummation of the merger (including any governmental authority having authority over the sale of alcohol).

The obligation of Parent and Merger Subsidiary to effect the merger is further subject to the satisfaction, or waiver by Parent and Merger Subsidiary (if permissible), on or prior to the closing date of the merger, of the following conditions:

•

the accuracy as of the effective time of the merger (other than those representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) of the representations and warranties of the Company made with respect to capitalization, corporate authorization, related party transactions, finders’ fees and receipt of the opinion of the Company’s financial advisor, except, in each case, for insignificant inaccuracies;

•	the accuracy, as of the effective time of the merger (other than those representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) of the other representations and warranties made by the Company (including the representation of the Company regarding the absence of changes since October 1, 2017) (disregarding all materiality and Company material adverse effect qualifications), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect;

•	the absence of any change, effect, event or occurrence of fact that individually or in the aggregate has had or would reasonably be expected to have a Company material adverse effect since the date of the merger agreement;

•	performance of the Company in all material respects of all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger; and

•	receipt of a certificate certifying the satisfaction of foregoing conditions.

The obligation of the Company to effect the merger is further subject to the satisfaction, or waiver by the Company (if permissible), on or prior to the closing date of the merger, of the following conditions:

•	the accuracy as of the effective time of the merger (other than those representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) of the representations and warranties of Parent made with respect to corporate authorization and finders’ fees, except, in each case, for insignificant inaccuracies;

•	the accuracy, as of the effective time of the merger (other than those representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) of the other representations and warranties made by Parent (disregarding all materiality and Parent material adverse effect qualifications), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect;

•	performance of each of Parent and Merger Subsidiary in all material respects of all of its obligations under the merger agreement required to be performed by it at or prior to the effective of the merger; and

•	receipt of a certificate certifying the satisfaction of foregoing conditions.

The consummation of the merger is not subject to a financing condition.

The Company and Parent can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination

The merger agreement provides that it may be terminated at any time prior to the closing of the merger in the following circumstances:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•

if the merger is not consummated on or before June 19, 2018 (the “end date”); provided that if all conditions to the consummation of the merger other than expiration or termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act have been satisfied or waived (other than those conditions that by their nature are to be satisfied at effective time, but subject to those conditions being capable of being satisfied), then, at the election of either Parent or the Company, the end date may be extended to August 17, 2018; and provided further that such right of the Parent or the Company to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement has been a substantial cause of the failure of the merger to be consummated by such time; or

•	if any restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger is in effect, and such injunction, order or other legal restraint has become final, binding and non-appealable; provided that the party seeking to so terminate the merger agreement has not been in material breach of its obligations under the merger agreement to avoid such legal restraint;

•	by Parent:

•	if Parent is not in material breach of its obligations under the merger agreement, upon written notice to the Company if the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure to satisfy a condition to Parent’s obligations to consummate the merger and (ii) is not cured, or is incapable of being cured, by the Company within the earlier of (x) 45 calendar days following receipt of written notice of such breach or failure to perform from Parent or (y) the end date.

•	by the Company:

•	if all of the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), the Company has given written notice to Parent and Merger Subsidiary that it is prepared to consummate the closing and Parent and Merger Subsidiary fail to consummate the transactions contemplated by the merger agreement on the date that the closing should have occurred pursuant to the terms of the merger agreement; or

•	if the Company is not in material breach of its obligations under the merger agreement, upon written notice to Parent if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure to satisfy a condition to the Company’s obligations to consummate the merger and (ii) is not cured, or is incapable of being cured, by Parent within the earlier of (x) 45 calendar days following receipt of written notice of such breach or failure to perform from the Company or (y) the end date.

The merger agreement additionally provided that it could have been terminated at any time prior to the closing of the merger in the following circumstances:

•	by Parent or the Company in the event of a failure to obtain stockholder approval;

•	by Parent if the Board had made an Adverse Recommendation Change; or

•	by the Company if the Board had authorized the Company, subject to complying with the terms of the merger agreement, to pursue and negotiate a superior proposal.

However, because the stockholder approval has been received, the rights of the Company and/or the Parent to terminate the merger agreement in such circumstances have lapsed.

Termination Fee

Pursuant to the merger agreement, Parent will be required to pay the Company a termination fee (the “parent termination fee”) equal to $29,790,359.49, if the merger agreement is terminated by the Company:

•

if all of the closing conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the closing), the Company has given written notice to Parent and Merger Subsidiary that it is prepared to consummate the closing and Parent and Merger Subsidiary fail to consummate the merger on the date that the closing should have occurred; or

•	if the Company is not in material breach of its obligations under the merger agreement, upon written notice to Parent if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure to satisfy certain conditions to the merger and (ii) is not cured, or is incapable of being cured, by Parent within the earlier of (x) 45 calendar days following receipt of written notice of such breach or failure to perform from the Company or (y) the end date.

Pursuant to the merger agreement, the Company is required to pay Parent a termination fee (the “termination fee”) equal to $17,874,215.69, if the merger agreement is terminated:

•	by Parent or the Company after the end date, subject to certain conditions and after the date of the merger agreement and prior to such termination, either (i) the Company enters into an agreement with respect to, or consummates a transaction contemplated by, an acquisition proposal, or (ii) (A) an acquisition proposal has been publicly announced or otherwise been communicated to the Board or its stockholders, and (iii) within 12 months following the date of such termination, the Company or any of its subsidiaries enters into an agreement with respect to, or consummates a transaction contemplated by, an acquisition proposal (provided that for purposes of this scenario, each reference to “25%” in the definition of “acquisition proposal” described above is deemed to be a reference to “50%”).

In the event that either the termination fee or parent termination fee become payable, such fee will be paid in a timely manner as specified in the merger agreement.

Pursuant to the merger agreement, the Company would have additionally been required to pay Parent the termination fee in the event that the merger agreement had been terminated:

•	by Parent, if the Board had made an Adverse Recommendation Change; or

•	by the Company, if the Board had authorized the Company, subject to complying with the terms of the merger agreement, to pursue and negotiate a superior proposal.

However, because the stockholder approval has been received, the ability of the Board to make an Adverse Recommendation Change or authorize the Company to pursue and negotiate a superior proposal has lapsed.

Effect of Termination

If the merger agreement is terminated by the Company or Parent in accordance with its terms, the merger agreement will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to the merger agreement, other than certain specified sections of the merger agreement, including but not limited to those related to the confidentiality agreement and the termination, which will survive the termination. The parent termination fee and the company termination fee will be deemed to be liquidated damages and the sole remedy for any and all losses or damages suffered or incurred by the Company and its affiliates (in the case of the parent termination fee) and Parent and Merger Subsidiary and their respective affiliates and any of their financing sources (in the case of the termination fee) in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement (and the abandonment thereof) or any matter forming the basis for any termination of the merger agreement or for any breach or failure to perform under the merger agreement (in each case, whether willfully, intentionally, unintentionally or otherwise) other than in the event of willful breach or fraud (as such concepts are defined in the merger agreement). Neither the Company nor its affiliates nor Parent nor Merger Subsidiary nor any of their affiliates nor any of the financing sources will have any other liability in connection with a termination under or arising out of the merger agreement, the merger or the other transactions contemplated by the merger agreement.

Non-recourse

The merger agreement expressly provides that all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement (including any representation or warranty made in or in connection with the merger agreement or as an inducement to enter into the merger agreement), may be made only against (i) Parent and the Merger Subsidiary, on the one hand, and (ii) the Company, on the other hand. The merger agreement further expressly provides that none of the respective past, present or future directors, officers, employees, incorporators, members, partners, stockholders, affiliates or other representatives of Parent, Merger Subsidiary or the Company (including Rhône and Rhône Fund V) (each such person other than Parent, Merger Subsidiary and the Company, a “non-party affiliate”), will have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to the merger agreement, the merger or the other transactions contemplated by the merger agreement for any claim based on, in respect of, or by reason of the merger agreement, the merger or the other transactions contemplated by the merger agreement or the negotiation or execution of the merger agreement. The Company, Parent and Merger Subsidiary each waived and released all such liabilities, claims and obligations against any such person in the merger agreement.

Amendment; Waiver

Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. After the Company stockholder approval has been obtained (which has been obtained), there will be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows sets forth certain information as of March 13, 2018, with respect to the beneficial ownership of Company common stock by:

•	each person or group of affiliated persons the Company believes beneficially holds more than 5% of the outstanding shares of Company common stock based solely on the Company’s review of SEC filings;

•	each named executive officer of the Company;

•	each director of the Company; and

•	all directors and executive officers as a group.

The percentage of beneficial ownership of Company common stock indicated in the following table is based on 28,381,822 shares of Company common stock outstanding. Each share of Company common stock is entitled to one vote per share. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act. Unless otherwise indicated, the address for each of the Company’s directors and named executive officers and each beneficial owner of more than five percent of Company common stock listed in the tables below is c/o Fogo de Chão, Inc., 5908 Headquarters Drive, Suite K200, Plano, Texas 75024.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers and Directors:
Lawrence J. Johnson(1)	659,020	2.3%
George B. McGowan(2)	242,542	*
Selma Oliveira(3)	386,629	1.4%
Todd M. Abbrecht(4)	17,149,323	60.4%
Gerald W. Deitchle(5)	17,233	*
Douglas A. Haber(4)	17,149,323	60.4%
Neil Moses(6)	28,119	*
Douglas R. Pendergast(7)	18,926	*
Jeff T. Swenson(4)	17,149,323	60.4%
All directors and executive officers as a group (9 persons)	18,501,792	65.2%

5% Stockholders:
Funds affiliated with Thomas H. Lee Partners, L.P.(4)	17,149,323	60.4%

*	Represents beneficial ownership less than one percent.
(1)	Includes 42,001 shares of unvested restricted stock as to which such holder has directed distributions to us, which are made subject to forfeiture, and granted us an irrevocable proxy, until such shares of restricted stock vest in accordance with their terms. Includes options to purchase an aggregate of 538,454 shares of common stock that are currently exercisable or exercisable within 60 days of March 13, 2018.
(2)	Includes 17,734 shares of unvested restricted stock as to which such holder has directed distributions to us, which are made subject to forfeiture, and granted us an irrevocable proxy, until such shares of restricted stock vest in accordance with their terms. Includes options to purchase an aggregate of 213,852 shares of common stock that are currently exercisable or exercisable within 60 days of March 13, 2018.
(3)	Includes 11,174 shares of unvested restricted stock as to which such holder has directed distributions to us, which are made subject to forfeiture, and granted us an irrevocable proxy, until such shares of restricted stock vest in accordance with their terms. Includes options to purchase an aggregate of 267,317 shares of common stock that are currently exercisable or exercisable within 60 days of March 13, 2018.
(4)	Consists of: (i) 9,260,899 shares held by Thomas H. Lee Equity Fund VI, L.P.; (ii) 6,270,987 shares held by Thomas H. Lee Parallel Fund VI, L.P.; (iii) 1,095,420 shares held by Thomas H. Lee Parallel (DT) Fund VI,

L.P. (the foregoing, collectively, the “THL VI Funds”); (iv) 319,467 shares held by THL Coinvestment Partners, L.P.; (v) 56,070 shares held by THL Operating Partners, L.P.; (vi) 48,188 shares held by Great-West Investors, LP; (vii) 48,012 shares held by Putnam Investments Employees’ Securities Company III, LLC; (viii) 45,255 shares held by THL Equity Fund VI Investors (Fogo), LLC and (ix) 5,025 shares held by THL Equity Fund VI Investors (Fogo) II, LLC (the foregoing, excluding the THL VI Funds collectively, the “THL Co-Investors”). The THL Co-Investors are co-investors of the THL VI Funds, are contractually obligated to coinvest and dispose of their shares alongside the THL VI Funds on a pro rata basis and look to the THL VI Funds with respect to voting and investment determinations with respect to their shares. THL Holdco, LLC is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the sole member of THL Equity Advisors VI, LLC, which is the general partner of the THL VI Funds. Voting and investment determinations with respect to the shares held or controlled by the THL VI Funds are made by the private equity management committee of THL Holdco, LLC (the “THL Committee”). Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon are the members of the THL Committee, and as such are the individuals who may be deemed to share beneficial ownership of the shares held or controlled by the THL VI Funds. Each member of the THL Committee disclaims beneficial ownership of such securities. The address of each of the THL VI Funds, the THL Co-Investors (other than those listed in the following two sentences) and each member of the THL Committee is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110. The address of Great-West Investors, LP is 8515 East Orchard Road, Greenwood Village, Colorado 80111. The address of Putnam Investments Employees’ Securities Company III LLC is c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109.
(5)	Includes 2,567 shares of unvested restricted stock as to which such holder has directed distributions to us, which are made subject to forfeiture, and granted us an irrevocable proxy, until such shares of restricted stock vest in accordance with their terms. Includes options to purchase an aggregate of 2,316 shares of common stock that are currently exercisable or exercisable within 60 days of March 13, 2018.
(6)	Includes 2,567 shares of unvested restricted stock as to which such holder has directed distributions to us, which are made subject to forfeiture, and granted us an irrevocable proxy, until such shares of restricted stock vest in accordance with their terms. Includes options to purchase an aggregate of 3,105 shares of common stock that are currently exercisable or exercisable within 60 days of March 13, 2018.
(7)	Includes 2,567 shares of unvested restricted stock as to which such holder has directed distributions to us, which are made subject to forfeiture, and granted us an irrevocable proxy, until such shares of restricted stock vest in accordance with their terms. Includes options to purchase an aggregate of 2,316 shares of common stock that are currently exercisable or exercisable within 60 days of March 13, 2018.

APPRAISAL RIGHTS

Under the DGCL, you have the right to demand appraisal of, and receive payment in cash for the “fair value” of, your shares of Company common stock, as determined by the Court, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply precisely with the requirements of Section 262 in order to demand and perfect their rights. Strict compliance with the statutory procedures is required to demand and perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by the Company’s stockholders in order to demand and perfect appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Company common stock unless otherwise indicated.

THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, A COPY OF WHICH IS INCLUDED AS ANNEX C TO THIS INFORMATION STATEMENT. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS. MOREOVER, DUE TO THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO DEMAND APPRAISAL, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING SUCH RIGHTS ARE ENCOURAGED TO SEEK THE ADVICE OF LEGAL COUNSEL. THIS SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE, NOR DOES IT CONSTITUTE A RECOMMENDATION THAT YOU EXERCISE YOUR RIGHTS TO DEMAND APPRAISAL UNDER SECTION 262.

Under Section 262, any stockholder who has not voted in favor of, or consented to, the adoption of the merger, who continuously holds his, her or its shares of Company common stock through the effective date of the merger and who otherwise complies with the requirements of Section 262 will be entitled to an appraisal of the “fair value” of such shares as determined by the Court.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving or resulting corporation after the merger, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the merger that appraisal rights are available. This Information Statement constitutes notice to holders of Company common stock concerning the availability of appraisal rights under Section 262.

Holders of shares of Company common stock who desire to exercise their appraisal rights must demand in writing an appraisal of such shares no later than 20 days after the mailing of this Information Statement, which 20th day is April 5, 2018. All demands for appraisal pursuant to Section 262 should be addressed to Fogo de Chão, Inc., Attention: General Counsel, 5908 Headquarters Drive, Suite K200, Plano, Texas 75024. A demand for appraisal must be executed by or for the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of Company common stock.

Only a holder of record of Company common stock is entitled to demand appraisal rights for the shares of Company common stock registered in that holder’s name. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. If a stockholder holds shares of Company common stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Company common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand should set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Company common stock outstanding in the name of such record owner.

A person having a beneficial interest in Company common stock held of record in the name of another person, such as a broker, depositary or other nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights. Stockholders who hold their shares of Company common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such brokers or nominees.

Prior to the merger or within 10 days after the effective date of the merger, the Company must provide notice of the effective time of the merger to all of our stockholders entitled to appraisal rights. If such notice is sent more than 20 days after the sending of this Information Statement, the Company will only send such notice to stockholders who have perfected and not withdrawn a demand for appraisal in accordance with Section 262.

Within 120 days after the effective date of the merger, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and not withdrawn and the aggregate number of holders of such shares. The surviving corporation must mail any such written statement to the stockholder within 10 days after the stockholders’ request is received by us or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later. Notwithstanding the requirement that only a stockholder of record may make a demand for appraisal, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal with the Court or request from the surviving corporation such written statement.

Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition (with a copy thereof served upon the surviving corporation in the case of a petition filed by a stockholder) in the Court demanding a determination of the “fair value” of the shares of Company common stock of all stockholders entitled to appraisal rights and who have compiled with the requirements of Section 262. The Company has no obligation, and no present intention, to file such a petition. If no petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. Accordingly, it is the obligation of the holders of Company common stock to initiate all necessary action to demand and perfect their appraisal rights, and to file any petitions in the Court relating to an appraisal, in respect of such shares of Company common stock within the time prescribed in Section 262.

Upon the filing of a petition for appraisal by a stockholder in accordance with Section 262, service of a copy must be provided to us. Within 20 days after service, the Company must file in the office of the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. The Delaware Register in Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication must be approved by the Court, and the costs thereof will be borne by us. The Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the Court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the “fair value”. When the “fair value” is so determined, the Court will direct the payment by the surviving corporation of such value, with interest thereon to be paid in accordance with Section 262 and as the Court so determines, to the stockholders entitled thereto, upon the surrender to the surviving corporation by such stockholders of such shares of Company common stock. Unless the Court, in its discretion, determines otherwise for good cause shown, interest from the effective date of the merger through the date on which the judgment is paid shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining the “fair value” of shares, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the company.” Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The Company’s stockholders considering seeking appraisal of their shares should note that the “fair value” of their shares determined under Section 262 could be more than, the same as or less than the consideration they would have received pursuant to the merger agreement if they had not sought appraisal of their shares and that opinions of investment banking firms as to the fairness of the consideration, from a financial point of view, payable in a sale transaction, such as the merger, are not opinions as to, and do not otherwise address, the “fair value” of the shares to be determined by the Court under Section 262. Moreover, the Company does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the merger consideration. The costs of the appraisal proceeding may be determined by the Court and assessed against the parties as the Court deems equitable under the circumstances. However, costs do not include attorney and expert witness fees. Upon application of a stockholder seeking appraisal, the Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of an assessment, each party must bear his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement by delivering a written withdrawal of such demand to the surviving corporation. After this 60-day period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the Court within 120 days after the effective date of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the Company has no obligation or present intention to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Court demanding appraisal may be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned upon such terms as the Court deems just, except that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms of the merger within 60 days after the effective date of the merger.

Failure by any stockholder to comply fully with the procedures described above and set forth in Section 262 (a copy of which is included as Annex C to this Information Statement) may result in loss of the stockholder’s appraisal rights. If you properly demand appraisal of your shares of Company common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Company common stock will be converted into the right to receive the merger consideration if the merger is completed.

If you are considering whether to demand appraisal of the “fair value” of your shares of Company common stock, you are urged to consult your own legal counsel. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

MARKET PRICE AND DIVIDEND INFORMATION

Company common stock trades on Nasdaq under the symbol “FOGO”. The table below provides the high and low sales prices of Company common stock for the periods indicated, as reported by Nasdaq.

	High	Low
Fiscal Year 2018
First quarter (through March 2, 2018)	$15.80	$11.60
Fiscal Year 2017 (ended December 31, 2017)
Fourth quarter	$12.70	$10.30
Third quarter	$13.95	$12.10
Second quarter	$17.05	$13.25
First quarter	$16.35	$13.10
Fiscal Year 2016 (ended January 1, 2017)
Fourth quarter	$14.95	$10.50
Third quarter	$14.18	$10.51
Second quarter	$17.89	$12.00
First quarter	$16.95	$13.40
Fiscal Year 2015 (ended January 3, 2016)
Fourth quarter	$17.20	$14.12
Third quarter	$23.94	$15.86
Second quarter (beginning June 19, 2015 (first trading date after our initial public offering)	$27.19	$21.85

The Company has never declared or paid cash dividends on shares of Company common stock. Under the terms of the merger agreement, during the period from the date of the merger agreement until the effective time of the merger, the Company is prohibited from declaring, setting aside or paying any dividends on, or making any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except for dividends by any of its wholly-owned subsidiaries.

On February 16, 2018, the last trading day prior to the Board’s adoption of the merger agreement, the reported closing price for Company common stock was $12.55 per share. The $15.75 per share to be paid for each share of Company common stock in the merger represents a premium of approximately 25.5% over the closing price of Company common stock on February 16, 2018. On March 13, 2018, the latest practicable trading date before the filing of this Information Statement, the reported closing price for Company common stock was $15.70.

As of the close of business on February 20, 2018, there were 28,253,038 shares of Company common stock outstanding and entitled to vote, held by 32 stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this Information Statement, only one copy of this Information Statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified the Company of their desire to receive multiple copies of this Information Statement. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

The Company will promptly deliver, upon oral or written request, a separate copy of this Information Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company by phone at (972) 361-6225 or by mail to 5908 Headquarters Drive, Suite K200, Plano, Texas 75024, Attention: Investor Relations. Stockholders residing at the same address and currently receiving multiple copies of this Information Statement may contact the Company at the address or phone number above to request that only a single copy of an information statement be mailed in the future.

STOCKHOLDER PROPOSALS

If the merger is completed, the Company does not expect to hold an annual meeting of stockholders in 2018.

If the merger is not completed, you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and we will hold the 2018 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which the 2018 annual meeting will be held. If the 2018 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2018 annual meeting in accordance with Rule 14a-8 under the Exchange Act and the Bylaws, as described below.

Proposals Pursuant to Rule 14a-8

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders. To be eligible for inclusion in our 2018 proxy statement, your proposal must be received by us no later than December 14, 2017, which has already passed, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to our Amended and Restated Bylaws

Under the Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2018 annual meeting, you must comply with the procedures described below. In addition, you must notify us in writing and such notice must be delivered to our corporate secretary no earlier than January 17, 2018 and no later than February 16, 2018, which has already passed. The Company’s management may exercise discretionary voting authority with respect to any stockholder proposal that is not submitted pursuant to Rule 14a-8 for inclusion in the proxy statement for the 2018 annual meeting if such proposal is not received by the Company within such time period.

The Bylaws provide that a stockholder’s nomination must contain the following information about the nominee: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act; including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (ii) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Company including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Company.

The Bylaws provide that a stockholder’s notice of a proposed business item must include: a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

In addition, the Bylaws provide that a stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made must include the following information in the notice:

1.	the name and address of such stockholder (as they appear on the Company’s books) and any such beneficial owner;

2.	for each class or series, the number of shares of capital stock of the Company that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

3.	a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such person or any affiliates or associates of such person, in such business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person;

4.	a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Company’s securities.

5.	a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

6.	a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

7.	any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

8.	such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

You may write to our corporate secretary at our principal executive offices, 5908 Headquarters Drive, Suite K200, Plano, Texas 75024, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investors” section of our website at https://fogodechao.com/ as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this Information Statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge on our website.

Copies of documents incorporated by reference into this Information Statement (excluding exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Information Statement incorporates) may be obtained free of charge by mailing Fogo De Chão, Inc., 5908 Headquarters Drive, Suite K200, Plano, Texas 75024, Attention: Investor Relations, or by calling (972) 361-6225.

Statements contained in this Information Statement, or in any document incorporated in this Information Statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this Information Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. This Information Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Information Statement. We also incorporate by reference into this Information Statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended January 1, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended October 1, 2017;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2017; and

•	our Current Reports on Form 8-K filed on December 7, 2017 and February 22, 2018.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this Information Statement.

The information contained in this Information Statement speaks only as of the date indicated on the cover of this Information Statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this Information Statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

February 20, 2018

among

FOGO DE CHÃO, INC.,

PRIME CUT INTERMEDIATE HOLDINGS INC.

and

PRIME CUT MERGER SUB INC.

A-i

A-ii

EXHIBITS

EXHIBIT A – FORM OF WRITTEN CONSENT

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 20, 2018, among Fogo de Chão, Inc., a Delaware corporation (the “Company”), Prime Cut Intermediate Holdings Inc., a Delaware corporation (“Parent”), and Prime Cut Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, Parent desires to acquire the Company on the terms and conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of the Company (the “Board”) and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement, the Merger (as defined herein) and the other transactions contemplated hereby;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any purchase or acquisition, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that in respect of Parent and Merger Subsidiary, in no event shall “Affiliate” include any portfolio companies of their respective affiliates which are investment funds unless otherwise specified.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Dallas, Texas or New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2017.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company Q-3 Report.

“Company Balance Sheet Date” means October 1, 2017.

“Company Credit Agreement” means that certain Credit Agreement, dated as of June 18, 2015, between Brasa (Holdings) Inc., as Borrower, Brasa (Purchaser) Inc., as Holdings, Wells Fargo Bank, National Association, as administrative agent and swing line lender, Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., as L/C issuers, and the other lenders party thereto, as in effect on the date hereof.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 4.05 (Capitalization), 4.02 (Corporate Authorization), 4.22 (Related Party Transactions), 4.26 (Finders’ Fees) and 4.27 (Opinion of Financial Advisor).

“Company Material Adverse Effect” means any change, effect, event or occurrence of fact that, individually or in the aggregate (a) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company or any of its Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent, materially impede or materially delay the consummation by the Company of the Merger, in each case, excluding any effect resulting from (A) changes or prospective changes in GAAP or the authoritative interpretation thereof or changes in the rules and policies of the Public Company Accounting Oversight Board announced after the date of this Agreement or any changes in tax laws, including the issuance of any regulations or other administrative guidance, (B) changes in the financial or securities markets or general economic, regulatory, legal or political conditions in the United States or any other country or region in which the Company or its Subsidiaries has operations (including changes in currency markets or exchange rates), (C) changes (including changes or proposed changes in Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (D) acts of war, sabotage or terrorism, (E) any hurricane, tropical storm, flood, forest fire, earthquake, winter storm, snow storm, or any other natural disaster, weather-related event or calamity, (F) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or any facts or circumstances relating to Parent, including the direct impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (provided that this clause (F) shall not apply to references to “Company Material Adverse Effect”) in Sections 4.03 (Government Authorization) and 4.04 (Non-contravention)), (G) the failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that, subject to the other limitations in this proviso, the underlying facts giving rise or contributing to such failure may constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (H) any action taken (or omitted to be taken) at the written request of Parent or Merger Subsidiary, (I) changes, in and of themselves, in the price and/or trading volume of the Company Stock on NASDAQ (it being understood that, subject to the other limitations in this proviso, the underlying facts giving rise or contributing to such failure may constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect) or (J) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries that is required pursuant to this Agreement; except, in the case of clauses (A), (B) and (C), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case, the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect).

“Company Sponsor” means Thomas H. Lee Partners, L.P.

“Company Q-3 Report” means the Company’s quarterly report on Form 10-Q for the quarter ended October 1, 2017.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stockholders” means holders of Company Stock.

“Company Transaction Expenses” means all fees or expenses of the investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives of the Company and its Affiliates incurred or payable by the Company and its Subsidiaries, whether before, on or after the Closing, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, including, for the avoidance of doubt, such fees expenses incurred or payable by the Company and its Subsidiaries which are directly attributable to the pursuit of or consideration, prior to the date hereof, of any alternative Acquisition Proposal in connection with the sales process of the Company which resulted in the execution of this Agreement.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all statutes, laws, regulations, rules or governmental orders, permits or authorizations relating to waste, pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources or, solely with respect to exposure of Hazardous Substances, the protection of human health.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing Sources” means the entities (other than Parent or any of its Subsidiaries) that have committed to provide or arrange or otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement in connection with, or are otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or similar representative in connection with, any portion of the Debt Financing, including (a) the parties named in the Debt Commitment Letter, any joinder agreements and the fee letter contemplated therein (and their respective successors and permitted assigns) and (b) the Persons that have committed to provide or otherwise entered into definitive financing documents contemplated by the Debt Commitment Letter (and their respective successors and permitted assigns) together with, in each case, their respective Affiliates, and their and their respective Affiliates’ former, current or future officers, directors, employees, partners, managers, members, controlling persons, agents and representatives and their respective successors and assigns.

“Fraud” means conduct constituting fraud under the laws of the State of Delaware, including the following elements: (1) representation made of material fact, (2) that was untrue, (3) which the party making the representation knew to be untrue at the time such representation was made, (4) with the intent to deceive and for the purpose of inducing the recipient to act upon it, (5) on which the recipient justifiably relied and (6) as a result of such justifiable reliance, the recipient suffered damages.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any statute, law, regulation, rule or governmental order, permit or authorization relating to waste, pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (f) to maintain or cause to be maintained the financing or financial position of others; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (h) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon.

“Information Statement” means a definitive information statement, including the related preliminary information statement, and any amendment or supplement thereto, in each case prepared in accordance with Section 14(c) and Schedule 14C of the 1934 Act and relating to the Merger and this Agreement to be mailed to the Company Stockholders following the receipt of the Stockholder Written Consent.

“Intellectual Property” means Trademarks, inventions, patents, Trade Secrets, copyrights and know-how (including any registrations or applications for registration of any of the foregoing), and all other intellectual property rights of any kind (whether registered or unregistered) arising under the laws of any jurisdiction throughout the world.

“IPO Date” means June 24, 2015.

“knowledge” means (i) with respect to the Company, the actual knowledge, after having made due inquiry of their direct reports with knowledge of the subject matter in question, of the individuals listed on Section 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge, after having made due inquiry and investigation, of the individuals listed on Section 1.01 of the Parent Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Liquor License” means any liquor or alcohol permit or license, including beer, wine and mixed beverage permits and licenses, issued by any Governmental Authority

“Marketing Period” means the first period of 15 consecutive business days commencing on or after the date hereof throughout which and on the first and last day of which (a) Parent shall have the Required Information and (b) the conditions set forth in Article 9 (other than the conditions set forth in Section 9.01(a), 9.01(c) and 9.01(d)) shall have been satisfied or, to the extent permissible, waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), and nothing has occurred and no condition exists that could reasonably be expected to cause any of the conditions set forth in Article 9 (other than the conditions set forth in Section 9.01(a), 9.01(c) and 9.01(d)) to fail to be satisfied assuming the Closing would be scheduled at any time during such 15 consecutive business day period and the three consecutive business day period thereafter; provided that, for purposes of determining the Marketing Period, May 25, 2018 shall not be considered a business day. When the Company in good faith reasonably believes that it has delivered the Required Information after the conditions set forth in clause (b) above have been satisfied, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, if the other requirements for the commencement of the Marketing Period have been met, the Marketing Period shall be deemed to have commenced on the date specified in such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within three (3) Business Days after receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered).

“Mexico JV Agreement” means that certain Shareholders Agreement, dated as of July 1, 2014, by and among Minajaro, S.A. de C.V. (“Minajaro”) and Fogo de Chão (Mexico) LLC.

“Middle East JV Agreement” means that certain Shareholders Agreement, dated as of February 5, 2015, by and among FDC Global Holdings B.V. and FAB Ventures Ltd.

“NASDAQ” means the NASDAQ Global Select Market.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Fundamental Representation” means the representations and warranties of Parent and Merger Subsidiary set forth in Sections 5.02 (Corporate Authorization) and 5.06 (Finders’ Fees).

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Subsidiary to perform its obligations hereunder or prevent, impair or materially delay the consummation of the transactions contemplated by this Agreement.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges of the Company and its Subsidiaries that (x) are not yet due and payable or (y) are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business, (iv) any matters of record, Liens and other imperfections of title incurred in the ordinary course of business that do not secure indebtedness and do not, individually or in the aggregate, materially and adversely impair the value or continued ownership, use and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (v) any Liens or encumbrances on title affecting a lessor’s (or sublessor’s) interest in any of the Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein, (vi) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, (vii) any state of facts which an accurate survey of the Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use and operation of the applicable Real Property in the business of the Company and its Subsidiaries as currently conducted and (viii) Liens disclosed on Section 1.01 of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proxy Statement” shall mean a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, in each case prepared in accordance with Section 14(a) and Schedule 14A of the 1934 Act and relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Registered” means, with respect to Intellectual Property, issued by, filed with, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representatives” of a Person, means, collectively, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“THL Investors” means, collectively, Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P.; THL Coinvestment Partners, L.P.; THL Operating Partners, L.P.; Great-West Investors, LP; Putnam Investments Employees’ Securities Company III, LLC; THL Equity Fund VI Investors (Fogo), LLC and THL Equity Fund VI Investors (Fogo) II, LLC.

“Trademarks” means trademarks, service marks, trade names, corporate names, symbols, logos, trade dress, Internet domain names and other similar identifiers of source or origin, in each case, including all goodwill associated therewith or symbolized thereby.

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including proprietary recipes, processes, techniques, technology, research, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Willful Breach” shall mean a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Person with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such Person’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)(iii)
Aggregate Merger Consideration	2.02(a)
Agreement	Preamble
Alternative Financing	8.02(d)
Board	Preamble
Certificated Share	2.03(a)(i)
Certificate	2.03(a)(i)
Closing	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)(iii)
Company Employee Plan	4.17(a)
Company Equity Awards	4.05(a)
Company Labor Agreements	4.18(a)
Company Performance-Based Restricted Stock Awards	2.05(c)
Company Preferred Stock	4.05(a)
Company Related Parties	11.16
Company Restricted Stock	2.05(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(d)
Company Stock Option	2.05(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02(c)(i)
Company Subsidiary Securities	4.06(b)(iii)
Company Voting Debt	4.05(d)
Confidentiality Agreement	6.03(b)(i)(B)
Consultation Obligations	7.05(f)
Continuation Period	7.05(a)
Continuing Employees	7.05(a)
D&O Insurance	7.04(c)
Debt Commitment Letter	5.07(a)(i)
Debt Financing	5.07(a)(i)
Dissenting Shares	2.04
Dissenting Stockholder	2.04
Effective Time	2.01(c)
e-mail	11.01
employee benefit plan	7.05(b)
End Date	10.01(b)(i)
Equity Commitment Letter	5.07(a)(ii)
Equity Financing	5.07(a)(ii)
Exchange Agent	2.03(a)
Excluded Shares	2.02(a)
Financing	5.07(a)(ii)
Financing Agreements	8.02(b)(ii)
Financing Commitment Letters	5.07(a)(ii)
Indemnified Person	7.04(a)
Internal Controls	4.07(e)(ii)
Intervening Event	6.03(d)(ii)
Leased Real Property	4.14(b)(ii)

Term	Section
Material Contract	4.20(b)
Merger	2.01(a)
Merger Subsidiary	Preamble
Non-Party Affiliate	11.14
Non-US Plans	4.17(j)
Owned Company IP	4.15(b)(ii)
Owned Real Property	4.14(b)(i)
Parent	Preamble
Parent Termination Fee	11.05(c)
Per Share Merger Consideration	2.02(a)
Permits	4.12(b)
Permitted Alternative Financing	8.02(b)
Principal Supplier	4.23(a)
Property Development Contract	4.14(f)
Real Property	4.14(b)(ii)
Real Property Lease	4.14(b)(ii)
Required Information	8.02(f)
Solvent	5.08(c)
Stockholder Written Consent	6.02(a)
Stock Plans	4.05(a)
stop, look and listen	6.03(b)(ii)
Subsidiary Voting Debt	4.06(b)
Superior Proposal	6.03(d)(i)
Surviving Corporation	2.01(a)
Surviving Corporation Plans	7.05(a)
Tax	4.16(p)
Tax Return	4.16(p)
Taxing Authority	4.16(p)
Termination Fee	11.05(b)(i)
Uncertificated Shares	2.03(a)(ii)
Voting Debt	4.06(b)
WARN	4.18(f)
Written Consent Failure	6.02(b)
Written Consent Failure Termination Period	6.02(c)
Written Consent Party	6.02(a)
Written Consent Parties	6.02(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to ordinary course or ordinary course of business shall mean ordinary course of business consistent with past practices. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) Upon the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), then the Closing shall, subject to clause (b), occur instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (i) any Business Day during or before the expiration of the Marketing Period as may be specified by Parent on no fewer than three (3) Business Days’ prior written notice to the Company and (ii) the first Business Day after the final day of the Marketing Period, and (b) in no event shall the Closing be required to occur prior to, in each case, March 31, 2018, unless another date is agreed to in writing by Parent and the Company.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as agreed by the Parent and the Company and specified in the certificate of merger).

(d) From and after the Effective Time, except as provided herein, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Except as otherwise provided in Sections 2.02(b) or (c), 2.04, 2.05(b) or 2.05(c) (the shares of Company Stock subject to Sections 2.02(b), (c), 2.04, 2.05(b) or 2.05(c) the “Excluded Shares”), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $15.75 in cash, without interest (the “Per Share Merger Consideration” and the aggregate of the Per Share Merger Consideration due in respect of Company Stock other than Excluded Shares pursuant to this agreement being the “Aggregate Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a nationally recognized financial institution reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Per Share Merger Consideration (i) each share of Company Stock, other than any Excluded Share, represented by a certificate (a “Certificate” and each share of Company Stock represented by a Certificate, a “Certificated Share”) or (ii) each uncertificated share of Company Stock other than any Excluded Share (an “Uncertificated Share”). The Exchange Agent agreement pursuant to which Parent shall appoint the Exchange Agent shall be in form and substance reasonably acceptable to the Company and Parent. At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Aggregate Merger Consideration. Promptly after the Effective Time (but not later than five Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time (other than Excluded Shares) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of a share of Company Stock that has been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate in respect of such share, together with a properly completed letter of transmittal, or (ii) delivery of an “agent’s message” to the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of an Uncertificated Share, the Per Share Merger Consideration in respect of such share of Company Stock. Until so surrendered or transferred, as the case may be, each such Certificated Share or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Per Share Merger Consideration.

(c) If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered in the transfer records of the Company, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of Parent and the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, a Certificated Share or an Uncertificated Share is presented to the Surviving Corporation or the Exchange Agent, it shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged a share of Company Stock for the Per Share Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, each share of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such share in accordance with Delaware Law (each, a “Dissenting Share” and each holder of a Dissenting Share, a “Dissenting Stockholder”) shall not be converted into the right to receive the Per Share Merger Consideration, except to the extent such Dissenting Stockholder fails to perfect, validly withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such Dissenting Stockholder validly withdraws or otherwise loses the right to appraisal in respect of any Dissenting Share, such Dissenting Share shall be treated as if it had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, offer to settle or settle, any such demands.

Section 2.05. Stock Options; Restricted Stock. (a) Immediately prior to the Effective Time, each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not exercisable or vested, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such Company Stock Option an amount in cash, less any applicable tax withholding pursuant to Section 2.07, determined by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time; provided, that, for the avoidance of doubt, any Company Stock Option for which the applicable exercise price equals or exceeds the Per Share Merger Consideration shall be cancelled for no consideration.

(b) Immediately prior to the Effective Time, all restrictions on each share of restricted Company Stock outstanding (“Company Restricted Stock”), excluding each share of Company Restricted Stock issued under the Stock Plans that is subject to performance-based vesting conditions, shall lapse, and the Company shall pay each such holder at or promptly after the Effective Time for each such share of Company Restricted Stock an amount in cash equal to the Per Share Merger Consideration, less any applicable tax withholding pursuant to Section 2.07. As of the Effective Time, all such shares of Company Restricted Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive an amount in cash equal to the Per Share Merger Consideration to be paid in accordance with this Section 2.05(b), without interest.

(c) Immediately prior to the Effective Time, all restrictions on each share of Company Restricted Stock that is subject to performance-based vesting conditions (the “Company Performance-Based Restricted Stock Awards”) shall lapse, and the Company shall pay each such holder at or promptly after the Effective Time for each such Company Performance- Based Restricted Stock Award an amount in cash equal to the product of (x) the number of shares of Company Restricted Stock subject to such Company Performance-Based Restricted Stock Award immediately prior to the Effective Time (which number, for the avoidance of doubt, shall equal the number of shares with set forth with respect to such Company Performance-Based Restricted Stock Award on Section 4.05(b) of the Company Disclosure Schedules), multiplied by (y) the Per Share Merger Consideration, less any applicable tax withholding pursuant to Section 2.07. As of the Effective Time, all such shares of

Company Restricted Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive an amount in cash equal to the product of the amounts set forth in clauses (x) and (y) of this Section 2.05(c), without interest.

(d) Prior to the Effective Time, the Company shall take, or cause to be taken, all action that is necessary to effect the treatment of the Company Stock Options and Company Restricted Stock as set forth in this Agreement.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Stock Options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of each share of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. Subject to Section 7.04, the certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law; provided that, at the Effective Time, such certificate of incorporation shall be amended as set forth in Annex A.

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. The parties shall take all necessary actions so that from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.06, except as disclosed in any Company SEC Document filed before the date of this Agreement (including the exhibits and schedules thereto, but excluding, in each case, any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein to the extent they are predictive, cautionary or forward-looking in nature) or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent a true and correct copy of the certificate of incorporation and bylaws, each, as amended to date, of the Company. The Company is not in material violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, have been duly authorized by all necessary corporate action on the part of the Company except for obtaining the Company Stockholder Approval (as defined below) and the filing of the Certificate of Merger with the Secretary of the State of Delaware, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. The adoption of this Agreement by a majority of the outstanding shares of Company Stock at a meeting of the stockholders of the Company or by written consent of stockholders in lieu of a meeting is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company.

(b) At a meeting or meetings duly called and held, the Board has (A) amended Section 2.07 of its bylaws to permit action to be taken by written consent of its stockholders without a meeting, (B) (i) unanimously determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (iii) unanimously resolved to recommend approval and adoption of this Agreement by its stockholders upon the terms and conditions set forth in this Agreement (such recommendation, the “Company Board Recommendation”) and (iv) unanimously approved, under Article 7, Section 7(c) of the Company’s certificate of incorporation, the approval and adoption of this Agreement by the Company’s stockholders by the written consent of such stockholders without a meeting and (C) taken any and all actions necessary in order to cause the Company to comply with Section 4.28 (Antitakeover Statutes) hereof in respect of the transactions contemplated hereby. As of the date hereof, the Board has not rescinded or modified any of the foregoing actions and will not do so except in accordance with Section 6.03 of this Agreement.

Section 4.03. Governmental Authorization . The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) such filings and actions as may be required under the 1934 Act, (d) such filings and actions that may be required pursuant to the rules and regulations of NASDAQ, (e) such filings and actions as may be required under Applicable Law pursuant to existing Liquor Licenses set forth on Section 4.03 of the Company Disclosure Schedule and (f) any actions or filings the absence of which would not be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03(e), with or without notice, lapse of time or both, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries, (d) except as set forth on Section 4.04(d) of the Company Disclosure Schedule, with or without notice, lapse of time or both, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Liquor License or (e) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b), (c), (d) or (e), as would not individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock and 15,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 31, 2017, (A) there were outstanding 28,384,668 shares of Company Stock (including (i) 63,820 shares of Company Restricted Stock issued under the Brasa (Parent) Inc. 2012 Omnibus Equity Incentive Plan and the Company 2015 Omnibus Incentive Plan (collectively, the “Stock Plans”) that are subject to performance-based vesting conditions and (ii) 66,116 shares of Company Restricted Stock issued under the Stock Plans that are subject to only service-based vesting conditions (such shares of Company Restricted Stock in (i) and (ii) collectively, the “Company Restricted Stock Awards”), (B) there were outstanding Company Stock Options (together with the Company Restricted Stock Awards, the “Company Equity Awards”) to purchase an aggregate of 2,052,294 shares of Company Stock issued under the Stock Plans (of which options to purchase an aggregate of 1,856,594 shares of Company Stock were exercisable) and (C) there were no shares of Company Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Option will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, a correct and complete listing of all outstanding Company Equity Awards as of December 31, 2017, setting forth, as applicable, the number of shares of Company Stock subject to each Company Equity Award (and the maximum number of shares of Company Stock that may be issued with respect to any such awards that are subject to performance conditions) and the holder, grant date, exercise price with respect to each Company Equity Award, as applicable, and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or the consummation of the Merger or the termination of employment or change of position following the consummation of the Merger.

(c) Except as set forth in this (a) and for changes since December 31, 2017 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the

Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, restricted share units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable, exchangeable or redeemable for securities having the right to vote) with the stockholders of the Company on any matter (“Company Voting Debt”).

(d) Except as set forth in this (a), none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K. The Company has made available to Parent a true and correct copy of the certificate of incorporation and bylaws or other organizational documents, each, as amended to date, of each Subsidiary of the Company. None of the Company’s Subsidiaries is in material violation of any of the provisions of its respective organizational documents.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien. As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. There are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable, exchangeable or redeemable for securities having the right to vote) with the stockholders of any Subsidiary on any matter (“Subsidiary Voting Debt” and together with the Company Voting Debt, “Voting Debt”).

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC on a timely basis, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since June 24, 2015 (collectively, and in all cases together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date or date of being furnished (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date or date of being furnished (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures effective to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, that are effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and (iii) disclosed, based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. A summary of any such disclosures made by management to the Company’s auditors or audit committee since January 1, 2016 and any material communications since January 1, 2016 made by management or the Company’s auditors to the audit committee or required or contemplated by the listing standards of NASDAQ, the audit committee’s charter, or professional standards of the Public Company Accounting Oversight Board has been made available to Parent. No material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since January 1, 2016 through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Applicable Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board or the Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(f) Since the IPO Date, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted under the 1934 Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any director or executive officer of director of the Company or any of their respective Affiliates.

(g) No Subsidiary of the Company is required to file or files, any reports, schedules, forms, statements, prospectuses, registration statements or other documents with the SEC.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements.

Section 4.09. Disclosure Documents. The Information Statement or Proxy Statement, as applicable, to be filed with the SEC in connection with the Merger will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Information Statement or Proxy Statement, as applicable, and any amendments or supplements thereto is first mailed to the stockholders of the Company, the Information Statement or Proxy Statement, as applicable, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Information Statement or Proxy Statement, as applicable, based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives in writing specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes . Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts, individually or in the aggregate, that has had or is reasonably likely to have a Company Material Adverse Effect;

(b) any (i) split, combination or reclassification of any shares of its capital stock (ii) issuance, grant, delivery or sale, or authorization of the issuance, grant, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities (iii) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company’s or any of its Subsidiaries, except for dividends by any of its wholly-owned Subsidiaries (iv) redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities or (v) amendment to any term of any Company Security or any Company Subsidiary Security;

(c) any change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(d) with respect to the Company or any of its Subsidiaries, any Tax election (or the rescission of any Tax election) that has a material effect on Taxes, any amendment with respect to any Tax Return relating to a material amount of Taxes, any settlement or compromise of any material Tax claim, audit or assessment, for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the Company SEC Documents, the entry into of any closing agreement (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the Company SEC Documents), any extension or waiver of the statute of limitations relating to a material amount of Taxes, any action to surrender of any right to claim a material Tax refund, any change to an annual Tax accounting period, any change of any Tax accounting method that has a material effect on Taxes, or any position on any material Tax return that is inconsistent with positions taken in preparing or filing similar Tax returns in prior periods, except, in each case, for actions taken in the ordinary course;

(e) the commencement of any new line of business or the opening by the Company or any of its Subsidiaries of any restaurants or the Company or any of its Subsidiaries otherwise engaging in any other operations, in each case, in any country in which they did not, as of the Company Balance Sheet Date, have such business, operations or restaurant; or

(f) except as required by Applicable Law or the terms of any Employee Plan set forth in the Company Disclosure Schedule, (A) any granting to any executive of any increase in severance or termination pay (except to the extent of any increase in severance or termination pay as a result of any increase in compensation in the ordinary course of business), (B) any establishing, adopting, entry into or amending in any material respect any collective bargaining agreement, or (C) any acting to accelerate any rights or benefits under any Company Employee Plan.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind, whether accrued, absolute, determined or contingent, other than: (a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; (c) liabilities incurred in connection with the transactions contemplated hereby; and (d) liabilities that are not material to the Company and its Subsidiaries, taken as a whole.

Section 4.12. Compliance with Laws and Court Orders. (a) Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries has at all times since the IPO Date, been, and is currently being, conducted in material compliance with all Applicable Laws. To the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective assets is under investigation with respect to or has been threatened to be charged with or given notice of, nor has any Governmental Authority notified the Company in writing of its intent to conduct an investigation of, any violation of any Applicable Law (including with respect to the retail sale of alcohol), except for such investigations or charges which would not reasonably be expected to be material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

(b) Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has possessed and is in compliance with, (i) all licenses, permits, registrations, permanent certificates of occupancy, authorizations and certificates from any Governmental Authority required under Applicable Law with respect to the operation of their respective businesses or the ownership, leasing or management of its assets as currently conducted and (ii) all Liquor Licenses, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (collectively “Permits”).

Section 4.13. Litigation. As of the date hereof, (a) except as set forth on Section 4.13(a) of the Company Disclosure Schedule, there is no material action, suit, investigation, arbitration or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before (or, in the case of threatened actions, suits, investigations or proceedings, would be before); and (b) except as set forth on Section 4.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Authority.

Section 4.14. Properties. (a) Except as set forth on Section 4.14(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens other than Permitted Liens.

(b) As of the date hereof, Section 4.14(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), and (ii) all real property leased by or for the benefit of the Company or any of its Subsidiaries, excluding leases with an initial term of less than a year (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), and, in the case of the Leased Real Property, identifies (x) the expiration date of the underlying Real Property Lease and (y) whether there is an option to renew such Real Property Lease and, in the case of any leases with a remaining term of less than six months as of the date of this Agreement, whether the Company intends and expects to be able to renew such Real Property Lease prior to the expiration thereof. The Company has delivered or made available to Parent true and complete copies of all material leases, subleases or licenses, and all material amendments and modifications thereof, with respect to the Leased Real Property (each, a “Real Property Lease”).

(c) Except as set forth on Schedule 4.14(c), (i) each Real Property Lease is valid, legally binding and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Real Property Lease, is in breach or default under any provision of, or has taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease.

(d) Except as set forth on Section 4.14(d) of the Company Disclosure Schedule, the Company has not received any written notice that all or any portion of Real Property is (i) subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, (ii) is otherwise non-compliant in any material respect with Applicable Law relating to use, occupancy or operation (including with respect to zoning, building, fire, safety, health codes and sanitation) of a related restaurant owned or operated by the Company or any of its Subsidiaries or (iii) subject to any condition currently or previously existing that would reasonably be expected to give rise to any material violation of or require remediation under any Applicable Law.

(e) Except for any Permitted Liens and as set forth in Section 4.14(e) of the Company Disclosure Schedule, to the Company’s knowledge (i) there are no material contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Real Property for its current use and (ii) all structures and other buildings on the Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs in the ordinary course, and except for ordinary wear and tear.

(f) Section 4.14(f) of the Company Disclosure Schedule sets forth, as of the date hereof, each material letter of intent relating to the construction, development or lease of real property to which the Company is a party (each a “Property Development Contract”).

(g) Section 4.14(g) of the Company Disclosure Schedule sets forth a list of all leases, excluding leases with an initial term of less than a year, in respect of real property leased by or for the benefit of the Company or any of its Subsidiaries with a date of expiration between the Company Balance Sheet Date and the date hereof and indicates, in respect of each such lease, whether such lease was or is intended to be renewed.

Section 4.15. Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries.

(b) Except as set forth on Schedule 4.15(b) and, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i) the Company and each of its Subsidiaries owns or has a valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted, free and clear of all Liens (other than Permitted Liens);

(ii) all Intellectual Property owned or purported to be owned by the Company (“Owned Company IP”) is subsisting, valid and enforceable and there are no actions, proceedings or judgements pending that have been served, or, to the knowledge of the Company, filed but not served or threatened, that seek to cancel, limit or challenge the ownership, validity, registrability, enforceability, or use of or any right in or to any Owned Company IP;

(iii) within the three (3) years prior to the date of this Agreement, (A) neither the Company nor any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated or impaired the value of any Intellectual Property of any Person, and (B) no Person has materially infringed, misappropriated, or otherwise violated or impaired the value of any Owned Company IP;

(iv) the Company and its Subsidiaries have at all times taken commercially reasonable measures to preserve and protect their right, title and interest in and to the Owned Company IP, including all Trade Secrets and Trademarks;

(v) within the three (3) years prior to the date of this Agreement, there has not been any security breach of or any unauthorized access to the information technology systems used by the Company or any of its Subsidiaries; and

(vi) within the three (3) years prior to the date of this Agreement, (A)each of the Company and its Subsidiaries has at all times been in compliance with (1) in respect of each country in which the Company or any of its Subsidiaries has operations, all Applicable Laws of such country relating to privacy, data protection, and the collection, transfer (including cross-border transfer) storage, use or any other exploitation of personal information and (2) each of the Company’s and its Subsidiaries’ respective rules, policies and procedures with respect to such matters, and (B) no claims have been, to the knowledge of the Company, asserted or threatened against the Company or any of its Subsidiaries alleging any violation of any Person’s privacy, personal information or data rights.

Section 4.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material amounts of Taxes that are due and payable (whether or not reflected on the Tax Returns referred to in Section 4.16(a) above), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The Company has delivered to Parent complete copies of (i) all U.S. federal income Tax Returns of the Company and its Subsidiaries that have been filed for taxable years ended December 28, 2014 through January 1, 2017, (ii) all U.S. state income Tax Returns of the Company and its Subsidiaries that have been filed for the taxable year ended January 1, 2017; (iii) all Brazil income Tax Returns of the Company and its Subsidiaries that have been filed for taxable years ended December 30, 2012 through December 31, 2017; and (iv) any audit report issued within the last three years relating to U.S. federal and state income Taxes due from or with respect to the Company or any of its Subsidiaries.

(d) All U.S. income and franchise Tax Returns of the Company and its Subsidiaries through January 1, 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(e) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset. No claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be required to file any Tax Return in that jurisdiction. All material deficiencies asserted or assessments made by any Taxing Authority with respect to the Company or any of its Subsidiaries have been fully paid, settled or withdrawn. There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries (other than Permitted Liens).

(f) Neither the Company nor any of its Subsidiaries (i) is subject to any private letter ruling or comparable rulings of, or entered into any advance pricing or similar agreements with, the U.S. Internal Revenue Service or other Taxing Authority, (ii) has, or after the IPO Date has had, a branch or permanent establishment in any country other than the country of its organization, or is, or after the IPO Date has been, subject to Tax in a jurisdiction outside the country of its organization, (iii) has been granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid or extension has not yet expired (other than extensions of time to file Tax Returns obtained in the ordinary course of business), (iv) has granted to any Person any power of attorney that is currently in force with respect to any material Tax matter, (v) is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing (other than (x) any such agreement or arrangement exclusively between the Company and one or more of its Subsidiaries or exclusively between the Company’s Subsidiaries (y) commercial agreements the primary purpose of which does not relate to Taxes) or (vi) has, to the knowledge of the Company, ever been a member of any consolidated, combined, unitary or similar group of companies for any Tax purposes other than a group in which the Company or a Subsidiary is or was the common parent.

(g) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of the Treasury Regulation Section 1.6011-4(b).

(i) The Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(j) Each of the Company and its Subsidiaries properly is classified for U.S. federal income tax purposes in the manner indicated in the Organizational Chart dated as of December 12, 2017, included in Section 4.16(j) of the Company Disclosure Schedule.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustments under Section 481(a) of the Code or any similar provision of state, local or foreign law (and neither the Company nor any of its Subsidiaries has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting), (ii) “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision thereof or any similar provision of state, local or foreign law), (iii) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Time, (iv) prepaid amount received, or paid, at or prior to the date of the Company Balance Sheet Date, other than amounts reflected in the Company Balance Sheet, (v) deferred gains arising prior to the Effective Time or (vi) election pursuant to Section 108(i) of the Code.

(l) There have been no state aid investigations of the European Commission initiated against a member state of the European Union which relates to the Taxation of the Company or any of its Subsidiaries.

(m) The Company and each Subsidiary has withheld all material Taxes it was required to withhold in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and has timely paid all such Taxes to the appropriate Governmental Authority in accordance with Applicable Law.

(n) To the knowledge of the Company, neither the Company nor any of its Subsidiaries is treated as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code.

(o) The Company’s current estimate, in accordance with the principles of Staff Accounting Bulletin No. 118 (SAB 118), of the “section 965(a) inclusion amount” as defined in Notice 2018-07, I.R.B. 2018-04, with respect to each of the Company’s Subsidiaries does not exceed the amount set forth with respect to such Subsidiary in Section 4.16(o) of the Company Disclosure Schedule.

(p) “Tax” means any tax, including income, franchise, profits, corporation, capital, estimated, production, environmental, goods and services, gross receipts, transfer, excise, property, sales, use, value added, license, employment, payroll, social security, unemployment, severance, occupation, import, stamp or other tax, custom duty, fee, levy or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority or subdivision or agency thereof responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”) and any liability for any of the foregoing payable by reason of Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Applicable Law) or as a transferee or successor. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns.

(q) The representations and warranties set forth in this Section 4.16 and in Sections 4.05(c), 4.17 and 4.18(e) are the only representations and warranties given by the Company and its Subsidiaries with respect to matters related to Taxes.

Section 4.17. Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. “Company Employee Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, consulting, retention, retirement, severance, deferred compensation, change in control, equity-based, incentive, bonus, tip, insurance, medical, welfare, disability or sick leave, workers’ compensation, employee loan, tax gross-up, fringe or similar contract, plan, arrangement or policy and each other material plan, practice or arrangement, providing for compensation or benefits which is (i) maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or (ii) with respect to which the Company or any of its Subsidiaries has any actual liability or would reasonably be expected to have liability. With respect to each material Company Employee Plan, the Company has made available to Parent, to the extent applicable (x) copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, (y) the most recent Form 5500, actuarial report and/or annual report (and all schedules thereto), summary plan descriptions and any other material communications regarding the extent of benefits thereunder and (z) all material correspondence to or from any Governmental Authority received in the past three years.

(b) Neither the Company nor any Subsidiary thereof sponsors, maintains, contributes to, or has any liability with respect to, any plan subject to Title IV of ERISA. No purpose of the transactions contemplated by this Agreement is for the Company, any of the Company’s Subsidiaries or any other entity to avoid liability arising out of Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate thereof contributes, or in the past six years has contributed or been obligated to contribute, to any multiemployer plan, as defined in Section 3(37) of ERISA.

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service and, to the Company’s knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Employee Plan. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Employee Plan. Each Company Employee Plan has been established and maintained in compliance in all material respects with its terms and with the requirements prescribed by Applicable Law, including ERISA and the Code. With respect to any Company Employee Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in which it reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. To the knowledge of the Company, there has been no act, omission, or condition with respect to any Company Employee Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material fine, penalty, tax or liability of any kind imposed under ERISA, the Code or any Applicable Law.

(e) Except as required by Applicable Law, no Company Employee Plan provides retiree or post-employment medical, disability, life insurance or other material welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(f) The execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any payment or benefit including any bonus, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits to any such officer, director, employee or independent contractor, (iii) increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Plan following the Effective Time.

(g) The execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” pursuant to the terms of Section 280G of the Code.

(h) Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Employee Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(i) Except as would not reasonably be expected to result, individually or in the aggregate, in any material liability to the Company or any of its Subsidiaries, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan by or before any Governmental Authority.

(j) With respect to each Company Employee Plan that is maintained outside of the United States substantially for employees who are situated outside the United States (the “Non-US Plans”), (i) all employer and employee contributions to each Non-US Plan required by Applicable Law or by the terms of such Non-US Plan have been made, or, if applicable, accrued in all material respects in accordance with applicable accounting practices, (ii) as of the date hereof, the fair market value of the assets of each funded Non-US Plan and the liability of each insurer for any Non-US Plan, together with any accrued contributions, is materially sufficient to procure or provide for the accrued benefit obligations at the time such obligations become payable, with respect to all current or former participants in such plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to such Non-US Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to collectively be materially less than such benefit obligations, and (iii) each Non-US Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Authorities.

(k) Each Company Stock Option (i) was granted in material compliance with Applicable Laws and the terms and conditions of the Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Stock equal to or greater than the fair market value of a share of Company Stock on the date of grant, (iii) has a grant date on or about the date on which the Company’s Board (or committee thereof) awarded such Company Stock Option and (iv) does not trigger any material liability for the holder thereof under Section 409A of the Code.

Section 4.18. Labor and Employment Matters.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of any collective bargaining agreement or other agreement with a labor union, works council or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Company Labor Agreements”) Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, no employees of the Company are represented by any labor union, works council or like organization. To the Company’s knowledge, no labor organization or group of employees has made a pending demand for recognition, and there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(b) The Company has made available to Parent accurate and complete copies of each Company Labor Agreement. The Company and its Subsidiaries have complied with all information, consent, consultation, renegotiation and other similar requirements in respect of any organization listed on Section 4.18(a) of the Company Disclosure Schedule with which they are required to comply as of the date hereof in connection with the execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement, stockholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any organization listed on Section 4.18(a) of the Company Disclosure Schedule to any payments or any information, consent, consultation, renegotiation or other rights.

(d) There is no strike, lockout, slowdown, work stoppage or other material labor dispute, or arbitration or grievance pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.

(e) Each of the Company and its Subsidiaries is in compliance in all material respects with the Company Labor Agreements and all Applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), and terms and conditions of employment, including but not limited to workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, work authorization eligibility (including appropriate notices or approvals with respect to immigration and the authorization of employment of each employee of the Company and its Subsidiaries), employee classification, meal/rest periods, wages and hours (including tip credits and tipping pools) and the collection and payment of withholding and/or social security taxes or any similar taxes. None of the Company or any of its Subsidiaries has any material liability for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice) and freelancer/independent contractors.

(f) Since January 1, 2017, neither the Company nor any of its Subsidiaries has effectuated or announced (i) a “plant closing” (as defined under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local law (“WARN”), (ii) a “mass layoff” (as defined under WARN) or (iii) such other layoff, reduction in force or employment terminations sufficient in number to trigger the application of WARN. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN that remains unsatisfied.

Section 4.19. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(iii) the operations of the Company and each of its Subsidiaries have been since the IPO Date, and are currently, in compliance with the terms of all applicable Environmental Laws.

(iv) To the Company’s knowledge, no Real Property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substances that would reasonably be expected to require remediation or other action by the Company pursuant to any Environmental Law.

(b) Prior to the date hereof, the Company has made available to Parent true and complete copies of any reports conducted since the IPO Date, of any investigations, audits or other assessments (including Phase I environmental site assessments and Phase II environmental site assessments) containing information that are in possession of or reasonably under the control of the Company or any of its Subsidiaries that pertain to (i) unresolved environmental claims against the Company or any of its Subsidiaries or (ii) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned or operated by the Company or any of its Subsidiaries, in the case of each of (i) and (ii), which claims or Hazardous Substances would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.20. Material Contracts. (a) As of the date hereof, except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding that is a Material Contract.

(b) Except as set forth on Section 4.20(b) of the Company Disclosure Schedule, (i) each of the Material Contracts is valid, legally binding and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, is in material breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract. For the purposes of this Agreement, “Material Contract” means any written or oral contract, arrangement or understanding that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) is with (A) any officer or director of the Company, (B) THL Investor, (C) to the knowledge of the Company, any beneficial owner (as defined in Rule 13d-3 of the 1934 Act) of 5% or more of the shares of Company Stock or (D) to the knowledge of the Company, any Affiliate of THL Investor;

(iii) except in respect of any Real Property Lease, pursuant to which the Company or its Subsidiaries has continuing “earn-out” or other contingent payment obligations of more than $500,000 in each case;

(iv) provides for indemnification or any guaranty by the Company or any of its Subsidiaries, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than indemnification directors, officers, or other Persons in the ordinary course of business;

(v) limits or purports to limit in any material respect the right of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) except in respect of any Real Property Lease, operate in any geographical location;

(vi) relates to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise) by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case, with a value in excess of $2,000,000.00;

(vii) grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or its Subsidiaries;

(viii) contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(ix) obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(x) relates to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company in which the Company or any of its Subsidiaries is still a member, partner or shareholder in, other than a wholly-owned Subsidiary of the Company;

(xi) is an indenture, loan or credit contract, loan note, mortgage contract, letter of credit or other contract representing, or any guarantee of, Indebtedness of the Company or any of its Subsidiaries individually in excess of $1,500,000;

(xii) is a material guarantee by the Company or any of its Subsidiaries of the Indebtedness of any Person other than the Company or a wholly-owned Subsidiary of the Company;

(xiii) contains any provision pursuant to which (A) the Company or any of its Subsidiaries grants any license, covenant not to sue or assert any right under any material Owned Company IP to any Person, (B) any Person grants any license, covenant not to sue or assert any right under any Intellectual Property to the Company or any of its Subsidiaries, except for licenses of commercially available shrink-wrap or off-the-shelf software, or (C) the Company or any of its Subsidiaries consents to or agrees not to assert rights with respect to the use or registration by a third party of any Trademark containing or incorporating “FOGO,” “FOGO DE CHÃO” or any derivative thereof, whether alone or in combination with any other Trademark, word or name;

(xiv) any Principal Supplier is a party to and which has a term of more than 60 days and may not be terminated by the Company or any of its Subsidiaries (without penalty) within 60 days after the delivery of a termination notice, other than contracts related to the purchase of raw materials or inventory in the ordinary course of business; or

(xv) under which the Company or any of its Subsidiaries is otherwise obligated to make or receive payment or incur costs in excess of $5,000,000 in any year and which is not otherwise described in clauses (i)–(xiv) above;

Section 4.21. Anti-Corruption Matters. (a) None of the Company, any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees or agents acting for or on behalf of the Company or any of its Subsidiaries has, directly or indirectly, in connection with the business of the Company or any of its Subsidiaries:

(i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage;

(ii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;

(iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(iv) established or maintained any unlawful fund of corporate monies or other properties;

(v) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing; or

(vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the Bank Secrecy act as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) or any other applicable anti-corruption or anti-bribery law.

(b) For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

(c) Section 4.21(c) of the Company Disclosure Schedule sets forth each material action, suit, inquiry, investigation (including any internal investigation) or any other material proceeding by any Governmental Authority, including those pending or threatened, involving the Company and its Subsidiaries, or, to the Company’s knowledge, any of its directors, officers, employees or agents acting for or on behalf of the Company and its Subsidiaries, each written inquiry of any Governmental Authority received by the Company and its Subsidiaries and any and all voluntary or involuntary disclosure by the Company, any of its Subsidiaries or any of its officers, directors or employees to any Governmental Authority in the five (5) years prior to the date hereof related to any of the foregoing.

Section 4.22. Related Party Transactions. As of the date hereof, there are, and since the date of the Company 10-K, there have been, no contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, or any beneficial owner (as defined in Rule 13d-3 of the 1934 Act) of 5% or more of the shares of Company Stock, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.23. Suppliers. (a) Section 4.23 (a) of the Company Disclosure Schedule set forth, as of the date hereof, a complete and accurate list of (i) the five largest suppliers of the Company and its Subsidiaries based on consolidated costs of goods and services paid to such Persons by the Company and its Subsidiaries for the fiscal year ended December 31, 2017 (each, a “Principal Supplier”) and (ii) with respect to each Principal Supplier, the aggregate amounts paid to, or received from, as applicable, each such Principal Supplier for the fiscal year ended December 31, 2017.

(b) Since the IPO Date, neither the Company nor any of its Subsidiaries has received any written notice from any Principal Supplier indicating that such Person is ceasing, will cease or plans to cease dealing with the Company or any of its Subsidiaries.

Section 4.24. Insurance. (a) Section 4.24(a) of the Company Disclosure Schedule sets forth a true and complete list of all material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by the Company and its Subsidiaries as of the date hereof.

(b) Except as set forth on Section 4.24(b) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and the limits and sublimits of such policies have not been exhausted or materially diminished, (iii) all premiums payable under all such policies have been timely paid, the Company and its Subsidiaries are in compliance with all other terms and conditions (including any notification requirements) of all such policies in all material respects and neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (iv) no written notice of cancellation or termination or material premium increase has been received with respect to any such insurance policy.

Section 4.25. Quality and Safety of Food and Beverage Products. Since the IPO Date, except as set forth in Section 4.25 of the Company Disclosure Schedule, (a) there have been no recalls of any food or beverage product served by the Company, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries and (b) to the knowledge of the Company, none of the food or beverage products of the Company or any of its Subsidiaries have been adulterated, misbranded, mispackaged, or mislabeled in violation of Applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.26. Finders’ Fees. Except for Jefferies LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.27. Opinion of Financial Advisor. The Board has received the opinion of Jefferies LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth in such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to holders of Company Stock (other than Parent, Merger Subsidiary, Company Sponsor, funds of or other entities related to Company Sponsor that are holders of or beneficially own Company Stock, and their respective affiliates).

Section 4.28. Antitakeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Subsidiary contained in Section 5.09, the Company has taken all action necessary to (i) exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and (ii) render Article 10 of the Company’s Amended and Restated Certificate of Incorporation inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

Section 4.29. Company Transaction Expenses. The Company represents and warrants that its good faith estimate as of the date hereof of the Company Transaction Expenses are as set forth on Section 4.29 of the Company Disclosure Letter.

Section 4.30. No Other Representations and Warranties. (a) Except for the representations and warranties set forth in this Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

(b) Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.06, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of Parent and Merger Subsidiary have made available to Company a true and correct copy of the certificate of incorporation and bylaws, each, as amended to date, of Parent and Merger Subsidiary. Neither Parent nor Merger Subsidiary is not in violation of any of the provisions of its certificate of incorporation or bylaws. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and legally binding agreement of each of Parent and Merger Subsidiary.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) such filings and actions as may be required under the 1934 Act and any other applicable state or federal securities laws and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Subsidiary, (b) assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated hereby) compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, with or without notice, lapse of time or both, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information supplied by Parent for inclusion in the Information Statement or Proxy Statement, as applicable will not, at the time the Information Statement or Proxy Statement, as applicable and any amendments or supplements thereto is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Information Statement or Proxy Statement, as applicable based upon information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 5.06. Finders’ Fees. Except for JP Morgan Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07. Financing. (a) Parent has delivered to the Company true and complete copies of (i) a fully executed commitment letter, together with the exhibits and schedules thereto (the “Debt Commitment Letter”) from Credit Suisse Securities (USA) LLC and Wells Fargo Bank National Association confirming their respective commitments to provide Merger Subsidiary with debt financing in connection with the transactions contemplated hereby (the “Debt Financing”), subject to the terms and conditions set forth therein and (ii) a fully executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from Rhône Partners V L.P. and Rhône Offshore Partners V L.P. confirming the respective counterparties’ commitments to provide Parent with equity financing in connection with the transactions contemplated hereby (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, neither Parent nor any of its Affiliates is a party to any side letter or other agreement, contract or other arrangement or related to the funding of the Financing that could adversely affect the availability of the Financing on the date of the Closing, other than as expressly set forth in the Financing Commitment Letters and any fee letters or engagement letters related to the Debt Commitment Letter.

(b) The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto. As of the date hereof, the Debt Commitment Letter is in full force and effect to the knowledge of Parent and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date hereof, none of the Financing Commitment Letters have been amended or modified in any respect, and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. Assuming the satisfaction of the conditions to Closing in this Agreement and the accuracy of the representations and warranties set forth in Sections 4.05, 4.07, 4.08, 4.11 and 4.20, in each case, in all material respects (i) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material default or material breach on the part of Parent or Merger Subsidiary under any Financing Commitment Letter and (ii) Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition of the Financing, or that the Financing will not be made available to Merger Subsidiary at the Closing. There are no conditions precedent to the funding of the full amount of the Financings other than the conditions precedent set forth in the Financing Commitment Letters. Subject to the terms and conditions of the Financing Commitment Letters and assuming the accuracy of the representations set forth in Sections 4.05, 4.07, 4.08, 4.11 and 4.20 the performance by the Company and its Subsidiaries of their obligations under this Agreement, in each case, in all material respects, the aggregate proceeds of the Financings, together with cash otherwise available to Parent, will be sufficient to pay the Aggregate Merger Consideration and all other cash amounts required to be paid in connection with the consummation of the transactions as required by this Agreement. Parent has fully paid any and all commitment fees or other fees required by the Financing Commitment Letters to be paid by it on or prior to the date of this Agreement.

Section 5.08. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 of this Agreement (for this purpose, such representations and warranties shall be true and correct in all material respects) and (c) that the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, and (d) after giving effect to the transactions contemplated by this Agreement, including the Financing, any alternative financing, the payment of the Aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 5.09. Ownership of Company Stock. Neither Parent nor any of its affiliates (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, beneficially owns (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) five percent (5%) or more of the outstanding shares of Company Stock or other securities of the Company (assuming for this purpose the full exercise of any options, warrants or other rights to acquire Company Stock or other securities of the Company held by such persons).

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule or from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, including, without limitation, maintaining in good standing all liquor licenses and making timely payments to licensed alcohol wholesale distributors in the ordinary course of business, and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, grant, deliver or sell, or authorize the issuance, grant, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities or any Voting Debt, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Options on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) Merge or consolidate with any Person, except for any such transactions solely among wholly owned Subsidiaries of the Company not in violation of any instrument binding on the Company or any of its Subsidiaries that would not reasonably be expected to result in a material increase in the net Tax liability of the Company and its Subsidiaries, taken as a whole;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than (i) pursuant to contracts or commitments existing as of the date hereof or (ii) in the ordinary course of business (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person is not in the ordinary course of business);

(f) sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, or create or otherwise incur any Lien (other than a Permitted Lien) on any material asset other than (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business;

(g) make any material loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business up to $5,000,000 in the aggregate or (ii) to or between wholly-owned direct or indirect Subsidiaries of the Company;

(h) establish, adopt, terminate or amend (except as required by Applicable Law) any Company Labor Agreement (or any agreement that would be a Company Labor Agreement had it been entered into prior to this Agreement);

(i) renew, amend or modify, in any material respect, terminate, or otherwise waive or release any material right, claim or benefit in respect of, any Material Contract, Real Property Lease or Property Development Contract, enter into any contract, agreement, arrangement, commitment or understanding that would have been a Material Contract, Real Property Lease or Property Development Contract had it been entered into prior to the execution of this Agreement other than renewals and extensions of Material Contracts in the ordinary course of business;

(j) fail to provide updates to Parent in a reasonably timely manner with respect to any material developments regarding the renewal of any Real Property Lease, or fail to consult with and consider the input of Parent, in good faith, with regard to any such renewal;

(k) incur any Indebtedness or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, other than (i) any Indebtedness incurred in the ordinary course of business consistent with past practices pursuant to the Company Credit Agreement or in respect of swaps or hedging contracts, in an aggregate amount not to exceed $5,000,000 outstanding at any time (in addition to amounts outstanding thereunder as of the date of this Agreement as disclosed to Parent) or (ii) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(l) create, incur or suffer to exist any Lien (except for Permitted Liens);

(m) except as required pursuant to the terms of any Company Employee Plan in effect as of the date hereof and set forth in Section 6.01(m) of the Company Disclosure Schedule, or as otherwise required by Applicable Law, (i) increase compensation (including incentive compensation) or benefits (including severance benefits) payable to any director, officer or employee of the Company or any of its Subsidiaries, (ii) become a party to, establish, adopt, materially amend, commence participation in or terminate any Company Employee Plan or any arrangement that would have been a Company Employee Plan had it been entered into prior to the date hereof, (iii) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Employee Plan, (iv) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Employee Plan (v) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any current or former employee, officer or director of the Company or any of its Subsidiaries (vi) hire or appoint any director, executive officer or any other individual with annual base salary or base wages in excess of $150,000 or (vii) terminate the employment or service of any director or executive officer, or any other employee of the Company or any of its Subsidiaries whose annual base salary or base wages exceeds $150,000, in each case other than for cause.

(n) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(o) except to the extent required by Applicable Law, make, change or rescind any Tax election, adopt or change any accounting method for Tax purposes that has a material effect on Taxes, change any annual Tax accounting period, agree to any extension or waiver of the statute of limitations relating to a material amount of Taxes, file any amendment to any Tax Return in respect of a material amount of Taxes, enter into any closing agreement, take any action to surrender any right to claim a material Tax refund, or settle or compromise any material Tax claim, audit or assessment, or take any position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with positions taken in preparing or filing similar Tax Returns in prior periods;

(p) initiate, settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(q) make or authorize any capital expenditures materially in excess of the amount reflected in the Company’s annual capital expenditure budget attached to Section 6.01(q) of the Company Disclosure Schedule;

(r) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Owned Company IP, other than (i) pursuant to contracts or binding commitments existing as of the date hereof or (ii) in the ordinary course of business and consistent with past practice;

(s) fail to use commercially reasonable efforts to renew or maintain the insurance policies of the Company and its Subsidiaries or comparable replacement policies;

(t) adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring;

(u) take any action or fail to take any action, in each case, in bad faith, that is intended to, prevent, materially delay or materially impede the ability of any party to this Agreement to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof; or

(v) agree, resolve or commit to do any of the foregoing.

Section 6.02. Stockholder Written Consent; Company Stockholder Meeting; Preparation of the Information Statement or Proxy Statement. (a) Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit the form of Stockholder Written Consent attached hereto as Exhibit A (the “Stockholder Written Consent”) to the THL Investors and each of the Company’s directors and executive officers, (each, a “Written Consent Party” and collectively the “Written Consent Parties”) (who collectively hold, in the aggregate, 17,474,432 shares of Company Stock). As soon as reasonably practicable after the Stockholder Written Consent has been duly executed by the Written Consent Parties in respect of their respective shares of Company Stock (which represent more than a majority of the outstanding shares of Company Stock) and is delivered to the Company in accordance with Section 228 of Delaware Law, the Company shall deliver to Parent a copy of the Stockholder Written Consent in accordance with Section 11.01 of this Agreement. In the event that the Company Stockholder Approval is obtained in accordance with this Section 6.02(a), the Company shall, as promptly as practical thereafter, and in any event within ten calendar days, file with the SEC an information statement in preliminary form of the type contemplated by Regulation 14C promulgated under the 1934 Act, prepared by the Company in consultation with Parent and its counsel as provided in Section 8.03(b) and describing this Agreement and the Merger and the other transactions contemplated hereby. In connection with the Stockholder Written Consent, the Company shall take all actions necessary to comply, and shall comply in all material respects, with Applicable Law, including Section 228 and Section 262 of Delaware Law, the Certificate of Incorporation and the By-Laws of the Company and the 1934 Act, including Regulation 14C and Schedule 14C promulgated thereunder, as applicable.

(b) If the Company Stockholder Approval is not obtained in accordance with Section 6.02(a) within 24 hours after the execution and delivery of this Agreement by the parties hereto (a “Written Consent Failure”) (a) Parent shall have the right to terminate this Agreement as set forth in Section 10.01(c)(ii).

(c) In the event that Parent does not terminate this Agreement pursuant to Section 10.01(c)(ii), the Company shall, as promptly as practicable after five Business Days following the date on which the Written Consent Failure occurs (the “Written Consent Failure Termination Period”) (i) cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03, the Board shall (ii) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (iii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iv) otherwise comply with all legal requirements applicable to such meeting; and prepare; and (v) file with the SEC, a Proxy Statement in preliminary form of the type contemplated by Regulation 14A promulgated under the 1934 Act in consultation with Parent and its counsel as provided in Section 8.03(b) and describing this Agreement and the Merger and the other transactions contemplated hereby. In connection with the Company Stockholder Meeting, the Company shall take all actions necessary to comply, and shall comply in all material respects, with Applicable Law, including Delaware Law, the Certificate of Incorporation and the By-Laws of the Company and the 1934 Act, including Regulation 14A and Schedule 14A promulgated thereunder, as applicable.

Section 6.03. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal; provided, however, that, notwithstanding anything to the contrary in this Agreement, the parties understand and agree that the Board has waived prior to entry into this Agreement any provisions in any agreements to which the Company and/or its Subsidiary(ies) are a party that prohibit the counterparty thereto from confidentially requesting the Company to amend or waive the standstill provision in such agreement (i.e., a “don’t ask to waive” provision) to the extent necessary (and only to such extent) to enable such counterparty to communicate confidentially an Acquisition Proposal to the Board.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to the adoption of this Agreement by the Company’s stockholders by written consent or at a meeting duly called by the Company for such purpose:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that has made after the date of this Agreement a bona fide Acquisition Proposal that did not result from a breach of Section 6.03(a) and that the Board reasonably believes could be expected to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the confidentiality agreement dated November 20, 2017 between the Company and Parent (as amended, the “Confidentiality Agreement”); provided that (1) such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable, and (2) all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take; and

(ii) (A) the Board may make an Adverse Recommendation Change; and/or (B) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal.

provided, that the Board may not take any actions under clause (ii) above unless (C) (1) the Company has received an Acquisition Proposal that did not result from a breach of Section 6.03(a) (and such proposal is not withdrawn) and the Board determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or (2) an Intervening Event shall have occurred and the Board determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that continuing to recommend this Agreement would be inconsistent with its fiduciary duties under Applicable Law, (D) the Company gives Parent at least four (4) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including (1) in the case of an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal and any amendment or modification thereof or (2) in the case of an Intervening Event, the nature of the Intervening Event in reasonable detail) and (E) at the end of such notice period, the Board takes into account any amendment or modification to this Agreement proposed by Parent (which shall be negotiated in good faith by the Company) and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under Applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.03(b)and will require a new notice period as referred to in this Section 6.03(b), except that all references in this Section 6.03(b) to four (4) Business Days shall be deemed to be one (1) Business Day.

In addition, nothing contained herein shall prevent the Board from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03 or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act; it being understood that that any such action taken or statement made shall be deemed to be an Adverse Recommendation Change unless the Board reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices. The Board shall not take any of the actions referred to in this Section 6.03 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than two Business Days) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, including of the material terms and conditions thereof, and shall, at Parent’s request, use its reasonable best efforts to keep Parent informed as to the status (including changes to the material terms) of such Acquisition Proposal. The Company shall also notify Parent promptly (but in no event later than two Business Days) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that could reasonably be expected to make, or has made, an Acquisition Proposal.

(d) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Superior Proposal” means a bona fide, unsolicited (except to the extent solicited prior to February 8, 2018) Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation, are more favorable to the Company’s stockholders than as provided hereunder;

(ii) “Intervening Event” means any event, change, effect or development occurring or arising after the date of this Agreement that (i) was not known, or reasonably foreseeable, to the Board as of or prior to the date of this Agreement and did not result from a breach of this Agreement by the Company and (ii) does not relate to or involve an Acquisition Proposal.

(e) Obligation to Terminate Existing Discussions. The Company shall, shall cause its Subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the officers, offices, properties, books and records of the Company and its Subsidiaries, provided such access shall not include sampling of indoor or outdoor air or other environmental or building media, without the prior written consent of the other party, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

Section 6.05. Repatriation of Brazilian Cash. To the extent requested by the Parent, the Company and its Subsidiaries shall cooperate in good faith and use their respective commercially reasonable efforts to repatriate cash, as requested by the Parent, to the United States from Brazil (including by direct or indirect transfers of cash, dividends or intercompany loans), in as tax- and cost-efficient a manner as reasonably practicable, with a view to maximizing the amount of the Company’s cash held in the United States and leaving only $5,000,000 million in Brazil at current exchange rates, at least two Business Days prior to the Closing, it being understood that actions taken by the Company and its subsidiaries in accordance with this Section 6.05 shall not be a breach of the representations, warranties, covenants or agreements of the Company hereunder.

ARTICLE 7

COVENANTS OF PARENT; EMPLOYEE MATTERS COVENANTS

Parent agrees that:

Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action, in each case, in bad faith, that is intended to, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at such Company Stockholder Meeting.

Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’

insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim arising from facts or events that occurred prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for either the extension or replacement policies described in this Section 7.04(c) an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.04(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain as much coverage as is available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) Parent and the Surviving Corporation shall pay on an as-incurred basis the reasonable out of pocket fees and expenses of such Indemnified Person (including the reasonable out of pocket fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(f) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries identified in Section 7.04(f) of the Company Disclosure Schedule. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05. Employee Matters. Parent agrees and, with respect to Section 7.05(e) and Section 7.05(f), the Company agrees that:

(a) For a period of twelve (12) months following the Effective Time (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide (i) to each individual who is an employee of the

Company or any of its Subsidiaries immediately prior to the Effective Time and who continues to be employed immediately following the Effective Time by Parent or the Surviving Corporation or any Subsidiary thereof (each, a “Continuing Employee”), (A) salary that is no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time and (B) severance benefits that are substantially comparable to those provided to such Continuing Employee as in effect at the date hereof and disclosed to Parent prior to the date hereof and (ii) to Continuing Employees (A) target incentive opportunities that are that are substantially the same in the aggregate as the target incentive opportunities (excluding any equity or equity-based compensation) provided to such Continuing Employees immediately prior to the Effective Time and (B) employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employees by the Company and/or its Subsidiaries immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all plans of Parent, the Surviving Corporation or their respective Affiliates (“Surviving Corporation Plans”) to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Employee participates immediately prior to the Effective Time.

(b) With respect to all Surviving Corporation Plans, including any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Effective Time, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to procure that, for purposes of determining eligibility to participate, vesting and benefit accrual, such Continuing Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent and its Affiliates to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any analogous Company Employee Plan; provided, that the foregoing shall not apply with respect to any defined benefit pension plan, post-employment medical plan, or to the extent that it would result in any duplication of benefits for the same period of service.

(c) With respect to any health and welfare plan maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Effective Time, Parent shall, or shall cause its Affiliates (including the Surviving Corporation) to (i) waive, or cause to be waived, preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods with respect to participation by and coverage of each Continuing Employee (and his or her eligible dependents) and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which each Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Effective Time.

(d) With respect to any Continuing Employees whose principal place of employment is outside of the United States, Parent’s obligations under this Section 7.05 shall be modified to the extent necessary to comply with Applicable Law where such Continuing Employees primarily perform their duties.

(e) The Company agrees that, prior to making any formal written communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company or its Subsidiary, as applicable, shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company or its Subsidiary shall consider in good faith any such comments that are provided on a reasonably timely basis.

(f) The Company agrees that, prior to the Effective Time, the Company and each of its Subsidiaries shall comply with any Applicable Law or other requirement (whether statutory or pursuant to a Company Labor Agreement or any other written agreement with, or the constitution of, any works council or other employee body), to inform, consult with, or obtain the consent or approval of, any employees, a relevant trade union or works council or any other employee representatives in relation to the transactions contemplated by this

Agreement (collectively, the “Consultation Obligations”). Parent agrees that it shall provide the Company and each of its Subsidiaries with accurate and timely information necessary for the Company and each of its Subsidiaries to satisfy the Consultation Obligations.

Notwithstanding anything herein to the contrary, all provisions contained in this Section 7.05 are included for the sole benefit of Parent and the Surviving Corporation, and nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Employee Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent, the Surviving Corporation or their respective Affiliates to amend, terminate or otherwise modify any Company Employee Plan, Surviving Corporation Plan or other employee benefit plan, agreement or other arrangement following the Effective Time or (iii) shall confer upon any other Person who is not a party to this Agreement any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including all approvals, consents, registrations, permits, authorizations and other confirmations in respect of the Liquor Licenses, Material Contracts, Real Property Leases the Mexico JV Agreement, the Middle East JV Agreement or other agreement listed or required to be listed in Section 4.03 or Section 4.04 of the Company Disclosure Schedule and any other agreement notified by Parent to the Company.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within 10 Business Days of the date hereof with respect to the transactions contemplated hereby and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) Notwithstanding anything in this Agreement to the contrary, the Company, Parent and Merger Subsidiary agree, to take any and all steps, and to make any and all undertakings, necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation laws that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the consummation of the transactions contemplated hereby and thereby to occur as soon as reasonably possible (and in any event, no later than the End Date), including proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of the Company, Parent, Merger Subsidiary or after the Effective Time, the Surviving Corporation or otherwise taking or committing to take actions that limit the Company, Parent or Merger

Subsidiary’s, or, after the Effective Time, the Surviving Corporation’s freedom of action with respect to, or their ability to retain or operate, any of the businesses, product lines or assets of the Company, Parent or Merger Subsidiary or, after the Effective Time, the Surviving Corporation, in each case, as may be required in order to avoid the adoption or entry of, or to effect the dissolution or lifting of, any decisions, injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement. Further, and for the avoidance of doubt, the Company and Parent will, and Parent will cause Merger Subsidiary, and, following the Effective Time, the Surviving Corporation, to take, any and all actions necessary in order to ensure that no (x) requirement for any non-action, consent or approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or other similar antitrust or competition Governmental Authority, (y) decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding relating to antitrust or competition law, or (z) other matter relating to any antitrust or competition law would preclude the Closing by the End Date; provided, however, for the avoidance of doubt, that nothing in this Agreement, including this Section 8.01, shall require the Company, Parent or Merger Subsidiary or their Affiliates that are investment funds to take any actions (or refrain from making any investments) with respect to portfolio companies of any of the foregoing’s Affiliates which are investment funds.

(d) Subject to Applicable Law relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Authority consistent with its obligations hereunder; provided that the Company shall have the right to review in advance, consult and coordinate with Parent, and each party shall consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

Section 8.02. Financing. (a) Each of Parent and Merger Subsidiary acknowledges and agrees that neither the Company nor any of its Subsidiaries shall be required under this Section 8.02 to incur any liability to any Person under or with respect to, the Financing, or any cooperation provided pursuant to this Section 8.02, prior to the Closing that is not contingent on the Closing or for which Parent is not obligated to reimburse or indemnify the Company or its Subsidiaries under this Agreement. Parent and Merger Subsidiary shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding involving a third party claim) suffered or incurred by any of them directly or indirectly relating to, arising out of or resulting from any cooperation requested by Parent pursuant to this Section 8.02, and/or the provision of information utilized in connection therewith to the fullest extent permitted by Applicable Law.

(b) Each of Parent and Merger Subsidiary shall use its reasonable best efforts to take, or cause to be taken, all actions necessary or desirable to (i) subject to the other terms and provisions of this Agreement, arrange and obtain the proceeds of the Financing at Closing on the terms and conditions described in the Financing Commitment Letters to the extent the proceeds thereof are needed to pay the Aggregate Merger Consideration and to pay all other cash amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment Letters (including the flex provisions thereof) (the “Financing Agreements”), which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Subsidiary or their respective Affiliates under the Financing Agreements (including the consummation of the Equity Financing) that are within their control (other than, for the avoidance of doubt, any condition where the failure to be so satisfied results from the Company’s failure to deliver the Required Information or otherwise comply with its obligations hereunder). Notwithstanding the foregoing, Parent may substitute the Debt Financing contemplated by the Commitment Letter with an alternative debt financing of its choosing, whether with the same and/or alternative financing sources (any such substitute financing, a “Permitted Alternative Financing”), so long as such substitution does not reduce the aggregate amount of Debt Financing, would not reasonably be expected to delay or prevent the Closing or make the timely funding of the Debt Financing materially less likely to occur to the extent needed to consummate the Merger and would not impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Company) the conditions precedent to the Debt Financing as set forth in Debt Commitment Letters, in each case in any material respect. For purposes of this Agreement, all references to Debt Financing shall be deemed to include any Alternative Financing (as defined below), and all references to Financing Sources shall include the persons providing or arranging, underwriting or placing any Alternative Financing.

(c) Parent and Merger Subsidiary shall use, and shall cause their Affiliates to use, its and their reasonable best efforts to cause the lenders that are party to the Debt Commitment Letters and any other Persons providing Financing to fund, at the Closing, the full amount of the Financing required to consummate the transactions contemplated by this Agreement and the Financing Commitment Letters on and subject to the terms and conditions set out in the Debt Commitment Letter, if all conditions to Closing contained in Article 9 are satisfied or waived (other than those conditions that (x) by their terms are to be satisfied at the Closing or (y) shall be satisfied or waived upon funding). Parent and Merger Subsidiary expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the transactions contemplated hereby, are not subject to, or conditioned on, receipt of financing.

(d) Subject to the following sentence, Parent and Merger Subsidiary shall not, and shall cause their Affiliates not to, amend, alter or waive, or agree to amend, alter or waive, any term or provision of the Financing Commitment Letters without the written consent of the Company unless (in the case of the Debt Commitment Letters only) such amendment, alteration or waiver would not reduce the aggregate amount of Debt Financing, or impose new or additional conditions or expand upon (or amend or modify in any manner adverse to the interests of the Company) the conditions precedent to the Debt Financing as set forth in Debt Commitment Letters and would not be reasonably be expected to delay or prevent the Closing or to make the funding of the Debt Financing less likely to occur to the extent needed to consummate the Merger (it being understood that Parent may amend or supplement the Commitment Letter (and the related fee and engagement letters) on one or more occasions to add additional arrangers, bookrunners, agents, other titled persons and lenders in accordance with the terms of the Commitment Letter or replace the Financing with Permitted Alternative Financing). If Parent becomes aware that any portion of the Debt Financing becomes or could become unavailable in the manner or from the sources contemplated in the Debt Commitment Letters and such portion is reasonably required to fund the amounts contemplated to be paid by Parent and Merger Subsidiary pursuant to this Agreement, (i) Parent shall promptly (and in any event within three Business Days) so notify the Company and (ii) Parent and Merger Subsidiary shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources as promptly as practicable (any such financing, together with Permitted Alternative Financing, the “Alternative Financing”) (provided, that the consent of the Company (not to be unreasonably withheld) shall be required in connection with any Alternative Financing if such Alternative Financing imposes new or additional conditions or expands upon (or amends or modifies in any manner adverse to the interests of the Company) the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 8.02 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or any interest rates applicable to the Financing in excess of those contemplated by the Debt Commitment Letter and the related fee letter (taking into account the market flex provisions) and engagement letter or require Parent to agree to other terms and conditions less favorable to Parent than those set forth in the Debt Commitment Letter). If and to the extent that the Financing is supplemented or superseded by any such Alternative Financing, Parent shall deliver to the Company true and complete copies of all commitments or definitive agreements with respect to such alternative financing, and the terms “Debt Financing”, “Financing”, “Financing Agreements”, “Debt Commitment Letter” and “Financing Commitment Letters” shall each be deemed to be modified, mutatis mutandis, to refer to such Alternative Financing and any commitments or definitive agreements with respect thereto.

(e) Parent shall (i) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution, to the extent executed prior to Closing (provided, that such Financing Agreements may be redacted in a customary manner to omit the fee amounts and the flex provisions provided therein and other information customarily redacted in such Financing Agreements), (ii) give the Company prompt notice of any material breach or threatened material breach by any party of any of the Financing Commitment Letters, the Financing Agreements or any related fee or engagement letter of which Parent or Merger Subsidiary becomes aware or any termination or threatened termination thereof and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing.

(f) The Company shall and shall cause its Subsidiaries to use its and their reasonable best efforts to cause its and their respective Representatives to, cooperate with Parent in connection with arranging, obtaining and syndicating the Debt Financing as may be reasonably requested by Parent; provided that such requested cooperation would not reasonably be expected to unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries. Such cooperation by the Company shall include, at the reasonable request of Parent, using reasonable best efforts to, (i) promptly furnishing Parent and its Financing Sources with audited financial statements of the Company, for the fiscal years ending on December 31, 2017, January 1, 2017 and January 3, 2016 and quarterly unaudited financial statements of the Company, for each subsequent fiscal quarter other than the fourth quarter ended at least 60 days before the date of the Closing, in each case, with comparative financial information for the equivalent period of the prior year (the “Required Information”), (ii) making senior management of the Company available at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one meetings or conference calls with the parties acting as agents, arrangers or underwriters for, and prospective lenders or other providers of, the Debt Financing), presentations, rating agency presentations and due diligence sessions, (iii) assisting Parent and its Financing Sources in the preparation of (x) syndication documents and marketing materials including customary information memoranda, lender presentations and other marketing documents (including “public side” versions thereof), and similar documents for any portion of the Debt Financing, and (y) materials for rating agency presentations, (iv) to the extent applicable, obtaining and providing representation and authorization letters and arranging for customary auditor consents for use of the Required Information and other financial data in the marketing documentation, (v) assisting in obtaining corporate and facility credit ratings, (vi) providing, at least seven business days prior to Closing, information as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, (vii) assisting in the negotiation and preparation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees, security agreements, customary closing certificates and other certificates, letters and documents as may reasonably be requested by Parent (including exhibits and schedules thereto), in each case contemplated in connection with the Debt Financing (provided that no obligation under any such agreement, pledge or grant executed by the Company or any of its subsidiaries shall be effective until the Closing) and (ix) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the date of the Closing of all existing Indebtedness of the Company or any of its subsidiaries contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the date of the Closing, including the Company Credit Agreement (subject to receipt from Parent of the funds necessary to effectuate the pay-off contemplated by such payoff letters, lien terminations and instruments of discharge).

(g) Parent shall from time to time (and upon request by the Company) promptly reimburse the Company’s and its Subsidiaries’ reasonable out-of-pocket expenses and costs (including reasonable out-of-pocket auditor’s and outside attorney’s fees and expenses) incurred in connection with this Section 8.02 (provided that such reimbursement shall not include general auditor and legal expenses the Company would have incurred regardless of whether cooperation was requested pursuant to this Section 8.02). Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing prior to the Closing that is not contingent on the Closing or for which Parent is not obligated to reimburse or indemnify the Company or its Subsidiaries under this Agreement.

Section 8.03. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Information Statement or Proxy Statement, as applicable (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Information Statement or Proxy Statement, as applicable, and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement or Proxy Statement, as applicable, each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Information Statement or Proxy Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by the Company), including by participating with the Company or its counsel in any discussions or meetings with the SEC. The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to any and all comments received on the Information Statement or Proxy Statement, as applicable, from the SEC.

Section 8.04. Public Announcements. The initial press release regarding the Merger shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Section 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the Merger or any of the other transactions contemplated by this Agreement;

(c) any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger;

(d) any significant events relating to (i) food borne illnesses alleged to have resulted from dining at the restaurants of or (ii) significant recalls implicating, in each case, the Company and its Subsidiaries; and

(e) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification or the failure to provide such notification shall in and of itself affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder or result, in and of itself, in the failure of a condition set forth in Article 9.

Section 8.07. Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from NASDAQ and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 8.08. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.09. Stockholder Litigation. The Company shall give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a prompt basis with respect to the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Merger and the other transactions contemplated by this Agreement. No such settlement shall be agreed to without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger (including any Governmental Authority having authority over the sale of alcohol) shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time by Parent of the following further conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) each of the representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations) or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) each of the Company Fundamental Representations shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) (and except, in each case, for any insignificant inaccuracy);

(d) since the date of this Agreement there shall not have been any change, effect, event or occurrence of fact that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(e) Parent shall have received a certificate, signed by an executive officer of the Company, to the effect that the conditions set forth in clauses (a), (b), (c) and (d) of this Section 9.02 have been satisfied.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following further conditions:

(a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of Parent contained in this Agreement (other than the Parent Fundamental Representations) or in any certificate or other writing delivered by Parent pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c) each of the Parent Fundamental Representations shall be true and correct at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) (and except, in each case, for any insignificant inaccuracy); and

(d) the Company shall have received a certificate, signed by an executive officer of the Parent, to the effect that the conditions set forth in clauses (a), (b) and (c) of this Section 9.03 have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent, if:

(i) the Merger has not been consummated on or before June 19, 2018 (the “End Date”); provided however that if on the initial End Date the condition set forth in Section 9.01(c) is not satisfied but all the other conditions to Closing set forth in Article 9 are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to those conditions being capable of being satisfied), then Parent or the Company may, by providing written notice to the other prior to 5:00 p.m., New York time, on such initial End Date, extend the End Date to August 17, in which case the End Date shall be deemed for all purposes to be such later date; provided further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been a substantial cause of the failure of the Merger to be consummated by such time;

(ii) there shall be any restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, and such injunction, order or other legal restraint has become final, binding and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be in material breach of Section 8.01 (Reasonable Best Efforts) or any other provision of this Agreement; or

(iii) if the Stockholder Written Consent has not been obtained, at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)	by Parent,

(i) if an Adverse Recommendation Change shall have occurred, or the Company shall have breached (other than immaterial breaches) its obligations under Section 6.03; or

(ii) upon written notice to the Company, in the event of a Written Consent Failure; provided that if Parent has not terminated this Agreement pursuant to this Section 10.01(c)(ii) within the Written Consent Failure Termination Period, Parent shall no longer have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii);

(iii) if the Parent is not in material breach of its obligations under this Agreement, upon written notice to the Company if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.02 and (ii) is not cured, or is incapable of being cured, by the Company within the earlier of (x) 45 calendar days following receipt of written notice of such breach or failure to perform from Parent or (y) the End Date.

(d)	by the Company, if:

(i) the Board authorizes the Company, subject to complying with the terms of this Agreement, to pursue and negotiate a Superior Proposal; or

(ii) if all of the conditions set forth in Article 9 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), the Company has given written notice to Parent and Merger Subsidiary that it is prepared to consummate the Closing and Parent and Merger Subsidiary fail to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 2.01; or

(iii) if the Company is not in material breach of its obligations under this Agreement, upon written notice to Parent if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.03 and (ii) is not cured, or is incapable of being cured, by Parent within the earlier of (x) 45 calendar days following receipt of written notice of such breach or failure to perform from the Company or (y) the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that:

(a) The provisions of this Section 10.02 and Sections 8.02(a), 8.02(f) (the second last sentence only), 8.04, 8.06, Article 11 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

(b) Subject only to Section 11.14, the Parent Termination Fee and the Company Termination Fee shall be deemed to be liquidated damages and the sole remedy for any and all losses or damages suffered or incurred by the Company and its Affiliates (in the case of the Parent Termination Fee) and the Parent and Merger Subsidiary and their respective Affiliates (in the case of the Termination Fee) in connection with this Agreement, the Merger or the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for any termination of this Agreement or for any breach or failure to perform under this Agreement (in each case, whether willfully, intentionally, unintentionally or otherwise) other than in the event of Willful Breach or Fraud. Neither the Company nor its Affiliates nor Parent nor Merger Subsidiary nor any of their Affiliates nor any of the Financing Sources shall have any other liability in connection with a termination under or arising out of this Agreement, the Merger or the other transactions contemplated hereby.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

Fogo de Chão, Inc.

5908 Headquarters Drive, Ste. K200

Plano, TX 75024

Attention: Lawrence Johnson, Chief Executive Officer

Facsimile No.: (972) 960-9877

E-mail: l.johnson@fogo.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: John H. Butler

Facsimile No.: (212) 701-5083

E-mail: john.butler@davispolk.com

if to Company Sponsor, to:

Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, Massachusetts 02110

Attention:   Shari Wolkon

          Douglas A. Haber

          Jeff T. Swenson

Facsimile No.:

E-mail:    SWolkon@thl.com

                DHaber@thl.com

                JSwenson@thl.com

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello

Telephone: +1-212-310-8007

E-mail: michael.aiello@weil.com

if to Parent or Merger Subsidiary, to:

c/o Rhône Capital L.L.C.

630 Fifth Avenue, Suite 2710

New York, New York 10111

Attention:    Eytan Tigay

             Lucas Flynn

E-mail:  Tigay@rhonegroup.com

      Flynn@rhonegroup.com

with a copy to:

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

United Kingdom

Attention: Richard A. Pollack

Facsimile No.: +44-20-7959-8950

E-mail: pollackr@sullcrom.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.04, 8.04, 8.05 and 8.09 and this Article 11.

Section 11.03. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and similar Taxes and fees (including penalties and interest) incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by Parent when due.

Section 11.04. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(c) Notwithstanding anything herein to the contrary, it is agreed that each of the Financing Sources is a third-party beneficiary of the provisions of each of Section 10.02(b), 11.04(c), 11.05(f), 11.07, 11.08, 11.09, 11.10, 11.15 and 11.16, and such provisions (and any definition or provision of this Agreement to the extent an amendment, modification, supplement or waiver of such definition or provisions would modify the substance of any of the foregoing provisions) shall not be amended in a manner adverse to the Financing Sources without the prior written consent of such Financing Sources.

Section 11.05. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or by the Company pursuant to Section 10.01(d)(i), then, in each case, the Company shall pay or cause to be paid to Parent in immediately available funds $17,874,215.69 (the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, the Company shall have entered into an agreement with respect to, or shall have consummated a transaction contemplated by, an Acquisition Proposal or an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board or its stockholders, and (C) within 12 months following the date of such termination, the Company or any of its Subsidiaries enters into an agreement with respect to, or shall have consummated a transaction contemplated by, an Acquisition Proposal (provided that for purposes of this clause (C), each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(c) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), then, in each case, Parent shall pay or cause to be paid to the Company in immediately available funds $29,790,359.49 (the “Parent Termination Fee”) within two Business Days after such termination, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) Each party acknowledges that the agreements contained in this Section 11.05 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails promptly to pay any amount due pursuant to this Section 11.05, it shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against the paying party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e) Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company (other than in the case of Fraud or Willful Breach), at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(f) The Company agrees that, upon any termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent and such Parent Termination Fee is paid in full, the Company shall be precluded from any other remedy against Parent or Merger Subsidiary (other than in the case of Fraud or Willful Breach) or any of their Affiliates (including, portfolio companies of their respective affiliates which are investment funds) and any of the Financing Sources, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Subsidiary or any of their Affiliates (including, portfolio companies of their respective affiliates which are investment funds) or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby (including the Debt Financing).

Section 11.06. Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect or Parent, respectively, as applicable.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 11.07. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Sections 7.04, 11.04(c) and 11.14, shall inure to solely the benefit of the parties hereto and their respective successors and assigns. Except as provided in Sections 7.04, 11.04(c) and 11.14, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that any such transfer or assignment to an Affiliate of the Parent or Merger Subsidiary shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state, except that, notwithstanding the foregoing, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any Financing Source in any way relating to the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State without regard to the conflicts of law principles of such State.

Section 11.09. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that providing notice to such party as provided in Section 11.01 shall be deemed effective service of process on such party. Notwithstanding the foregoing, each party hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, including any dispute arising out of the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under Applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

Section 11.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE DEBT COMMITMENT LETTER).

Section 11.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.13. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14. Non-recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against (i) Parent and the Merger Subsidiary, on the one hand, and (ii) the Company, on the other hand. None of the respective past, present or future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates (as used in this Section 11.14, including Affiliates of Parent and Merger Subsidiary that are portfolio companies of investment funds) or other Representatives of Parent, Merger Subsidiary or the Company (each such Person other than Parent, Merger Subsidiary and the Company, a “Non-Party Affiliate”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or the Merger or other transactions contemplated hereby for any claim based on, in respect of, or by reason of this Agreement, the Merger or the other transactions contemplated hereby or the negotiation or execution hereof, and each party hereto hereby waives and releases all such liabilities, claims and obligations against any such Person. Non-Party Affiliates are expressly intended as third party beneficiaries of this Section 11.14.

Section 11.15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity; provided that it is acknowledged and agreed by each party that:

(i) the Company shall only be entitled to specific performance of the Parent’s obligations to cause the Equity Financing to be funded and to consummate the Merger, and then only in the event that each of the following conditions have been satisfied: (i) all of the conditions set forth in Article 9 have been satisfied (other than those conditions that, by their terms, are to be satisfied at the Closing), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) Parent and Merger Subsidiary fail to complete the Closing in accordance with Section 2.01, and (iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur; provided that, for the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligations to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded or will not be funded at the Closing if the Equity Financing is funded at the Closing;

(ii) under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance pursuant to this Section 11.15 and either (i) payment of the Parent Termination Fee or other amounts payable pursuant to Section 11.05 or (ii) any of the remedies set forth in Section 10.01(b); and

(iii) in no event shall the Company be entitled to, or permitted to seek, specific performance in respect of any Financing Source, and nor shall there be any right of the Company or any obligation of Parent or any of its Affiliates to enforce specifically any of its or their respective rights under any Financing Commitment Letters or any other agreements relating to the Financing, except in each case in the limited circumstances expressly set forth in this Section 11.15 with respect to the Equity Financing Sources.

Section 11.16. Non-Recourse to Financing Sources. The Company agrees, on behalf of itself and its Affiliates and each of its Affiliates’ respective former, current or future members, stockholders, controlling persons, agents and Representatives (the “Company Related Parties”) that the Financing Sources shall not be subject to any liability or claims in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

FOGO DE CHÃO, INC.

By:	/s/ Lawrence J. Johnson
Name: Lawrence J. Johnson
Title: Chief Executive Officer

PRIME CUT INTERMEDIATE HOLDINGS INC.

By:	/s/ Lucas Flynn
Name: Lucas Flynn
Title: Vice President

PRIME CUT MERGER SUB INC.

By:	/s/ Lucas Flynn
Name: Lucas Flynn
Title: Vice President

EXHIBIT A

FORM OF WRITTEN CONSENT

FOGO DE CHÃO, INC.

Written Consent of Stockholders in Lieu of a Meeting

Pursuant to Section 228 of the Delaware General Corporation Law

The undersigned stockholders listed on Schedule A hereto (each, a “Consenting Stockholder” and collectively, the “Consenting Stockholders”) of Fogo de Chão, Inc., a Delaware corporation (the “Company”), who own, as of the date of this Written Consent, beneficially own the shares of the Company’s common stock par value 0.01 per share (“Company Stock”) listed next to such Consenting Holder’s name on Schedule A, acting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and as authorized by Article 7, Section 7(c) of the Certificate of Incorporation, dated June 24, 2015 (the “Certificate of Incorporation”) and Article 2, Section 2.07 of the Amended and Restated Bylaws of the Company, dated June 24, 2015 and as amended on February 20, 2018 (the “Bylaws”), hereby irrevocably consent in writing to the following actions and the adoptions of the following resolutions in lieu of a meeting of stockholders:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 20, 2018, by and among Prime Cut Intermediate Holdings Inc. (“Parent”), Prime Cut Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”), and the Company, a copy of which has been provided to the undersigned Consenting Stockholders and is attached hereto as Exhibit A (capitalized terms used but not otherwise defined in this written consent have the meanings set forth in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Subsidiary will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Board has (i) unanimously determined that the Merger Agreement the Merger and the other transactions contemplated thereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby upon the terms and conditions set forth in this Agreement, (iii) unanimously resolved to recommend approval and adoption of the Merger Agreement by its stockholders upon the terms and conditions set forth in the Merger Agreement and (iv) unanimously approved, under Article 7, Section 7(c) of the Certificate of Incorporation the approval and adoption of the Merger Agreement by the Stockholders by the written consent of such stockholders without a meeting;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each share of Company Stock issued and outstanding prior to the Effective Time will be converted into the right to receive $15.75 per share of Company Stock, without interest;

WHEREAS, pursuant to Section 251 of the DGCL and Article 4 of the Certificate of Incorporation, the Merger Agreement must be adopted by the holders of a majority of the issued and outstanding Company Stock, voting together as a single class, representing a majority of all votes entitled to be cast on such matter;

WHEREAS, pursuant to Section 228 of the DGCL, Article 7, Section 7(c) of the Certificate of Incorporation and Article 2, Section 2.07 of the Bylaws the Stockholders may act by written consent where the action by written consent has been expressly approved by the Board in advance; and

WHEREAS, as of the date hereof, the Consenting Stockholders collectively beneficially own and have sole (or share only with another Consenting Stockholder) voting power over 17,474,432 shares of Company Stock, representing approximately 61.56% of the aggregate voting power of the issued and outstanding shares of Company Stock, as set forth on Schedule A and each Consenting Stockholder;

NOW, THEREFORE, BE IT RESOLVED, each Stockholder, in his, her or its capacity as a stockholder of the Company, hereby votes by written consent all of the shares of capital stock of the Company held by such Stockholder and entitled to vote thereon in favor of the adoption of the Merger Agreement and approval of the Merger and the Transactions; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

FURTHER RESOLVED, this written consent may be executed in two or more counterparts, each of which when so executed shall be an original, and all such counterparts shall together constitute one and the same instrument, and signatures to this written consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

This written consent shall be effective as of the later of (x) immediately after the execution and delivery of the Merger Agreement by the parties thereto and (y) the execution and delivery of this written consent, shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes as action taken at a meeting.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date set forth above.

Thomas H. Lee Equity Fund VI, L.P.
By: THL Equity Advisors VI, LLC, its general partner By: Thomas H. Lee Partners, L.P., its sole member By: Thomas H. Lee Advisors, LLC, its general partner By: THL Holdco, LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director
Thomas H. Lee Parallel Fund VI, L.P.
By: THL Equity Advisors VI, LLC, its general partner By: Thomas H. Lee Partners, L.P., its sole member By: Thomas H. Lee Advisors, LLC, its general partner By: THL Holdco, LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director
Thomas H. Lee Parallel (DT) Fund VI, L.P.
By: THL Equity Advisors VI, LLC, its general partner By: Thomas H. Lee Partners, L.P., its sole member By: Thomas H. Lee Advisors, LLC, its general partner By: THL Holdco, LLC, its managing member

By:
Name:Todd M. Abbrecht
Title:Managing Director
THL Coinvestment Partners, L.P.
By: Thomas H. Lee Partners, L.P., its general partner By: Thomas H, Lee Advisors, LLC, its general partner By: THL Holdco, LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director

THL Operating Partners, L.P.
By: Thomas H. Lee Partners, L.P., its general partner By: Thomas H. Lee Advisors, LLC, its general partner By: THL Holdco, LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director
Great-West Investors, LP
By: Great-West Investors GP Inc., its general partner By: Thomas H. Lee Advisors, LLC, its attorney-in-fact By: THL Holdco. LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director
Putnam Investments Employees’ Securities Company III, LLC
By: Putnam Investments Holdings, LLC, its managing member By: Putnam Investments, LLC, its managing member By: Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:
Name: Todd M. Abbrecht
Title: Managing Director
THL Equity Fund VI Investors (FOGO), LLC
By: THL Equity Advisors VI, LLC, its manager By: Thomas H. Lee Partners, L.P., its sole member By: Thomas H. Lee Advisors, LLC, its general partner By: THL Holdco, LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director
THL Equity Fund VI Investors (FOGO) II, LLC
By: THL Equity Advisors VI, LLC, its manager By: Thomas H. Lee Partners, L.P., its sole member By: Thomas H. Lee Advisors, LLC, its general partner By: THL Holdco, LLC, its managing member

By:
Name: Todd M. Abbrecht
Title: Managing Director

Lawrence J. Johnson

George B. McGowan

Selma Oliveira

Gerald W. Deitchle

Douglas R. Pendergast

Neil Moses

SCHEDULE A TO WRITTEN CONSENT

Consenting Stockholder Shares of Common Stock

Name and Address of Stockholder	Signatory	# Shares	Voting Power (%)
Thomas H. Lee Equity Fund VI, L.P. c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	9,260,899	32.63%
Thomas H. Lee Parallel Fund VI, L.P. c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	6,270,987	22.09%
Thomas H. Lee Parallel (DT) Fund VI, L.P. c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	1,095,420	3.86%
THL Coinvestment Partners, L.P. c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	319,467	1.13%
THL Operating Partners, L.P. c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	56,070	0.20%
Great-West Investors, LP c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	48,188	0.17%

Name and Address of Stockholder	Signatory	# Shares	Voting Power (%)
Putnam Investments Employees’ Securities Company III, LLC c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	48,012	0.17%
THL Equity Fund VI Investors (FOGO), LLC c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	45,255	0.16%
THL Equity Fund VI Investors (FOGO) II, LLC c/o Thomas H. Lee Partners, L.P. Attn: Shari Wolkon Douglas A. Haber Jeff T. Swenson 100 Federal St., 35th Floor Boston, Massachusetts 02110	Todd M. Abbrecht	5,025	0.02%
Lawrence J. Johnson c/o Fogo De Chão, Inc. 5908 Headquarters Dr, Ste. K200 Plano Texas 75024	Lawrence J. Johnson	120,566	0.42%
George B. McGowan c/o Fogo De Chão, Inc. 5908 Headquarters Dr, Ste. K200 Plano Texas 75024	George B. McGowan	28,690	0.10%
Selma Oliveira c/o Fogo De Chão, Inc. 5908 Headquarters Dr, Ste. K200 Plano Texas 75024	Selma Oliveira	119,312	0.42%
Gerald W. Deitchle c/o Fogo De Chão, Inc. 14881 Quorum Drive, Suite 750 Dallas Texas 75254	Gerald W. Deitchle	14,917	0.05%
Neil Moses c/o Fogo De Chão, Inc. 14881 Quorum Drive, Suite 750 Dallas Texas 75254	Neil Moses	25,014	0.09%
Douglas R. Pendergast c/o Thomas H. Lee Partners, L.P. Attn: Todd M. Abbrecht 100 Federal St., 35th Floor Boston, Massachusetts 02110	Douglas R. Pendergast	16,610	0.06%
	Total:	17,474,432	61.56%

ANNEX B

Opinion of Jefferies LLC

February 20, 2018

The Board of Directors

Fogo de Chão, Inc.

14881 Quorum Drive, Suite 750

Dallas, Texas 75254

The Board of Directors:

We understand that Fogo de Chão, Inc., a Delaware corporation (“Fogo”), Prime Cut Intermediate Holdings Inc., a Delaware corporation (“Prime Cut”) and affiliate of Rhône Capital L.L.C. (“Rhône Capital” and, together with Prime Cut, “Rhône”), and Prime Cut Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Prime Cut (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which (i) Merger Sub will be merged with and into Fogo (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of Fogo (“Fogo Common Stock”) will be converted into the right to receive $15.75 in cash (the “Per Share Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Per Share Merger Consideration to be received by holders of Fogo Common Stock (other than Rhône, Merger Sub, Thomas H. Lee Partners, L.P. (“THL”), funds of or other entities related to THL that are holders of or beneficially own Fogo Common Stock, and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed an execution version, provided to us on February 20, 2018, of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information regarding Fogo;

(iii)	reviewed certain information furnished to us by the management of Fogo relating to the businesses, operations and prospects of Fogo, including financial forecasts and estimates provided by the management of Fogo;

(iv)	held discussions with members of the senior management of Fogo concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the stock trading price history and implied trading multiples for Fogo and compared them with those of certain publicly traded companies that we deemed relevant in evaluating Fogo;

(vi)	compared the financial terms of the Merger with publicly available financial terms of certain other transactions that we deemed relevant in evaluating the Merger; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Fogo or that was publicly available to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the management and other representatives of Fogo that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise), nor did we conduct a physical inspection of any of the properties or facilities, of Fogo or any other entity and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections.

The Board of Directors

Fogo de Chão, Inc.

February 20, 2018

With respect to the financial forecasts and estimates provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the financial forecasts and estimates relating to Fogo that we have been directed to utilize in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Fogo as to the future financial performance of Fogo and the other matters covered thereby. With respect to financial information utilized in our analyses that has been prepared in foreign currencies and converted based on certain exchange rates, we also have assumed that such exchange rates are reasonable to utilize for purposes of our analyses and we express no view as to currency or exchange rate fluctuations or the impact thereof on our analyses or opinion. We further have assumed that there have been no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of Fogo since the date of the most recent financial statements and other information provided to us. We express no opinion as to any financial forecasts or estimates or the assumptions on which they are based. We have relied upon the assessments of the management of Fogo as to, among other things, (i) the potential impact on Fogo of market, competitive, geopolitical and other conditions and trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the restaurant industry and the specialty and fine-dining sector thereof and the geographic regions in which Fogo operates, including with respect to pricing and supply of food products, which are subject to volatility and, if different than as assumed by the management of Fogo, could have a meaningful impact on our analyses and opinion, and (ii) the terms, obligations and other arrangements with respect to Fogo’s long-term leases and Fogo’s existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key employees, joint venture partners, third-party vendors, suppliers and distributors, and other commercial relationships. We have assumed that there will not be any developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, and the industry and sector in which Fogo operates, have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on Fogo or its business or the Merger.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting Fogo or the Merger and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, regulatory, accounting and tax advice given to Fogo and/or the Board of Directors of Fogo (the “Board”), including, without limitation, with respect to changes in, or the impact of, tax laws, regulations and governmental and legislative policies on Fogo and advice as to legal, regulatory, accounting and tax consequences to Fogo and its stockholders of the terms of, and transactions contemplated by, the Merger Agreement and related documents. We have assumed that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on Fogo or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed that the final Merger Agreement, when signed by the parties thereto, will be substantially similar to the execution version reviewed by us.

It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Per Share Merger Consideration from a financial point of view. Our opinion does not address

The Board of Directors

Fogo de Chão, Inc.

February 20, 2018

the relative merits of the Merger contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Fogo, nor does it address the underlying business decision by Fogo to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any written consent, financing or other agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Our opinion does not constitute a recommendation as to how any stockholder should vote or act with respect to the Merger or any other matter. In addition, no opinion or view is expressed with respect to, and this opinion does not address, the individual circumstances of, or allocation or relative fairness among, holders of Fogo Common Stock or any other securities of Fogo, or any rights, preferences, restrictions or limitations (whether by virtue of control, voting, liquidity or otherwise) that may be attributable to any such securities or that may distinguish any holders thereof. We express no opinion as to the prices at which shares of Fogo Common Stock or any other securities of Fogo may trade or otherwise be transferable at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Merger Consideration or otherwise. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by Fogo to act as its financial advisor in connection with the Merger and will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, Fogo has agreed to reimburse us for expenses incurred in connection with our engagement and to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide financial advisory and/or financing services unrelated to the Merger to Fogo and to THL, certain funds or other related entities of which are significant stockholders of Fogo, and certain of their respective affiliates and/or portfolio companies, as the case may be, for which services we and our affiliates have received and would expect to receive compensation, including, during the past two years, having acted as (i) in the case of Fogo, joint bookrunning manager for an equity offering of Fogo Common Stock, and (ii) in the case of THL and/or certain of its portfolio companies (other than Fogo), (a) financial advisor in connection with a sale transaction of a portfolio company of THL, and (b) joint arranger and sole bookrunning manager for a term loan repricing and a block trade. Although we and our affiliates have not provided financial advisory or financing services to Rhône in the past two years, we may in the future seek to provide financial advisory and financing services to Rhône and certain of its affiliates and/or portfolio companies, for which we would expect to receive compensation. In addition, we maintain a market in the securities of Fogo and, in the ordinary course of business, we and our affiliates may trade or hold securities of Fogo, certain portfolio companies of THL and/or Rhône, and their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Merger Consideration to be received by holders of Fogo Common Stock (other than Rhône, Merger Sub, THL, funds of or other entities related to THL that are holders of or beneficially own Fogo Common Stock, and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

JEFFERIES LLC

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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